United States
Securities and Exchange Commission
Washington, D.C. 20549
AMENDMENT NO. 2
TO
FORM 10
GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934
Titanium Asset Management Corp.

(Exact name of registrant as specified in its charter)

Delaware	20-8444031

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

777 E. Wisconsin Avenue, Milwaukee, Wisconsin	53202-5310

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (414) 765-1980
Copy to:
Barbara M. Lange, Esq.
Orrick, Herrington & Sutcliffe LLP
The Orrick Building
405 Howard Street
San Francisco, CA
94105-2669
(415) 773-5700
Securities to be registered pursuant to Section 12(b) of the Act: None
Securities to be registered pursuant to Section 12(g) of the Act: Common Stock, par value $0.0001
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

ITEM 1. BUSINESS
          Throughout this Registration Statement on Form 10, the terms “we”, “us”, “our” and the “Company” refer to Titanium Asset Management Corp., a Delaware corporation, and, unless the context indicates otherwise, includes our wholly owned asset management subsidiaries, Wood Asset Management, Inc., or Wood, Sovereign Holdings, LLC, or Sovereign, and National Investment Services, Inc., or NIS. Collectively, we refer to Wood, Sovereign and NIS as our subsidiaries. On June 20, 2007, we effected a 3 for 5 reverse stock split of our outstanding common stock, par value $0.0001, or Common Stock, and restricted stock, par value $0.0001, or Restricted Stock. Unless otherwise stated, all references to the number of shares and the price or net income per share of our Common Stock and Restricted Stock have been retroactively restated to reflect the reduced number of shares resulting from the reverse split.
Company Background
          We were incorporated in Delaware on February 2, 2007, operating as a special purpose acquisition company. Our objective was to acquire one or more operating companies engaged in asset management. Our initial issuance of capital stock consisted of 2,880,000 shares of Common Stock and 720,000 shares of Restricted Stock, which will automatically convert to Common Stock on a one-to-one basis upon the happening of certain events. We refer to these initial shares of Common Stock and Restricted Stock as Founding Stock. These shares were issued to Nigel Wightman, our current Chief Executive Officer, Thomas Hamilton, a current director, Adam Parkin, Andrew McDonald, Nazuk, LLC, Whitewater Place, LLC, SKC Trust Shares LLC and Titanium Incentive Plan LLC. These were generally persons then serving as our directors or entities owned by persons serving as our directors. See “Certain Relationships and Related Transactions, and Director Independence–Certain Relationships and Transactions.” The certificates representing the Founding Stock are held in escrow and the Founding Stock may generally not be disposed of before June 21, 2010. See “Description of Registrant’s Securities—Escrow Agreement.” As described below, however, our certificate of incorporation required us to repurchase a certain number of the shares following our business combinations.
          On June 21, 2007, we completed a $120,000,000 private placement of units consisting of one share of Common Stock and one warrant to purchase one share of Common Stock at $4.00 per share, or a Warrant. Of the holders of Founding Stock, Nigel Wightman purchased 200,000 units and Adam Parkin purchased 50,000 units in the private placement. Sunrise Securities Corp., or Sunrise, acted as the placement agent for the offering, receiving placement and corporate finance fees and a non-accountable expenses allowance. We also granted certain officers, directors and employees of Sunrise and a Sunrise charitable foundation unit purchase options, or UPOs for 2,000,000 units. See “Recent Sales of Unregistered Securities.” Clal Finance Ltd., or Clal, a publicly traded financial institution in Israel, became the holder of approximately 44.1% of our Common Stock (42.8% of our voting stock) at that time as a result of the private placement. It subsequently acquired more than a majority of our Common Stock (49.8% of our voting stock) on May 1, 2008 when it purchased additional outstanding shares of Common Stock from another stockholder. See “Security Ownership of Certain Beneficial Owners and Management.”
          The Common Stock and the Warrants were also admitted to trading on AIM, a market operated by the London Stock Exchange on June 21, 2007. Each company admitted to listing on AIM is required to have a Nominated Advisor, or Nomad, who is responsible for, among other things, advising the company on its responsibilities under the AIM rules for companies. Seymour Pierce Limited serves as our Nomad.
          As described more fully below, we used a substantial portion of the proceeds of the private placement to acquire three asset management firms. While our organizers had had certain conversations with these entities regarding their general business and financial overview before our organization and we had signed non-binding letters of intent with them prior to our private placement, we did not receive a significant amount of information from them until after the completion of the private placement. With the acquisitions of Wood, Sovereign and NIS, we became an operating company. At June 30, 2008, through these subsidiaries we had approximately $5.1 billion of assets under management. For managing these assets our subsidiaries receive investment advisory fees calculated as a percentage (or range of percentages) of the market value of the assets under management. Such fees now constitute the preponderance of our consolidated revenues. NIS’s investment advisory fees also include incentive fees that may be received based on net profits earned by certain limited liability companies to which it is the managing member and a Cayman Island exempted company to which it acts as investment advisor. Incentive fees are payable annually and NIS did not earn any in 2007.
The Business Combinations
          The proceeds of the private placement, net of costs and working capital ($110,000,000), were held in escrow in a trust fund pending approval by our stockholders of one or more of our anticipated business combinations. In order to trigger the release of the full amount in the trust fund to us, our certificate of incorporation required us to effect one or more business combinations (whether by way of an asset acquisition, merger, share capital exchange, scheme of arrangement or similar transaction) with selected asset management firms that had an aggregate transaction value (cash and other consideration, liabilities assumed and transaction costs) of at least 70.0% of the amount initially held in the trust fund. We had a maximum of 12 months from the date of our admission to AIM (or 18 months, if we signed a letter of intent prior to the end of the 12-month period) to complete these business combinations.
          Our First Business Combination
          On September 5, 2007, we entered into separate agreements to purchase all of the outstanding capital stock of Wood, all of the outstanding membership interests of Sovereign, and to make payments for the successful execution of new investment advisory agreements with former clients of Siesta Key Capital, LLC, or SKC. We received stockholder approval for each of these transactions on September 27, 2007 and completed the acquisitions on October 1, 2007. Together, these acquisitions comprised our first business combination.
               The Wood Agreement
          Pursuant to an acquisition agreement with Wood and its stockholders, or the Wood Agreement, the total initial purchase price for the outstanding capital stock of Wood was $27,500,000 in cash and 727,273 shares of our Common Stock (valued at $4,000,000).
          Since Gary Wood, as the major stockholder of Wood, received Common Stock as consideration, it was a condition of the Wood Agreement that he agree with us and our Nomad not to dispose of any interest in that Common Stock until October 1, 2008. In addition, any disposition made by Gary Wood between October 1, 2008 and September 30, 2009 would only be with the consent of the Nomad in order for an orderly market in the Common Stock to be maintained. As Gary Wood passed away shortly after the completion of our acquisition of Wood, his shares of Common Stock have been transferred to his estate. The shares remain subject to the restrictions on disposition.
          Gary Wood also entered into an employment agreement with Wood in which he agreed to a non-competition and non-solicitation period of 12 months after the termination of his employment. Gary Wood’s estate is not subject to these obligations, as they were personal to him. The Wood Agreement contains non-competition and non-solicitation obligations for certain other former Wood stockholders. The non-competition obligations generally extend to the date which is two years after the date of the last additional payment or revenue bonus (described in further detail below) is paid. The non-solicitation obligations extend for a period of six years from the closing of the transaction.
          The Wood Agreement calls for additional payments of up to $4,000,000 and revenue bonuses of up to $2,000,000 to be paid to Gary Wood if certain performance criteria are met. Specifically, the Wood Agreement calls for additional cash payments of $1,000,000 and a number of shares of our Common Stock equal to $1,000,000 (valued on the day preceding each payment) to become payable by November 23, 2009 and November 22, 2011, if the assets under the management of Wood or its successors on those dates are more than $1.5 billion. If the assets under management are less than $1.5 billion, then the Wood Agreement provides that each of such payments would be reduced by the same percentage by which Wood’s actual assets under management at that date are less than $1.5 billion.

          The Wood Agreement also provides for a potential revenue bonus of $1,000,000 to be payable on or prior to February 25, 2009 if the net investment advisory fee revenue earned by Wood and attributable to clients and the business for the period from January 1, 2008 through December 31, 2008 is greater than $9,000,000; and a further $1,000,000 on or prior to February 24, 2011 if the net investment advisory fee revenue earned by Wood and attributable to clients and the business for the period from January 1, 2010 to December 31, 2010 is greater than $12,500,000.
               The Sovereign Agreement
          Pursuant to an acquisition agreement with Sovereign, its sole member JARE, Inc., or JARE, and the owners of JARE, or the Sovereign Agreement, the total initial purchase price for the outstanding membership interests of Sovereign was $4,500,000 in cash and 181,818 shares of our Common Stock (valued at $1,000,000). Since JARE received 181,818 shares of Common Stock as consideration, it was a condition of the Sovereign Agreement that JARE agree with us and our Nomad not to dispose of any interest in that Common Stock until October 1, 2008. In addition, any disposition made by JARE between October 1, 2008 and September 30, 2009 would only be with the consent of our Nomad in order for an orderly market in the Common Stock to be maintained.
          Additional payments to JARE of up to $3,000,000 and revenue bonuses of up to $2,000,000 are required if certain performance criteria are met.
          Specifically, additional cash payments of $750,000 and a number of shares of our Common Stock equal to $750,000 (valued at on the day preceding each payment) will become payable on or prior to each of November 23, 2009 and November 22, 2011 if the assets under the management of Sovereign or its successor on those dates are more than $1.9 billion. If the assets under management are less than $1.9 billion, then each of such payments will be reduced by the same percentage by which Sovereign’s actual assets under management at that date are less than $1.9 billion.
          A potential revenue bonus of $1,000,000 is payable on or prior to November 20, 2009 if the net investment advisory fee revenue earned by Sovereign and attributable to clients and the business for the period from October 1, 2008 through September 30, 2009 is greater than $5,000,000; and a further $1,000,000 on or prior to November 22, 2010 if the net investment advisory fee revenue earned by Sovereign and attributable to clients and the business for the period from October 1, 2009 to September 30, 2010 is greater than $6,500,000.
               The SKC Agreement
          Pursuant to a transfer agreement with SKC, or the SKC Agreement, upon the acquisition of Wood and Sovereign, SKC: (i) notified all of its clients that it was terminating their investment advisory agreements and (ii) encouraged its clients to execute new investment advisory agreements with us or our subsidiaries. The SKC Agreement provided for us to make certain payments to SKC if such investments advisory agreements were executed. To date, the cash consideration we have paid to SKC under the SKC Agreement as a result of the execution of new investment advisory agreements with Wood and Sovereign is approximately $46,000. An additional amount may be payable to SKC under the SKC Agreement on September 30, 2008 if any further investment advisory agreements are executed in the period from April 1, 2008 to September 30, 2008. SKC is owned by John Sauickie and other former members of SKC. At the time of we executed the SKC agreement, John Sauickie was serving as a member of our board of directors. In order to ensure fairness to our stockholders, we received an opinion from CoView Capital Inc., an independent investment banking and advisory firm, that the consideration we proposed to pay to SKC was fair to our stockholders from a financial standpoint.
               First Business Combination Repurchases
          Our certificate of incorporation contains certain provisions pursuant to which stockholders who voted against a proposed business combination could exercise the right to have shares of Common Stock repurchased by us, with the number of shares of Common Stock to be repurchased determined by the relationship of the amount in the trust fund before the business combination to the initial net proceeds, and at a price per share equal to a pro rata share of the amount then held in the trust fund. At the stockholders meeting on September 27, 2007 relating to the first business combination, stockholders representing 700,000 shares of our Common Stock voted against the resolution to approve the acquisitions of Wood and Sovereign and the payments for new investment advisory agreements with clients formerly advised by SKC and elected to have their shares of Common Stock repurchased. As a result of such vote and election, and as this was the first business combination, we repurchased all 700,000 shares of Common Stock at a price of $5.50 per share, excluding interest.
          Our certificate of incorporation also requires that after each business combination we must repurchase, if necessary, such number of shares of Founding Stock from each holder, at par value and pro rata to their respective holdings, so that the aggregate number of shares of Founding Stock represents no more than 15.2% of the total number of our issued and outstanding capital stock after such a repurchase (excluding shares of Common Stock converted from Restricted Stock). Because of our repurchases from the stockholders who voted against the first business combination, we cancelled 95,360 shares of Common Stock and 23,840 shares of Restricted Stock owned by holders of the Founding Stock.
          Our Second Business Combination
               The NIS Agreement
          On February 28, 2008, we entered into an acquisition agreement with NIS, NIS Holdings Inc. and the stockholders of NIS Holdings Inc., or the NIS Agreement, to purchase all of the outstanding capital stock of NIS. We received stockholder approval for the transaction on March 26, 2008 and completed the acquisition on March 31, 2008. The initial purchase price for all of the outstanding capital stock of NIS was approximately $29,684,000 in cash.
          In addition, we will pay certain deferred payments, as set forth below, in 2009 and 2010 after the audits of the 2008 and 2009 financial statements are completed, as follows:
(i)	a fixed payment of $1,000,000;

(ii)	a variable deferred payment in cash and, if applicable, shares of Common Stock based upon NIS’s total revenues in each such year; and

(iii)	if any payments are made under (ii), then an additional payment of 50.0% of the calculated net value of any income tax benefits projected to be realized by us as a result of the treatment of the transaction by the parties for tax purposes as a sale of assets.
          To qualify for a variable deferred payment in 2009, the minimum total revenue of NIS for 2008 must be greater than $10,500,000. If the total revenue for NIS in 2008 is $11,500,000, then $2,000,000 will be payable. If the total revenue amount is between $10,500,000 and $11,500,000, the deferred payments will be equal to the percentage of $2,000,000 determined by dividing the total revenue by $11,500,000. If the total revenue is more than $11,500,000, but below $12,500,000, the deferred payment will be equal to $2,000,000 plus an amount equal to the percentage of $2,000,000 determined by dividing the amount by which the total revenue exceeds $11,500,000 by $11,500,000. The maximum variable deferred payment for 2009 is $2,173,913, payable if total revenue of NIS for 2008 is equal to or greater than $12,500,000.
          To qualify for a variable deferred payment in 2010, the minimum final revenue of NIS for 2009 must be greater than $11,000,000. If the total revenue for NIS in 2009 is $12,000,000, then $2,000,000 will be payable. If the total revenue amount is between $11,000,000 and $12,000,000, the deferred payments will be equal to the percentage of $2,000,000 determined by dividing the total revenue by $12,000,000. If the total revenue is more than $12,000,000, but below $13,000,000, the deferred payment will be equal to $2,000,000 plus an amount equal to the percentage of $2,000,000 determined by dividing the amount by which the total revenue exceeds $12,000,000 by $12,000,000. The maximum variable deferred payment for 2009 is $2,166,667, payable if total revenue of NIS for 2009 is equal to or greater than $13,000,000.

          These variable deferred payments will be made within five business days following completion of the audit of the financial statements of NIS and may be made fully in cash or, at our sole discretion, in a combination of cash and up to 50.0% in shares of Common Stock. The number of shares of Common Stock will be valued at the average price per share of Common Stock on AIM over a thirty-day trading period, ending on the date prior to the intended issue date of such shares of Common Stock. All such shares will be subject to a one year restriction on sale.
          We estimate that the aggregate amount of the deferred consideration, assuming the maximum variable payments are achieved, would be approximately $6,900,000.
               Second Business Combination Repurchases
          At the stockholders meeting on March 26, 2008 relating to the second business combination, stockholders representing 4,213,000 shares of our Common Stock, voted against the resolution to approve the acquisition of NIS and elected to have shares of Common Stock repurchased. As a result, we repurchased 2,208,452 shares of Common Stock, which represented 52.42% of the shares of Common Stock submitted for repurchase. The repurchase price was $5.32 per share, excluding interest.
          In addition, because of the requirement in our certificate of incorporation that shares of Founding Stock represent no more than 15.2% of our capital stock after such a repurchase, we cancelled 333,777 shares of Common Stock and 83,444 shares of Restricted Stock owned by holders of the Founding Stock.
          Payments from the Trust Fund
          At the time of the closing of the Wood, Sovereign and SKC transactions, the cash amounts necessary to make these acquisitions and pay the related expenses, as well as working capital needs (a total of $56,229,387) were released from the trust fund, as were deferred fees of approximately $1,087,000 then due to Sunrise, our private placement agent. At the time of closing of the NIS transaction, the closing payment of $29,684,216 was paid from the trust fund to NIS Holdings, Inc. At the same time, the remaining balance of the trust fund ($26,237,450) was released to us for working capital purposes. The stockholders who had voted against our business combination transactions and elected to have their shares of Common Stock repurchased were paid from these funds.
          Aggregate Transaction Value
          The aggregate transaction value of our business combinations satisfied the requirement in our certificate of incorporation that the aggregate value of the transactions be at least 70.0% of the amount initially held in the trust fund. Therefore, upon the completion of the acquisition of NIS, we ceased to exist as a special purpose acquisition company and became an operating company. As a result, the escrow structure and the requirement that we seek stockholder approval for our acquisitions (other than to meet the requirements of any applicable laws), are no longer applicable to us.

Our Subsidiaries
          Our goal in effecting these business combinations was to assemble a group of asset managers with solid long-term track records, who also had differing specialties and diverse types and sources of clients. The intended outcome was to create a core asset management business that offered expertise in both equity and fixed-income securities and had a client base that extended from individuals to a range of institutional investors, as well as a solid sub-advisory and referral arrangements with a variety of broker-dealers.
          Wood, located in Sarasota, Florida, was founded by Gary Wood in 1994. Wood’s portfolio management activities have primarily focused on providing investment strategies for equity securities, particularly the equity securities of U.S. issuers with large market capitalizations. Its client base is primarily comprised of individual investors, including high net worth investors, and it primarily relies on broker-dealer agreements (both sub-advisory and referral) as a source of clients.
          Sovereign, located in Charlotte, North Carolina, traces its operations back to 1987 when InterState Johnson Lane, a broker-dealer and New York Stock Exchange member firm, created an investment advisory unit, Sovereign Advisers. In 1997, a controlling interest in Sovereign was sold to JARE, an entity owned by Jeff Hines, Sovereign’s current president. Sovereign’s portfolio management activities have primarily focused on providing investment strategies for fixed-income securities, particularly investment-grade debt of U.S. issuers. It has a diversified client base of individual and institutional investors and primarily relies on sub-advisory agreements with broker-dealers as a source of its clients.
          NIS, headquartered in Milwaukee, Wisconsin, was incorporated by, among others, Robert Kelly and Robert Siefert in 1993. Similar to Sovereign, NIS is best-known for providing investment strategies for fixed-income securities. However, its client base is substantially comprised of institutional investors, mainly Taft-Hartley plans (i.e. union sponsored pension plans and health and welfare plans), and it does not rely on arrangements with broker-dealers as a source of clients.
          Although we believe the acquisitions of Wood, Sovereign and NIS substantially create the core asset management business that was our initial goal, we intend to further expand our asset management business, either through the acquisition of specialist asset management firms that will expand the investment strategies we can offer or more broadly oriented firms that will add to the general level of assets being managed under equity and fixed-income strategies similar to those currently in place. We may also seek to expand our assets under management by seeking to obtain the assignment of management agreements with mutual funds.
          We expect to fund such acquisitions partly from the cash balances that remain from our private placement of units and partly through issuance of additional shares of Common Stock (including through the conversion of our outstanding Warrants), although we may incur bank debt as well.
          Our goal in the short-term, is to obtain economies of scale by integrating the technical and administrative activities of the subsidiaries (and any such future acquisitions), including accounting, information technology, human resources and risk management. Over the longer term, we expect to consolidate the various operations into one asset management business, operating in multiple locations.

Principal Products and Services
     Our Investment Strategies
     Our current range of investment strategies is set forth in the table below:

Wood	Sovereign	NIS
U.S. Large Cap Value Equity	Enhanced Cash	Short Duration
U.S. Core Equity	Limited Duration	Intermediate
Structured Products	Intermediate Government/Corporate	Intermediate Plus
	Intermediate Municipal	Intermediate Aggregate
	Core	Aggregate Core
	Total Return	Aggregate Core Plus
	Diversified Income	Preferred Stock
	Managed Income	Arbitrage
          Wood’s U.S. Large Cap Value Equity and U.S. Core Equity strategies are based on a combination of internally generated research and third-party analysis (largely provided by broker-dealers); the investment process uses both “top down” macroeconomic analysis and “bottom up” company research. The U.S. Large Cap Value Equity strategy is benchmarked against the Russell 1000 Value Index and the U.S. Core Equity Strategy against the S&P 500 Index. Wood’s Structured Products strategy is based upon internally conducted quantitative research that seeks to forecast relative returns from different markets and from investment styles (for example, value versus growth). All accounts implementing the Structured Products strategy are currently benchmarked against the Russell 3000 Index.
          Both the Sovereign and NIS range of strategies have been developed to provide accounts with different maturities and qualities of credit within the fixed-income markets, as well as taxable and non-taxable securities. Each of Sovereign and NIS use both internal and third-party research in their investment processes. There are some differences in their approaches to constructing portfolios. For example, Sovereign will actively manage the average maturity (duration) of client holdings in certain of its strategies, while NIS uses little duration management. NIS uses a dedicated high-yield component (sub-advised by Stone Harbor Investment Partners, or Stone Harbor, as discussed below) within its Aggregate Core Plus strategy.
          Sovereign and NIS use a range of benchmarks, reflecting the characteristics of each strategy. For example, the NIS Aggregate Core and Aggregate Core Plus strategies are measured against the Lehman Aggregate Index.
          The benchmarks chosen are those that our subsidiaries believe best reflect the characteristics of each investment strategy. They are also typically the benchmarks most familiar to our clients, or to the consultants or advisors to our clients. For example, the Russell 1000 Value Index is the benchmark commonly used by clients when selecting a manager for a large cap value strategy such as that offered by Wood.
          Unlike vehicles—such as mutual funds—in which clients’ assets are pooled, each subsidiary generally manages its client accounts on an individualized basis. Portfolios within the same investment strategy may differ with regard to specific holdings, but maintain similar goals and objectives. In addition, restrictions and other guidelines that clients may place on their accounts will result in differences in the securities held in similar accounts. Therefore, accounts with similar strategies will not perform identically.
          NIS, however, offers membership interests in five limited liability companies to which it acts as the managing member and shares in one Cayman Islands exempted company to which it is the investment advisor. These portfolios include high-yield fixed-income corporate securities; U.S. government, corporate and mortgage-backed securities; and U.S. corporate preferred stocks and preferred-like income securities. NIS has a sub-advisory agreement with Stone Harbor under which Stone Harbor manages the high-yield fixed-income corporate securities component of NIS’s Aggregate Core Plus Strategy.

          NIS has also entered into a sub-advisory agreement with Mastholm Asset Management, LLC, or Mastholm, under which Mastholm is to provide sub-advisory services to an international equity growth fund which NIS will launch. NIS also has a separate sub-advisory agreement with Mastholm for management of segregated client accounts. To date, no funds have yet been raised under the former agreement, nor clients acquired under the latter agreement.
          We are considering offering some of our subsidiaries’ investment strategies through mutual funds, either by creating our own fund or by entering into a relationship with a mutual fund manager. On April 28, 2008, the Irish Financial Regulatory Authority approved the launch of the Plurima Titanium U.S. Equity Fund, a sub-fund of the Dublin-based Plurima Funds mutual fund complex to which Wood has served as investment advisor from the date of its launch on July 1, 2008. We may launch other offshore funds using the Plurima Funds or other fund vehicles.
          Other Investment Strategies
          NIS has a referral arrangement with Attalus Capital, or Attalus, whereby NIS refers investors to investment vehicles sponsored by Attalus and in turn receives a referral fee equal to a percentage of the fees received by Attalus from the new clients. In 2007, fees generated from the referral arrangement with Attalus represented $2,979,620, or approximately 14% of our total pro forma combined revenue for 2007. The referral arrangement has a term of three years from December 1, 2006, unless earlier terminated for breach of any representation, warranty or covenant contained therein, and is subject to renewal. If the referral agreement is not renewed, NIS remains entitled to its compensation for so long as each referred client remains a client of Attalus.
Our Clients
          Our subsidiaries’ combined assets under management at June 30, 2008 were approximately $5.1 billion, which consisted of $0.95 billion for 1,307 clients under Wood’s management, $1.3 billion for 991 clients under Sovereign’s management and $2.9 billion for 118 clients under NIS’s management.
          Our percentage of assets under management and number of clients by type of client for each subsidiary as of June 30, 2008 are set forth in the table below:

	Wood(1)		Sovereign		NIS
	Percentage		Percentage		Percentage
	of Total	Percentage of	of Total	Percentage of	of Total	Percentage of
	Number of	Assets Under	Number of	Assets Under	Number of	Assets Under
Client Type	Clients	Management	Clients	Management	Clients	Management
Individuals (other than high net-worth individuals)	64	32	72	14	0	0

High net-worth individuals	25	20	22	27	0	0

Banking and thrift institutions	*	1	1	6	0	0

Pension and profit sharing plans (other than plan participations)	3	10	2	2	48	59

Other pooled investment vehicles (e.g., hedge funds)	—	—	—	—	4	1

Charitable organizations	3	5	1	1	10	13

Corporations or other businesses not listed above	4	5	1	48	1	0

State or municipal government entities	1	12	1	2	2	1

Taft-Hartley health and welfare plans	*	15	—	—	35	26

*	Less than 1.0%

(1)	Prior to our acquisition of NIS, it offered Wood’s U.S. Large Cap Value Equity product to its clients through a sub-advisory relationship. In this table, those assets are attributed to Wood.
          Our asset management services are typically delivered pursuant to investment advisory agreements entered into between each subsidiary and its clients. The nature of these agreements, the notice periods and the billing cycles vary depending on the nature and the source of each client relationship.
          In the case of Wood, the investment advisory agreement for each separately managed client provides for continuous services, but the agreement may be terminated by either Wood or the client at any time on written notice. Fees are calculated as a percentage (or range of percentages) of the market value of assets under management and are paid at the beginning of each quarter based on the value of the cash and securities under management at the end of the preceding quarter.
          Wood also provides asset management services in conjunction with other investment advisors or with broker-dealers. Wood participates in a number of “wrap” programs sponsored by broker-dealers. Wrap programs generally permit investors whose accounts otherwise would not have sufficient assets to warrant a separate account managed by an investment advisor to obtain specialized treatment. The client enters into an investment advisory agreement with the broker-dealer sponsor, who collects the fee; the sponsor then enters into sub-advisory agreements with a range of specialist investment advisors to manage the assets and to which it pays part of the fee. In the case of Wood, the three largest wrap sub-advisory agreements (shown in the table below) can all be terminated with 30 days’ notice and pay fees quarterly in advance.
          In addition to wrap programs, Wood also has a number of “dual contract” relationships with broker-dealers under which clients execute an agreement with Wood for investment advisory services while simultaneously executing an agreement with the broker-dealer for custody, execution and client relationship services. While the practical operation of these accounts is similar to a wrap program, a dual contract relationship means that Wood collects a fee directly from the client and, as with separately managed client accounts, the investment advisory agreement may be terminated by Wood or the client at any time on written notice. Wood manages additional institutional clients under a sub-advisory contract with NIS. There is also a further institutional investment advisory agreement to which both Wood and NIS are parties. Fees on these agreements are collected paid quarterly in arrears. The notice periods for these agreements vary from immediate notice to thirty days and are required to be in writing.
          For the purposes of the table above, each client in a wrap program, under dual contract or sub-advised on behalf of NIS, is counted as one client.
          A final type of relationship is one under which Wood provides a model portfolio to a broker-dealer, but is not responsible for managing underlying individual accounts. Wood has two such relationships and is paid a fee quarterly in advance based upon the assets that the broker-dealer manages using the model portfolio. The notice period is between seven and 30 days and notices are required to be in writing. For the purpose of the table above, these are treated as two clients.
          During 2007, Wood earned investment advisory fees of $6,510,605, of which $1,780,666 was attributable to sub-advisory agreements under wrap programs.
          In the case of Sovereign, the investment advisory agreements with each separately managed client generally provides for termination by either Sovereign or the client on 30 days’ written notice. Fees are calculated as a percentage (or range of percentages) of the market value of assets under management and are generally paid at the beginning of each quarter based on the value of the cash and securities under management at the end of the preceding quarter, although a few clients pay fees in arrears. Sovereign has both single contract wrap relationships with a number of broker-dealer sponsors, as well as dual contract relationships with clients and broker-dealers. The major broker-dealer relationships are set out in the table below. Fees for both types of relationships are typically collected quarterly in advance and notice periods are typically 30 days.
          During 2007, Sovereign earned investment advisory fees of $3,615,120, of which $2,182,395 was attributable to sub-advisory fees under wrap programs.
          In the case of NIS, the investment advisory agreement with each client provides for initial services for a one year period and quarterly services thereafter. The investment advisory agreement may be terminated after the one year period by either NIS or the client on 30 days’ written notice. Fees are calculated as a percentage (or range of percentages) of the market value of assets under management and are paid at the end of each quarter based on the value of the cash and securities under management at the end of that quarter. Also, NIS may earn incentive fees from the limited liability companies to which it is the managing member and a Cayman Island exempted company to which it acts as investment advisor. Incentive fee arrangements generally entitle NIS to participate, on a fixed-percentage basis, in the net profits earned by these managed companies. NIS’s participation percentage is multiplied by the net profits earned to determine the amount of the incentive fee. If losses are incurred, the losses are netted against net profits before NIS is eligible to participate in any incentive fees. Incentive fees, if any, are calculated and paid on an annual basis. NIS did not earn any such fees in 2007.
          During 2007, NIS earned investment advisory fees of $7,876,000 and paid $181,994 to its sub-advisors (excluding payments to Wood).

          In general, the percentages paid as fees based on assets under management are higher for equity investment strategies than for fixed-income strategies.
Distribution and Marketing
          Broker-Dealer Relationships
          As described above under “Our Clients,” Wood and Sovereign have a number of important relationships with broker-dealers. The material relationships as of June 30, 2008 under which each of Wood and Sovereign derived revenues are set forth in the table below:

WOOD	SOVEREIGN
Wrap Programs:	Wrap Programs:

▪ RBC Dain Raucher	▪ Raymond James Financial Services Inc
▪ Raymond James Financial Services Inc.	▪ Lockwood Advisors Inc.
▪ Envestnet Asset Management Inc.	▪ UVEST Investment Services Group
▪ Optimum Investment Advisors Inc.
▪ NBC Securities

Dual Contracts:	Dual Contracts:

▪ Morgan Keegan	▪ American Securities Group Inc.
▪ Wachovia	▪ Essex Financial Services Inc.
▪ AXA Equitable
▪ Charles Schwab
▪ Wall Foss Advisors Inc.
▪ Wealth Trust Advisors Inc.

Model Portfolios:

▪ Placemark
▪ Envestnet Asset Management Inc.
          A significant part of our marketing effort is devoted to maintaining these various broker-dealer relationships. Such firms typically have investment specialists, reviewing the merits of current or prospective investment advisors’ strategies, as well as regional or national sales teams taking these strategies to their clients. Our own senior investment professionals maintain close contact with the investment specialists while our sales executives make frequent calls on the (generally widely dispersed) sales teams at these firms.
          Institutional Distribution
          Our institutional clients and institutional distribution are focused at NIS. Institutional investors typically use multiple investment strategies in building their portfolios and rely heavily on advice from investment consultants. Our business strategy is to have, through acquisition or internal development, several different investment strategies in order to have multiple opportunities to obtain additional assets under management from existing or prospective clients. At the same time, we work extensively with investment consultants, in particular by providing them with timely information about our investment strategies and responding to their requests for proposals. Our current focus is on firms with a regional presence and that service our existing clients or prospects. Consulting firms to whom we regularly provide data include the following:

▪	Investment Performance Services

▪	Lowery Asset Consulting

▪	Marco Consulting Group

▪	Marquette Association

▪	New England Pension Consultants

▪	CapTrust Advisors/Schott Group

▪	Segal Advisors

▪	Strategic Capital Investment Advisors
          We expect to increase our marketing efforts to consultants by providing information to, and calling on, more firms, including firms with national coverage.
          Referral Arrangements
          Each of our subsidiaries has arrangements in place with other entities, including broker-dealers, under which they each pay solicitation fees for client referrals. Such fees are an expense to the applicable subsidiary and do not increase the charges to the clients. In particular, Wood receives referrals from Charles Schwab & Co., Inc., or Schwab, through Wood’s participation in Schwab Advisor Network™.
Competitive Business Conditions
          The U.S. Economy
          In line with most market commentators, we expect the U.S. economy to experience a prolonged period of slow growth combined with some upward pressure on retail prices and we expect the U.S. housing market to remain depressed. We expect similar conditions to exist in other developed economies, for example in Europe. Rates of economic growth will generally be higher in developing economies such as China, India, Russia and Brazil.
          The effect of these factors on business conditions in the asset management industry will, we believe, be quite complex. The flow of funds into long-term savings vehicles, such as pension funds, should in the short term be unchanged; only a significant rise in unemployment would impact such flows in the medium-term. We expect that long-term investors such as pension funds, foundations and endowments will continue to diversify their portfolios through an increased use of “alternative” asset classes, such as hedge funds, real estate and private equity. We also expect institutional investors to continue to diversify into international markets. Although we believe that we are well positioned to benefit from these trends, we will continue to add new strategies to meet investors’ needs.
          The outlook for individual investors (including high net worth investors) is less certain. In the U.S. mutual funds market (to which we currently do not have any exposure), there has been a significant shift in asset allocation from equity-based funds to money market funds (which pay lower investment advisory fees). For separately managed accounts, we believe that there are conflicting influences. The current economic uncertainties may lead to an increase in the savings rate. However, low nominal and real interest rates may deter bond investors, while recent market volatility may also lead equity investors to increase their allocation to cash, at least in the short term.
          Our Competitive Position in the Industry
          The asset management industry in the U.S. is highly fragmented, with several thousand asset managers. Although there are few large firms (those with $1 trillion and above in assets under management), these firms tend to have significant assets in index-tracking strategies and/or money market funds. Both of these strategies are typically highly scaleable and pay lower investment advisory fees than actively managed equity and fixed-income strategies. For these reasons, larger firms have attempted further growth by continuous product innovation. Because barriers to entry in asset management are reasonably low, however, larger firms have for some time suffered an outflow of talent into more specialized firms focused on either long-only or absolute return (hedge fund) strategies. Due to these factors, we do not consider these large asset managers to be direct competition to our business.

          Instead, we believe that the smaller and mid-sized asset managers with specialist strategies represent our main competition. Our client and potential client base is attracted to specialized firms, which can operate significantly below the potential capacity limit (i.e., the amount of funds that can be effectively managed) for a particular strategy and offer a more stable environment than a larger firm. Our current market share in the management of U.S. equities and fixed-income is very small. As a result, we do not believe there are significant impediments to growing our market share.
          Our subsidiaries must compete with these smaller and mid-sized asset managers—both domestic and foreign—on a number of factors, including the performance of their investment advisory services, the quality of employees, transaction execution, products and services, innovation, reputation and price. We may fail to attract new business and we may lose clients if, among other reasons, we are not able to compete effectively.
Governmental Regulation
          Substantially all aspects of our subsidiaries’ businesses are subject to federal and state regulation.
          Commission Regulation
          Each of Wood, Sovereign and NIS are registered with the United States Securities and Exchange Commission, or the Commission, as investment advisors. Every registered investment advisor must comply with the requirements of the Investment Advisers Act of 1940, as amended, or the Advisers Act, and related Commission regulations. As compared to other disclosure-oriented federal securities laws, the Advisers Act and related regulations are restrictive and primarily intended to protect the clients of registered investment advisors.
          Under the Advisers Act, an investment advisor has fiduciary duties to its clients. The Commission has interpreted these duties to impose standards, requirements and limitations on, among other things: trading for proprietary, personal and client accounts; allocations of investment opportunities among clients; use of “soft dollars”; execution of transactions; and recommendations to clients. Our subsidiaries make decisions to buy and sell securities for their clients’ portfolios, select broker-dealers to execute trades and negotiate brokerage commission rates. In connection with these transactions, the subsidiary may receive “soft dollar” credits from broker-dealers that have the effect of reducing certain of their expenses. If their ability to use “soft dollars” were reduced or eliminated as a result of the implementation of new regulations, operating expenses would likely increase.
          The Advisers Act also imposes specific restrictions on an investment advisor’s ability to engage in principal and agency cross transactions. As registered investment advisors, our subsidiaries are also subject to many additional requirements that cover, among other things, disclosures regarding their business to clients; maintenance of extensive books and records; restrictions on the types of fees that they may charge; custody of client assets; client privacy; advertising; and solicitation of clients. Investment advisory agreements may not be assigned without the client’s consent. Registered investment advisors are also required to adopt written compliance programs designed to prevent violations of the federal securities laws. These compliance programs must be reviewed annually for adequacy and effectiveness. Registered investment advisors must also designate a chief compliance officer.
          The Commission is authorized to institute proceedings and to impose sanctions for violations of the Advisers Act, ranging from fines and censures to termination of an investment advisor’s registration. While we are not a registered investment advisor, as a person directly or indirectly controlling a registered investment advisor (i.e., a “person associated with an investment advisor”), we are subject to a number of the same rules and restrictions as our investment advisor subsidiaries. Failure by a subsidiary or us to comply with the Commission’s requirements could have an adverse effect on the non-complying subsidiary and upon us. Our subsidiaries are subject to periodic inspection by the Commission, with Wood being inspected in May 2007 and May 2008, and NIS being inspected in November 2007. Deficiencies noted from these examinations did not have any effect on the subsidiaries’ financial statements. We believe that all of the subsidiaries are in substantial compliance with the Advisers Act.
          The Commission revises the rules and regulations under the Advisers Act on a periodic basis and a number of rule changes have been recently proposed such as revisions to the format and filing of Form ADV Part II, which all registered investment advisors are required to complete. In addition, there have been certain proposals in the

U.S. Congress that would increase the regulation of various types of investment managers, such as increased regulation of managers of hedge funds. It is difficult to predict whether any of these rules will be adopted or proposals enacted. Any rule or proposal could substantially increase our subsidiaries’ compliance costs.
          State Regulation
          States may not generally impose their registration and licensing laws on Advisers Act registered investment advisors transacting business in the state, although they may require notice filings of documents the investment advisors file with the Commission. However, states may impose examination requirements, bonding or net capital requirements that an investment advisor must meet; for example, Sovereign is required to meet the net capital requirements of the state of North Carolina. States may also impose investor suitability on investment advisors’ recommendations and other standards. Furthermore, states may investigate and bring enforcement actions for fraud and other similar matters.
          ERISA
          Each of our subsidiaries is generally a “fiduciary” under the Employee Retirement Income Security Act of 1974, as amended, or ERISA, with respect to any “benefit plan investor” (as defined in Section 3(42) of ERISA) clients with which it has an investment advisory agreement. As a result, the subsidiaries are subject to ERISA and to regulations under ERISA. ERISA and applicable provisions of the Internal Revenue Code of 1986, as amended, impose certain duties on persons who are fiduciaries under ERISA, prohibit certain transactions involving ERISA plan clients and provide monetary penalties for violation of these prohibitions.
          Non-U.S. Regulation
          With the introduction of the Plurima Titanium U.S. Equity Fund, to which Wood serves as an investment advisor, Wood also became subject to regulation by the Irish Financial Institutions Regulatory Authority. To the extent our subsidiaries extend their operations off shore, further international oversight of parts of their businesses is likely.
Employees
          At June 30, 2008, we had 63 employees, of whom 60 were full time employees. Twenty-two of our employees were investment professionals, including eight at Wood, five at Sovereign and nine at NIS. The average professional experience of our investment staff was 20 years. Eleven of our staff were Certified Financial Analyst charterholders. Our marketing, sales and client service staff comprised 12 employees: three at Wood, six at Sovereign and three at NIS. We believe that we have a stable workforce and that our relationship with our employees is good.

Item 1A. Risk Factors
          Set forth below are factors that we think, individually or in the aggregate, could materially and adversely affect us, our business, results of operations or financial condition. You should understand that it is not possible to predict or identify all such factors and what follows should not be considered an exhaustive list of all potential risks or uncertainties. There may be additional risks and uncertainties not presently known to us or that we currently deem immaterial that could have a substantial adverse effect on us, our business, results of operations or financial condition.
Risks Relating to Our Business
Because we have a limited operating history, you may not be able to evaluate our current and future business prospects accurately.
          We have a limited operating and financial history upon which you can base an evaluation of our current and future business. Our actual results of operations may differ significantly from estimates.
Our fees are subject to market fluctuations.
          The investment advisory fees that our subsidiaries receive are based on the market values of the assets under their management. Accordingly, a decline in securities prices would be expected to cause our revenue and net income to decline by:
▪	causing the value of the assets under management to decrease, which would result in lower investment advisory fees; or

▪	causing negative absolute performance returns for some accounts that have performance-based fees, resulting in a reduction of revenue from such fees.
          In addition, declining securities prices could cause some of our clients to withdraw funds from our subsidiaries’ management in favor of investments that they perceive as offering greater opportunity and/or lower risk, which also would result in lower investment advisory fees.
          The capital and credit markets have been experiencing disruption for more than 12 months. In recent weeks, the volatility and disruption have reached nearly unprecedented levels with significant declines in equity securities globally. The volatility and steep declines in equity markets, together with the lack of investor confidence, could exacerbate any decline in assets under management.
We derive substantially all of our revenues from contracts that may be terminated on short notice.
          Institutional and individual clients could terminate their relationships with our subsidiaries, which would reduce the amount of assets under management. Our subsidiaries’ investment advisory agreements are generally continuous, but are often terminable without notice. Certain issues may cause clients to terminate their investment advisory agreements with our subsidiaries, including changes in prevailing interest rates, changes in investment preferences of clients, changes in management or control of clients or broker-dealers or others with whom a subsidiary has a wrap program or other referral arrangement, our loss of key investment advisory personnel or poor investment performance, as well as a general loss of confidence in the capital markets. If a material number of our subsidiaries’ investment advisory agreements were terminated for any reason, a significant amount of revenue could be lost, which would have a material adverse effect on our business, results of operations or financial condition.
We depend on the continued services of our key personnel. The loss of key personnel could have a material adverse effect on us.
          We depend on the continued services of our key personnel and the key personnel of our subsidiaries for our future success. The loss of any key personnel may have a significant effect on our business, results of operations or financial condition. The market for experienced investment advisory professionals is extremely competitive and is increasingly characterized by frequent movement of employees among firms. Due to the competitive market for investment advisory professionals and the success achieved by some of our key personnel, the costs to attract and retain key personnel are significant and will likely increase over time. In particular, if we or any of our subsidiaries lose any key personnel, there is a risk that we may also experience outflows from assets under management or fail to obtain new business. As a result, the inability to attract or retain the necessary highly skilled key personnel could have a material adverse effect on our business, results of operations or financial condition. We carry “key person” insurance on the following investment advisory personnel: Jeffrey R. Hines, Robert E. Kelly, Robert J. Siefert, Robert P. Brooks and Kent J. White, with payouts to us or one of our subsidiaries as the beneficiary of $3,000,000, $4,000,000, $1,000,000, $3,000,000 and $2,000,000, respectively. Such insurance may not adequately compensate us for the loss of any of these individuals.
We depend on third-party distribution sources to market our investment strategies and access our client base.
          Our ability to grow our assets under management is highly dependent on access to third-party intermediaries, including broker-dealer sponsors of wrap programs and other third-party solicitors. At June 30, 2008, broker-dealer wrap programs and clients referred to us by broker-dealers and other third-party solicitors accounted for approximately 22.0% of our total assets under management. We cannot assure you that these sources and client bases will continue to be accessible to us on commercially reasonable terms, or at all. The absence of such access could cause our assets under management to decline and have a material adverse effect on our net income. In addition, some of the third-party intermediaries offer competing investment strategies, and may elect to emphasize the investment strategies of competitors or their own firms.
          NIS’s institutional separate account business is highly dependent upon referrals from pension fund consultants. Many of these consultants review and evaluate our products and our organization from time to time. Poor reviews or evaluations of either the particular product or of us may result in client withdrawals or may impact NIS’s ability to attract new assets through these intermediaries. As of June 30, 2008, the consultant advising the largest portion of our client assets under management represented approximately 16% of our assets under management.
We have significant goodwill and indefinite life assets subject to impairment analysis. The impairment analysis is based on subjective criteria, and an impairment loss could be recorded.
          Goodwill represents the excess of the amount we paid to acquire our subsidiaries over the fair value of their net assets at the dates of the acquisitions. Under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, we are required to test goodwill for impairment at least annually based upon a fair value approach. In addition, the investment advisory agreements of our subsidiaries are considered intangible assets with an indefinite useful life. We must also review the carrying value of our subsidiaries’ investment advisory agreements and other intangible assets to determine if any impairment has occurred. The analysis is based on anticipated future cash flows, which are calculated based on assets under management. As of June 30, 2008, the estimated net carrying value of goodwill and other intangible assets on our consolidated balance sheet amounted to $39,281,000 and $26,246,000, respectively, an aggregate of 63.3% of our total assets. An impairment charge with respect to either or both, depending on the amount, could have a significant impact on our results of operations.
Market pressure to lower our subsidiaries’ investment advisory fees could reduce our profit margin.
          To the extent our subsidiaries are forced to compete on the basis of the investment advisory fees that they charge to clients, they may not be able to maintain their current fee structures. Historically, our subsidiaries have competed primarily on the performance of their asset management services and not on the level of their management fees relative to those of their competitors. In recent years, however, there has been a trend toward lower fees in some segments of the asset management industry. Fee reductions on existing or future business could have a material adverse effect on our business, results of operations or financial condition.

The due diligence process that we undertake in connection with our acquisitions may not reveal all facts that may be relevant in connection with an acquisition.
          Before making an acquisition of a business, we conduct due diligence that we deem reasonable and appropriate based on the facts and circumstances applicable to the transaction. Outside consultants, legal advisors, accountants and investment banks may be involved in the due diligence process in varying degrees depending on the type of target and the structure of the transaction. Nevertheless, when conducting due diligence and making an assessment regarding a business, we rely on the resources available to us, including information provided by the target and, in some circumstances, third-party investigations. The due diligence investigation that we carry out with respect to a potential acquisition may not reveal or highlight certain facts that could adversely affect the value of the acquired business.
Acquisitions of target businesses involve inherent risks that could threaten our ability to successfully consummate a transaction.
          As part of our business strategy, we intend to pursue additional acquisitions of asset management firms and management agreements with mutual funds. Future acquisitions could be accompanied by risks including, among others:
▪	inability to secure enough affirmative votes to gain approval of a proposed acquisition from the target company’s stockholders;

▪	higher than anticipated acquisition costs and expenses; and

▪	the potential diversion of our management’s time and attention.
          If one or more of these risks occur, we may be unable to successfully complete an acquisition of a target business. We may expend a significant amount of working capital to pursue acquisitions that are not completed. Any of these results could have an adverse effect on our business, financial condition and results of operations.
          Furthermore, acquisitions of asset management companies and management agreements with mutual funds are often subject to significant regulatory requirements and consents, and we will not be able to consummate an acquisition of certain types of asset management companies or obtain the assignment of a mutual fund management agreement without complying with applicable laws and regulations and obtaining required governmental or client consents.
Our failure to successfully integrate an acquired businesses could have an adverse effect on our business, financial condition or results of operations.
          Once an acquisition is complete, the integration of the operations of the business with our existing businesses will be a complex, time-consuming and costly process. Failure to successfully integrate the acquired businesses and operations in a timely manner may have a material adverse effect on our business, financial condition or results of operations. The difficulties of combining the acquired operations may include, among other things:
▪	loss of key personnel, either by us, our subsidiaries or by the target company;

▪	termination of key investment advisory agreements by clients of the target company;

▪	operating a significantly larger combined organization;

▪	coordinating geographically disparate organizations, systems and facilities; and

▪	integrating corporate, technological and administrative functions.
Some of our revenue, net income and cash flow is dependent upon incentive fees, which may make it difficult for us to achieve steady earnings growth on an annual basis.
          Some of our revenue, net income and cash flow is variable, due to the fact that incentive fees can vary from period to period, in part, because incentive fees are recognized as revenue only when contractually payable, or “crystallized.” This variability of revenue, net income and cash flows may increase if our reliance on incentive fees increases in the future as a result of the introduction of new strategies, or the acquisition of businesses that are more reliant on incentive fees.

Changes in taxation law, the interpretation of existing tax laws and amendments to existing tax rates could adversely affect our business.
          Changes in taxation legislation can affect investment behavior, making investment generally, and specific kinds of investment products in particular, either more or less appealing. We cannot predict the impact of future changes made to tax legislation on our business nor can we predict the impact of future changes made to tax law on the attractiveness of the types of securities in the accounts managed by our subsidiaries. Amendments to existing legislation (particularly if there is a withdrawal of any tax relief, an increase in tax rates or an introduction of withholding taxes) or the introduction of new rules may impact upon the decisions of either existing or potential clients. Changes from time to time in the interpretation of existing tax laws, amendments to existing tax rates or the introduction of new tax legislation could have a material adverse effect on our business, results of operations or financial condition.
If our techniques for managing risk are ineffective, we may be exposed to material unanticipated losses.
          To manage the significant risks inherent in our business, we must maintain effective policies, procedures and systems that enable us to identify, monitor and control our exposure to market, operational, legal and reputational risks. While we believe that our disciplined approach to risk management helps us to manage the risks in our business, our risk management methods may prove to be ineffective due to their design or implementation or as a result of the lack of adequate, accurate or timely information. If our risk management efforts are ineffective, we could suffer losses that could have a material adverse effect on our business, financial condition or results of operations. In addition, we could be subject to litigation, particularly from our clients, and sanctions or fines from regulators.
          Our techniques for managing risks in client accounts may not fully mitigate the risk exposure in all economic or market environments, or against all types of risk, including risks that we might fail to identify or anticipate. Any failures in our risk management techniques and strategies to accurately quantify such risk exposure could limit our ability to manage risks in those accounts or to seek positive, risk-adjusted returns. In addition, any risk management failures could cause account losses to be significantly greater than historical measures predict. Our more qualitative approach to managing those risks could prove insufficient, exposing us to material unanticipated losses in the value of client accounts and therefore a reduction in our revenues.
Insurance coverage may not protect us from all of the liabilities that could arise from the risks inherent in our business.
          We maintain insurance coverage against the risks related to our operations. There can be no assurance, however, that our existing insurance coverage can be renewed at commercially reasonable rates or that available coverage will be adequate to cover future claims. If a loss occurs that is partially or completely uninsured, we could be exposed to substantial liability.
Risks Relating to the Asset Management Industry
The asset management industry has inherent risks and difficult market conditions can adversely affect the ability of our subsidiaries to successfully execute their investment strategies.
          Our subsidiaries’ performance in managing client assets is critical to retaining existing clients, as well as attracting new clients. Our subsidiaries performance may be particularly critical where that subsidiary serves as a sub-advisor in connection with a wrap program. Our investment advisory strategies may perform poorly for a number of reasons, including: general economic conditions; securities market conditions; the level and volatility of interest rates and equity prices, such as we are experiencing currently; competitive conditions; liquidity of global markets; international and regional political conditions; acts of terrorism; regulatory and legislative developments; monetary and fiscal policy; investor sentiment; availability and cost of capital; technological changes and events; outcome of legal proceedings; changes in currency values; inflation; credit ratings; and the size, volume and timing of transactions. These and other factors could affect the stability and liquidity of securities and futures markets, and the ability of issuers, other securities firms and counterparties to perform their obligations, negatively impacting our subsidiaries’ ability to successfully execute their investment strategies for accounts under their management.
The asset management industry faces substantial litigation risks which could materially adversely affect our business, financial condition or results of operations or cause significant harm to our reputation.
          We depend to a large extent on the network of relationships that we and our subsidiaries have developed with broker-dealers, institutions and others and on our and their reputations in order to attract and retain clients. If a client is not satisfied with our subsidiaries’ services, such dissatisfaction may be more damaging to our business than to other types of businesses. Our subsidiaries’ make investment decisions on behalf of their clients that could result in substantial losses to them. If the clients suffer significant losses or are otherwise dissatisfied with these services, we or the applicable subsidiary could be subject to the risk of legal liabilities or actions. These risks are often difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time. We may incur significant legal expenses in defending against litigation. Substantial legal liability or significant regulatory action against us or our subsidiaries could cause significant harm to our and their reputations or result in a material adverse effect on our business, results of operations or financial condition.
The asset management business is intensely competitive.
          Our subsidiaries compete with other firms—both domestic and foreign—on a number of factors, including the performance of their investment management services, quality of employees, transaction execution, products and services, innovation, reputation and price. We may fail to attract new business and we may lose clients if, among other reasons, we are not able to compete effectively.
Employee misconduct could expose us to significant legal liability and reputational harm.
          We are vulnerable to reputational harm as we operate in an industry where integrity and the confidence of our clients are of critical importance. There is a risk that our employees could engage in misconduct that adversely affects our business, results of operations or financial condition. For example, if an employee were to engage in illegal or suspicious activities, we could be subject to regulatory sanctions and suffer serious harm to our reputation (as a consequence of the negative perception resulting from such activities), financial position, client relationships and ability to attract new clients. Our business often requires that we deal with confidential information. If our employees were to improperly use or disclose this information, we could suffer serious harm to our reputation, financial position and current and future business relationships. It is not always possible to deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in all cases. Misconduct by our employees, or even unsubstantiated allegations of misconduct, could result in an adverse effect on our reputation and our business.
The asset management business is extensively regulated and the failure to comply with regulatory requirements may harm our financial condition.
          The business of our subsidiaries is subject to extensive regulation in the U.S. by the Commission. A subsidiary’s failure to comply with applicable laws or regulations could result in fines, suspensions of personnel or other sanctions, including revocation of its registration as an investment advisor. We could also incur costs if new rules and other regulatory actions or legislation require us or our subsidiaries to spend more time, hire additional personnel or buy new technology to comply with these rules and laws. Additional changes in laws or regulations, the interpretation or enforcement of existing laws and rules or governmental policies could also have a material adverse effect on us or our subsidiaries by limiting the sources of revenues and increasing costs. Our business may be materially affected not only by securities regulations, but also by regulations of general application. We have installed procedures and utilize the services of experienced administrators, accountants and lawyers to assist in satisfying these requirements. However, there can be no assurance that these precautions will protect us from potential liabilities.

Operational risks may disrupt our business, result in losses or limit our growth.
          We are heavily dependent on the capacity and reliability of the technology systems supporting our operations, whether owned and operated by us or by third parties. Operational risks such as trading errors or interruption of our financial, accounting, trading, compliance and other data processing systems, whether caused by fire, other natural disaster, power or telecommunications failure, act of terrorism or war or otherwise, could result in a disruption of our business, liability to clients, regulatory intervention or reputational damage, and thus materially adversely affect our business, results of operations or financial condition. Insurance and other safeguards might only partially reimburse us for our losses. Although we have back-up systems in place, our back-up procedures and capabilities in the event of a failure or interruption may not be adequate. The inability of our systems to accommodate an increasing volume of transactions also could constrain our ability to expand our businesses. Additionally, any upgrades or expansions to our operations and/or technology may require significant expenditures and may increase the probability that we will suffer system degradations and failures.
Risks Relating to Our Common Stock
There is no public U.S. market for our shares and an active market may not develop or be maintained, which could limit stockholders’ ability to sell shares of our Common Stock.
          Our Common Stock and Warrants are admitted for trading on AIM. AIM is a market designed primarily for emerging or smaller companies. The rules of this market are less demanding than those of exchanges in the U.S. An investment in shares traded on AIM is perceived to carry a higher risk than an investment in shares quoted on exchanges with more stringent listing requirements, such as the New York Stock Exchange, the American Stock Exchange or the Nasdaq Global Market. In addition, we may not always retain a listing on the AIM and we may not be able to list or thereafter maintain a listing of our securities for trading on an exchange in the U.S.
We could incur increased costs as a result of being a U.S. public reporting company.
          As a public reporting company with securities registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, we could incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act of 2002, as well as rules promulgated by the Commission thereunder, require us to adopt corporate governance practices applicable to U.S. public companies. We expect that these rules and regulations will increase our legal and financial compliance costs.
The transfer of our shares of Common Stock is restricted.
          All of the shares of Common Stock are “restricted securities,” as defined in Rule 144 promulgated under the Securities Act of 1933, as amended, or the Securities Act, in that they were issued in private transactions not involving a public offering or pursuant to Regulation S under the Securities Act. See “Description of Registrant’s Securities—Transfer Restrictions.” Furthermore, because we are a former shell company (within the criteria established by the Commission) sales under Rule 144 will not permitted until at least the one year anniversary date of the filing of this registration statement.
Clal can exercise control over all matters requiring stockholder approval and could make decisions about our business that conflict with other stockholders.
          Clal owns approximately 51.0% of our outstanding shares of Common Stock. See “Security Ownership of Certain Beneficial Owners and Management.” This ownership gives Clal approximately 49.8% of the total shares entitled to vote. In addition, pursuant to the terms of our certificate of incorporation, for so long as Clal or any affiliate of Clal owns of record at least 35.0% of the then issued and outstanding shares of Common Stock, Clal may elect (and remove or replace) up to six directors on our board of directors. In addition to the Clal directors, our board of directors must consist of not more than three directors who are executive officers of the Company and two non-executive directors who are designated by the board of directors as independent. As a result of its stockholdings and representation on our board of directors, Clal (and the entities and persons that directly or indirectly own Clal) effectively control most matters affecting us, including:

▪	the majority composition of our board of directors and, through it, any determination with respect to our business direction and policies, including the appointment and removal of officers;

▪	any determinations with respect to mergers or other business combinations;

▪	our acquisition or disposition of assets;

▪	our financing arrangements; and

▪	the payment of dividends on our stock.
          Clal will be in a position to exert significant influence over the decisions of our management and issues requiring stockholder approval. Clal may vote in favor of certain matters regardless of whether we or any stockholders other than Clal believe such matter to be in our best interest.
Our charter documents contain provisions that may delay, defer or prevent a change of control.
          Provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to stockholders. These provisions include the following:
▪	allowing removal of directors for cause only; and not allowing the removal of directors nominated by Clal, except for removal by Clal (or any affiliate thereof) so long as Clal or any of its affiliates owns of record at least 35.0% of the then issued and outstanding shares of Common Stock;

▪	giving the board of directors the ability to authorize the issuance of shares of our preferred stock, par value $0.0001, or Preferred Stock, without stockholder approval;

▪	vesting exclusive authority in the board of directors to fill vacancies on the board of directors, other than the vacancies of the directors nominated by Clal;

▪	limiting stockholders’ ability to call special meetings; and

▪	giving Clal or any affiliate thereof, special rights so long as Clal or any of its affiliates owns of record at least 35.0% of the then issued and outstanding Common Stock. See “Description of Registrant’s Securities.”
We do not expect to pay any dividends for the foreseeable future.
          We may not pay any dividends to our stockholders for an extended time. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial conditions, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

Item 2. Financial Information
Management’s Discussion and Analysis of Financial Condition and Results of Operations
          The following discussion and analysis should be read in conjunction with the historical financial statements and related notes, as well as the pro forma financial information, included elsewhere in this registration statement.
          Background
          We were incorporated on February 2, 2007, operating as a special purpose acquisition company with the objective of acquiring one or more operating companies engaged in asset management. On June 21, 2007, we completed a $120,000,000 private placement of 20,000,000 units consisting of our Common Stock and Warrants. The proceeds of this private placement, net of costs and working capital ($110,000,000), were held in a trust fund pending approval by our stockholders of business combinations with selected asset management firms that had an aggregate transaction value (cash and other consideration, liabilities assumed and transaction costs) of at least 70.0% of the amount initially held in the trust account.
          Following stockholder approval, on October 1, 2007, we acquired all of the outstanding capital stock of Wood and all of the outstanding membership interests of Sovereign. The initial consideration for the capital stock of Wood consisted of $27,500,000 in cash and 727,273 shares of our Common Stock (valued at $4,000,000), plus acquisition costs of $1,664,000; the initial consideration for Sovereign consisted of $4,500,000 in cash and 181,818 shares of our Common Stock (valued at $1,000,000), plus acquisition costs of $301,000. At the times of the respective closings, the cash funds necessary to make these acquisitions and pay the related expenses, as well as working capital needs, were released from the trust fund, as were deferred fees of approximately $1,087,000 then due to Sunrise, our private placement agent. Additional contingent payments of up to $11,000,000 could be required in connection with the Wood and Sovereign acquisitions if certain conditions are met. The stockholders also approved payments to SKC for the execution by us or our subsidiaries of investment advisory agreements with certain former SKC clients, the initial amount of which was $46,000. An additional amount may also be payable to SKC under the SKC Agreement if any further investment advisory agreements are executed in the period from April 1, 2008 to September 30, 2008. We repurchased 700,000 shares of Common Stock from holders voting against these transactions for $3,850,000, plus interest.
          Following a second stockholder approval, on March 31, 2008, we acquired all of the outstanding capital stock of NIS. The initial consideration consisted of approximately $29,684,000 in cash, guaranteed deferred payments discounted to the net present value of approximately $1,903,000 and acquisition costs of $1,542,000. Additional contingent payments of up to $6,900,000 could be required in connection with the NIS acquisition if certain conditions are met (of which up to $2,450,000 could be paid in shares of Common Stock). With the acquisition of NIS, the aggregate transaction value in the stockholder-approved business combinations exceeded 70.0% of the funds in the trust account. With no further action on our part, we ceased to exist as a special purpose acquisition company and the balance of the funds remaining in the trust fund (approximately $26,237,000) was released to us. From that amount, we repurchased 2,208,452 shares of Common Stock from holders voting against this transaction for $11,749,000, plus interest.
          Currently, we are focusing our efforts on integrating the three acquisitions. Our goal in the short-term is to obtain economies of scale by integrating the technical and administrative activities of the subsidiaries (and any future acquisitions), including accounting, information technology, human resources and risk management. Over the long-term, we expect to consolidate the various operations into one asset management business, operating in multiple locations.
          Also in the long-term, we intend to acquire additional asset management firms and/or management agreements with mutual funds. We expect to fund any such acquisitions partly from the cash balances that remain from our private placement of units and partly through issuance of additional Common Stock (including through the conversion of our outstanding Warrants), although we may incur bank debt as well.

          Financial Overview
          We now derive the preponderance of our operating revenues from investment advisory fees, which, in the case of all subsidiaries, consist of a percentage (or a range of percentages) of the market value of assets under management and vary among security type and investment strategy and even from client to client. We can also earn incentive fees from certain NIS clients, as well as fees at NIS from referring clients to investment vehicles sponsored by Attalus, although we earned no incentive fees in 2007 or the first half of 2008. As a result, our operating results from period to period will be substantially influenced by the changes to our subsidiaries’ assets under management and shifts in the distribution of assets under management among types of securities and investment strategies, which bear varying fees. The amount of assets under management will fluctuate based on the investment performance (both absolutely and relative to other investment advisors) that our subsidiaries experience with the accounts under their management, the success of sales and marketing efforts, and the acquisition of additional asset managers and/or management agreements with mutual funds. A material portion of our results will be influenced by fluctuations in world financial markets. Because they comprise the largest part of our assets under management, the performance of U.S. fixed-income securities should have the greatest influence on our results on a long-term basis, although our recent performance has been substantially affected by the negative performance of the U.S. equity markets, which can be expected to affect our performance for the balance of 2008.
          When we acquired Wood on October 1, 2007, Wood’s assets under management amounted to $1,488,000,000; Wood’s assets under management had declined to $945,000,000 by June 30, 2008. The decline in Wood’s assets under management was the result of two factors – the loss of accounts as a result of the November 2007 death of Gary Wood, Wood’s founder, and the investment performance of equity securities of U.S. issuers with large market capitalizations on which Wood’s portfolio management activities are primarily focused. From the date of Wood’s acquisition to June 30, 2008, the Russell 1000 Value Index and the S&P 500 Index, the primary Wood portfolio benchmarks, declined by 18.6% and 14.9%, respectively. In the first six months of 2008, the Russell 1000 Value Index declined by 13.6% and the S&P 500 Index declined by 11.9%. When we acquired Sovereign on October 1, 2007, Sovereign’s assets under management amounted to $1,817,000,000; Sovereign’s assets under management had decreased to $1,327,000,000 by June 30, 2008. The decrease in Sovereign’s assets under management was the result of the loss of a single institutional account with a value of $355,000,000 in the second quarter of 2008, in addition to the loss of a number of smaller accounts. Market factors had little impact on the change in Sovereign’s assets under management. From the date of Sovereign’s acquisition to June 30, 2008, the Merrill Lynch Domestic Master Index, one of the main Sovereign benchmarks, increased by 4.4%. In the first six months of 2008, the Merrill Lynch Domestic Master Index increased by 1.3%. When we acquired NIS on March 31, 2007, NIS’s assets under management amounted to $2,928,000,000; NIS’s assets under management had decreased to $2,859,000,000 by June 30, 2008. The decrease in NIS’s assets under management was the result of the loss of a single institutional account with a value of $115,000,000, which was largely offset by the gain of other new accounts. As with Sovereign, market factors did not have a significant influence on the change in NIS’s assets under management. From the date of NIS’s acquisition to June 30, 2008, the Lehman Aggregate Index, one of the main NIS benchmarks, declined by 1.0%. As described below, declines in assets under management directly bear on investment advisory fees since they are a percentage (or range of percentages) of assets under management. Because the percentage is typically higher for equity than for debt, reductions in equity assets under management generally have a greater impact. As Attalus is our largest single source of revenues, the performance of Attalus investment strategies (in both absolute terms and relative to other similar investment advisors) is also important to us. Assets managed by Attalus under the terms of our distribution agreement rose from $888,000,000 at March 31, 2008 to $972,000,000 at June 30, 2008, reflecting both investment performance and new business.
          In contrast, a significant portion of our expenses, including employee compensation and occupancy, is expected to be fixed and to demonstrate minimal variation. While we expect to generate economies in operational areas, we also expect, in implementing our business strategy, to add to our sales and marketing staff and this is likely to result in a net addition to our expenses.

          Consolidated Results of Operations
          The following table sets forth information regarding the components of our revenue and expenses for the periods shown.

	Six Months
	Ended June 30,	Six Months	Period from
	2008	Ended June 30,	February 2, 2007
	(unaudited)	2007	(inception) to
	(restated)	(unaudited)	December 31, 2007
	(in thousands except for earnings per share data)
Fee income	$6,706	$—	$2,660

Operating expenses:
Administrative	5,988	263	2,490
Amortization of intangibles	2,002	—	809
Write-off of intangibles	1,792	—	829

Total operating expenses	9,782	263	4,128

Operating loss	(3,076)	(263)	(1,468)

Interest income	868	203	2,191

Income (loss) before taxes	(2,208)	(60)	723

Income tax (expense) benefit	720	23	(280)

Net income (loss)	$(1,488)	$(37)	$443

Net income (loss) per share

basic	$(0.07)	$—	$0.04

diluted	$(0.07)	$—	$0.03

          Until our acquisitions of Wood and Sovereign on October 1, 2007, our activities were limited to organizing our operations, preparing for and conducting our $120,000,000 offering of units, listing those units on AIM, and identifying and negotiating with potential target operating businesses. The operating results of the Wood and Sovereign businesses have been included in the accompanying consolidated financial statements from their October 1, 2007 acquisition dates; the operating results of NIS have been included from its March 31, 2008 acquisition date.
          Fee income in 2007 amounted to $2,660,000, and consisted entirely of investment advisory fees attributable to Wood ($1,720,000) and Sovereign ($940,000). Fee income in the first half of 2008 amounted to $6,706,000, and consisted of investment advisory fees of $5,970,000 and referral fees of $736,000. The investment advisory fees reflect six months of Wood and Sovereign’s operations (investment advisory fees of $2,306,000 and $1,734,000, respectively) and three months of NIS’s operations ($2,666,000). The referral fees represent three months of revenues attributable to NIS’s agreement with Attalus. As described above, investment advisory fees are directly tied to assets under management and aggregate assets under management amounted to $3,071,000,000 (the aggregate of Wood and Sovereign) at December 31, 2007, $2,635,000,000 (the aggregate of Wood and Sovereign) at March 31, 2008 and $5,131,000,000 at June 30, 2008 (the aggregate of Wood, Sovereign and NIS).

          Administrative expenses were $2,490,000 in 2007, a significant portion of which represented fourth quarter expenses. These expenses included employee compensation and benefits of $1,358,000; solicitation fees of $121,300; and other operating expenses of $1,011,000 (including professional fees ($496,500), travel and entertainment ($110,400), occupancy ($142,300) and research and technology ($95,200)). The professional fees amount includes $250,000 for services of a consultant employed to identify potential acquisition targets. Administrative expenses were $5,987,000 in the first half of 2008. These expenses included employee compensation and benefits of $3,261,900; solicitation fees of $251,500; and other operating expenses of $2,390,600 (including professional fees ($886,400), travel and entertainment ($452,000), occupancy ($324,500) and research and technology ($390,300)). Administrative expenses were $263,000 in the first half of 2007. These expenses substantially consisted of the professional fees of $250,000 for services of a consultant as described above as the individuals involved in our organization did not receive any compensation from us until the fourth quarter of 2007. The increases in each such expense between the first half of 2007 and the first half of 2008 substantially reflect that at June 30, 2007 we were a special purpose acquisition company which had merely completed its initial money-raising phase, whereas at June 30, 2008, we were an operating company with two subsidiaries for the entire six-month period and one for three months. We continue to seek opportunities to find increased economies of scale within our consolidated group that would lead to a reduction of expenses, in particular, research and technology.
     Goodwill and other intangible assets, net, represented 33.0% and 63.3% of our total assets at December 31, 2007 and June 30, 2008, respectively. Although goodwill is not amortized, amortization of other intangible assets and depreciation (non-cash items) amounted to $809,000 in 2007 and $2,002,000 in the first half of 2008. Amortization in 2007 included the fourth quarter write-off of $829,000 attributable to the non-competition agreement we had executed with Gary Wood at the time of the Wood acquisition as a result of his subsequent death. In addition, in the first half of 2008 we recorded impairment charges of $1,478,000 related to Wood customer relationship intangible assets and $314,000 related to Sovereign customer relationship intangible assets. Our board of directors, including its audit committee, determined that the valuation of the customer relationship intangible assets had been impaired by the loss of institutional accounts at Wood and Sovereign. Because we had not yet effected any acquisitions, there was no goodwill, intangible assets or depreciable assets on our balance sheet at June 30, 2007 and therefore no amortization of intangible assets or depreciation in the first half of 2007.
     Our operating loss was $1,468,000 in 2007, reflecting the $809,000 in amortization of intangible assets acquired in the Wood and Sovereign transactions and the write-off of the Gary Wood non-competition agreement. Our operating loss in the first half of 2008 was $3,076,000, which was entirely attributable to six months amortization of the Wood and Sovereign intangible assets, three months amortization of the NIS intangible assets and the impairment charges. This compares to an operating loss of $263,000 in the first half of 2007, with the expansion of the loss again attributable to the amortization of intangible assets and the impairment charges in the 2008 period.
     Interest income amounted to $2,191,000 in 2007, $868,000 in the first half of 2008 and $203,000 in the first half of 2007. Substantially all of the interest income in both 2007 and the interim 2007 period represents interest earned on amounts in the trust fund and, in the first half of 2008, on amounts held in the trust fund in the first quarter of 2008 and in the second quarter of 2008 on amounts released from the trust fund. Now that we are an operating company, we do not expect that interest income will represent a significant source of our revenue.
     Income tax expense was $280,000 in 2007, consisting of federal tax expense of $246,000, state tax expense of $31,000 and other of $3,000, for an effective tax rate of 38.7% on pre-tax income of $723,000. Income tax benefit was $720,000 in the first half of 2008, an effective tax rate of 32.6%, on a pre-tax loss of $2,208,000. The $720,000 tax benefit consisted of a federal tax benefit of $754,000 net of state tax expense of $31,000. Income tax benefit was $23,000 in the first half of 2007, an effective tax rate of 38.3%, on a pre-tax loss of $60,000, and was solely comprised of federal income tax benefit.
     As a result of the factors described above, we had net income of $443,000 in 2007, and net losses of $1,488,000 and $37,000 in the first half of 2008 and the first half of 2007, respectively.
     Pro Forma Consolidated Results of Operations
     The following table sets forth information regarding the components of our revenue and expenses on an unaudited pro forma basis for the periods shown. This unaudited pro forma information has been prepared as if we had, as of the beginning of the period presented, completed our acquisitions of each of the subsidiaries. Such information is provided for illustrative purposes only and does not represent what our results of operations or financial position would actually have been if the transactions had in fact occurred as of these dates and it is not representative of our results of operations or financial positions for any future periods. See “Unaudited Pro Forma Combined Financial Information,” and notes thereto for a detailed explanation of the adjustments to our annual and interim financial statements that were made to produce the pro forma information presented below.

	Six Months
	Ended June 30,	Six Months
	2008	Ended June 30,
	(unaudited)	2007	Year Ended
	(restated)	(unaudited)	December 31, 2007
	(in thousands except for earnings per share data)
Fee income	$9,197	$10,790	$20,135

Operating expenses:
Administrative	8,226	7,292	16,271
Amortization of intangibles	2,407	2,419	5,332
Write-off of intangibles	1,792	—	—

Total operating expenses	12,425	9,711	21,603

Operating income (loss)	(3,228)	1,079	(1,468)

Interest income	879	231	2,272

Income (loss) before taxes	(2,349)	1,310	804

Income tax (expense) benefit	768	(485)	(297)

Net income (loss)	$(1,581)	$825	$507

Net income (loss) per share
basic	$(0.08)	$0.04	$0.03

diluted	$(0.08)	$0.04	$0.02
               Pro Forma 2007
          Pro forma fee income in 2007 amounted to $20,135,000, and consisted of investment advisory fees of $17,155,000 and referral fees of $2,980,000. The aggregate assets under management of Wood, Sovereign and NIS amounted to $5,902,000,000 at December 31, 2007. The referral fees were attributable to NIS’s agreement with Attalus.
          Pro forma administrative expenses were $16,271,000 in 2007. These expenses included employee compensation and benefits of $11,096,000; solicitation fees of $313,400; sub-advisory fees of $203,000; and other operating expenses of $4,856,000 (including professional fees ($646,000), travel and entertainment ($642,000), occupancy ($695,300) and research and technology ($586,000)). The professional fees amount includes $250,000 for the services of a consultant employed to identify potential acquisition targets.
          Pro forma amortization of other intangible assets and depreciation (non-cash items) amounted to $5,332,000 in 2007. This amount includes the fourth quarter 2007 write-off of $829,000 attributable to the non-

competition agreement we had executed with Gary Wood at the time of the Wood acquisition as a result of his subsequent death.
          Our pro forma operating loss was $1,468,000 in 2007, reflecting the amortization of intangible assets acquired in the Wood, Sovereign and NIS transactions, including the write-off of the Gary Wood non-competition agreement.
          Pro forma interest income amounted to $2,272,000 in 2007. Substantially all of the interest income represents interest earned on amounts in the trust fund.
          Pro forma income tax expense was $297,000 in 2007, based on an assumed effective tax rate of 37.0% on pre-tax income of $804,000.
          As a result of the factors described above, we had pro forma net income of $507,000 in 2007.
               Pro Forma First Half 2008 Compared to Pro Forma First Half 2007
          Pro forma fee income decreased by 14.9% in the first half of 2008 from the first half of 2007. The decrease was substantially the result of a $1,510,000, or 16.2%, decrease in pro forma investment advisory fees from $9,332,000 in the first half of 2007 to $7,822,000 in the first half of 2008. The decrease in pro forma investment advisory fees was primarily attributable to the decrease in Wood’s assets under management following the November 2007 death of Gary Wood, Wood’s founder, and the sharp decline in prices of equity securities of U.S. issuers with large market capitalizations. Wood’s assets under management aggregated $945,000,000 at June 30, 2008, compared to $1,475,000,000 at June 30, 2007, which translated into a decrease in pro forma investment advisory fees of $1,099,000 from the first half of 2007 to the first half of 2008. NIS’s assets under management also decreased slightly from $3,070,000,000 at December 31, 2007 to $2,859,000,000 at June 30, 2008, and resulted in a decrease in pro forma investment advisory fees earned of $328,000, or 8.6%, from $3,821,000 in the first half of 2007 to $3,493,000 in the first half of 2008. The decreases were primarily attributable to a decrease in assets under management and hence investment advisory fees earned from NIS accounts. Sovereign’s assets under management also decreased from $1,346,000,000 at June 30, 2007 to $1,327,000,000 at June 30, 2008, primarily due to the loss of a single institutional account with a value of $355,000,000 during the second quarter of 2008. This loss was substantially offset by asset gains during the second half of 2007. Despite the decline, the pro forma investment advisory fees of Sovereign rose slightly between the first half of 2007 and the first half of 2008, amounting to $1,460,000 and $1,610,000, respectively. Pro forma fee income also reflects a $83,000, or 5.7%, decrease in referral fees from $1,458,000 in the first half of 2007 to $1,375,000 in the first half of 2008. The decrease in referral fees reflected lower incentive fees earned by Attalus during the first half of 2008, which, in turn, decreased the amount we earned from Attalus.
          Pro forma administrative expenses increased 12.8% in the first half of 2008 from the first half of 2007. The increase was primarily the result of an increase in other operating expenses of $1,187,000, or 21.8%. Within other operating expenses, professional fees increased by $1,000,000, or 76.3%, travel and entertainment increased $188,000, or 54.8%, and research and technology increased $70,000, or 17.3%, occupancy increased by $60,000, or 17.7%, and corporate insurance expense increased by $24,000. Of the increase in professional fees between the first half of 2007 and the first half of 2008, $225,000 was attributable to legal fees incurred in connection with the registration of our Common Stock, $150,000 was attributable to Titanium-level fees for accounting and audit services, $100,000 was attributable to legal fees associated with an NIS internal investigation, $106,000 was attributable to an NIS consultant and $58,000 was attributable to absorbed administrative expenses for an NIS-managed limited liability company. Partially offsetting the increases in professional fees was a decrease of $250,000 related to the use in the first half of 2007 of a consultant to identify potential acquisition targets. The increase in travel and entertainment primarily reflects $220,000 of Titanium-level expenses in the first half of 2008, partially offset by a net decrease in these expenses at the subsidiary level. The increase in research and technology reflects the acquisition of additional research tools by our subsidiaries and the increase in corporate insurance expense reflects increased premiums as a result of tightening in the marketplace. In addition to the increase in other operating expenses, pro forma solicitation fees and subadvisory fees each increased by $5,000 in the first half of 2008 versus the first half of 2007. Partially offsetting these increases was a $261,000, or 5.3%, decrease in pro forma compensation and benefits expense from the first half of 2007 to the first half of 2008 (from $4,906,000 to

$4,645,000). The decrease was attributable to a decrease in salaries and benefits at Wood of $397,000. This decrease was partially offset by compensation paid at the Titanium level ($150,000) which had no compensation or benefits expense in the first half of 2007, as well as modest increases in compensation and benefits at Sovereign and NIS.
          The pro forma amortization of other intangible assets and depreciation (non-cash items) decreased 0.5% in the first half of 2008 from the first half of 2007. Pro forma amortization in the first half of 2007 included amortization of the value assigned to Gary Wood’s non-competition agreement. With his death in November 2007, the balance was written off, so that there was no further amortization, which substantially accounts for the difference in the amount of amortization between the periods. In addition, in the first half of 2008 we recorded impairment charges of $1,478,000 related to Wood customer relationship intangible assets and $314,000 related to Sovereign customer relationship intangible assets.
          We recognized a pro forma operating loss of $3,228,000 in the first half of 2008 versus a profit of $1,079,000 in the first half of 2007. The $1,792,000 in impairment charges, the $1,510,000 reduction in investment advisory fees and the $83,000 decrease in referral fees primarily accounted for the operating loss.
          Pro forma interest income increased by $648,000 in the first half of 2008 from the first half of 2007. Substantially all of the interest income in both 2007 and the interim 2007 period represents interest earned on amounts in the trust fund and, in the first half of 2008, on amounts held in the trust fund in the first quarter of 2008 and in the second quarter of 2008 on amounts released from the trust fund.
          We recorded a pro forma income tax benefit of $768,000 in the first half of 2008 compared to an income tax expense of $485,000 in the first half of 2007. Tax expense was based on an assumed effective tax rate of 37.0% in the first half of 2007 and an effective tax rate of 32.7% in the first half of 2008. The lower rate is attributable to no state taxes due at the subsidiary level in the first half of 2008.
          As a result of the factors described above, we had a pro forma net loss of $1,581,000 in the first half of 2008, as compared to a pro forma net income of $825,000 in the first half of 2007.
          Liquidity and Capital Resources

	Six Months Ended	Six Months	Period from
	June 30, 2008	Ended June 30,	February 2, 2007
	(unaudited)	2007	(inception) to
	(restated)	(unaudited)	December 31, 2007
	(in thousands)
Net cash provided by (used in) operating activities	$478	$(6,943)	$2,478
Net cash provided by (used in) investing activities	24,289	(99,011)	(89,571)
Net cash provided by (used in) financing activities	(12,017)	108,291	106,481
          Operating activities provided cash of $2,478,000 in 2007 and $478,000 in the first half of 2008. In 2007, net income amounted to $443,000 and non-cash amortization, depreciation and write off of the Gary Wood non-competition agreement amounted to $1,654,000. Working capital as of December 31, 2007 was $74,217,000. The working capital amount was primarily attributable to the positive cash flow from financing activities, less amounts expended on investing activities. Cash, including amounts held in the trust fund, amounted to approximately $74,975,000 as of December 31, 2007. Additional working capital changes included a $388,000 increase in accounts receivable, a $377,000 increase in deferred income taxes and a $115,000 increase in prepaid expenses and other assets, although these changes were more than offset by increases of $149,000 in accounts payable and $1,112,000 in accrued expenses and other current liabilities. In the first half of 2008, we incurred a loss of $1,488,000 and non-cash amortization, depreciation and intangibles write-off amounted to $3,794,000. Working capital decreased by $40,263,000. The decrease in working capital was primarily attributable to the $31,226,000 in cash, including costs of $1,542,000, used for the NIS acquisition and the $12,017,000 in cash used for repurchases of shares of common stock from stockholders voting against the NIS acquisition. Additional working capital changes, including amounts acquired in the NIS acquisition, included a $751,000 increase in deferred income taxes, a $1,187,000 increase in prepaid expenses and other assets, a $57,000 decrease in accounts payable, a $295,000 decrease in accrued expenses and other current liabilities and an increase of $2,038,000 in accounts receivable. Operating activities used cash of $6,943,000 in the first half of 2007, which was the result of increases of $23,000 in deferred income taxes, $8,014,000 in prepaid expenses and other assets, $482,000 in accounts payable and $649,000 in accrued expenses and other current liabilities.
          Investing activities used cash of $89,571,000 in 2007. Investing activities provided cash of $24,289,000 in the first half of 2008. At December 31, 2007, $55,587,000 of the $110,000,000 deposited in the trust fund following the private placement remained in the trust fund; it was released at the end of the first quarter of 2008 when NIS was acquired. During 2007, $33,965,000 in cash was used in connection with the Wood and Sovereign acquisitions and, during the first half of 2008, $31,226,000 in additional cash (net of cash acquired) was used in connection with the acquisition of NIS. Upon completion of the acquisition of NIS, $55,587,000 was released from the trust account. We also purchased $72,000 of property and equipment. During the first half of 2007, investing activities used cash of $99,011,000 as $99,011,000 of the $108,291,000 received from the issuance of common stock units was placed in the trust account.
          Financing activities provided cash of $106,481,000 in 2007, including $25,000 from the issuance of Founding Stock and $120,000,000 from the private placement of units. Proceeds from the issuance of Founding Stock and our private placement of units were partially offset in 2007 by $9,652,000 in expenses associated with the private placement and listing on AIM and $3,892,000 used to repurchase shares of Common Stock as a result of votes by holders against the first business combination and simultaneous elections to exercise their repurchase rights. The net cash of $108,291,000 provided by financing activities in the first half of 2007 consists of the net proceeds from the issuance of units. Financing activities used cash of $12,017,000 in the first half of 2008 which reflected the repurchase shares of common stock as a result of votes by holders of Common Stock against the second business combination (NIS) and simultaneous elections to exercise their repurchase rights.
          Our cash and cash equivalents amounted to $32,138,000 at June 30, 2008. Of that amount, up to $17,900,000 (excluding any payments to SKC) could be necessary to fund additional payments in connection with the acquisitions of our current subsidiaries. As previously described, earn out payments of up to $4,000,000 and revenue bonuses of up to $2,000,000 are payable if certain conditions in the Wood Agreement are met. Similarly, earn out payments of up to $3,000,000 and revenue bonuses of up to $2,000,000 are payable if certain performance criteria in the Sovereign Agreement are met. Up to one half of each of these payments are due in November 2009 and November 2011. In addition, we will make certain deferred payments, as set forth below, in 2009 and 2010 after the audits of the 2008 and 2009 financial statements of NIS are completed: (i) a fixed payment of $1 million; (ii) a variable payment based upon NIS’s total revenues in each such one year; and (iii) if payments are made under (ii) then an additional payment of 50.0% of any income tax benefits projected to be realized by us as a result of the treatment of the transaction by the parties for tax purposes as a sale of assets. We estimate that the aggregate amount of the deferred consideration for NIS, assuming the maximum variable payments are achieved, would be approximately $6,900,000.
          Our current level of cash is also sufficient to fund our ongoing operations and to provide consideration for additional acquisitions. We expect to fund any such acquisitions partly through issuance of additional Common Stock (including through the conversion of our outstanding Warrants), although we may incur bank debt as well.
          In addition, NIS has a $950,000 line of credit from a financial institution secured by a general business lien, as defined by the agreement. The line of credit is payable on demand and bears interest at the prime rate, which was 7.25% as of December 31, 2007 and 5.0% at June 30, 2008. There were no outstanding borrowings on the NIS line of credit at December 31, 2007 and June 30, 2008.
          Contingencies
          During the course of an internal investigation, NIS’s management found evidence suggesting that certain of its customers’ plan assets were invested in a manner inconsistent with the plan’s authorized investment policy. NIS has voluntarily settled with one of its affected customers and has recorded a liability in the amount of approximately $60,000, which is included in accrued expenses at June 30, 2008. See Note 13 of our Notes to Consolidated Financial Statements.
          Off-Balance Sheet Arrangements
          We have no off-balance sheet arrangements.
          Critical Accounting Policies and Estimates
          The preparation of consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, we evaluate our estimates, including those related to the estimated useful life of intangible assets, impairment of goodwill and other intangibles, potential valuation allowance for deferred tax asset and contingencies, particularly litigation. We base our estimates on historical experience of our subsidiaries, independent valuations and various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.
          We believe the following critical accounting policies govern the more significant judgments and estimates used in the preparation of its consolidated financial statements.
          Other Intangible Assets Other Than Goodwill. We perform valuations of intangible assets acquired in business acquisitions. Acquired investment advisory agreement intangible assets, trademarks and trade names and non-compete agreements, are being amortized on a straight-line basis over their useful lives consistent with the estimated useful life considerations used in the determination of their fair values of contractual lives. At least annually, on the first day of our fourth quarter we evaluate the remaining useful lives of our intangible assets to determine whether events and circumstances warrant a revision to the remaining period of amortization. If the estimate of an asset’s remaining useful life changes, the remaining carrying amount of the intangible asset would be amortized over the revised remaining useful life. In addition, the remaining unamortized book value of intangibles is reviewed for impairment in accordance with Statement of Financial Accounting Standards, or SFAS, No. 144, Accounting for the Impairment or Disposal of Long-lived Assets, or SFAS No. 144. The first step of an impairment test under SFAS No. 144 is a comparison of the future cash flows, undiscounted, to the remaining book value of the intangible. If the future cash flows are insufficient to recover the remaining book value, a fair value of the asset, depending on its size, will be independently or internally determined and compared to the book value to determine if an impairment exists.
          Goodwill. In accordance with SFAS No. 142, Goodwill and Other Intangibles, or SFAS No. 142, goodwill is not amortized. We will perform goodwill impairment tests on at least an annual basis, on the first day of our fourth quarter, or whenever events or changes in circumstances indicate that the carrying amount might not be recoverable using the two-step process prescribed in SFAS No. 142. The first step is to evaluate for potential impairment by comparing the reporting unit’s fair value with its book value. If the first step indicates potential impairment, the required second step allocates the fair value of the reporting unit to its assets and liabilities, including recognized and unrecognized intangibles. If the implied fair value of the reporting unit’s goodwill is lower than its carrying amount, goodwill is impaired and written down to its implied fair value.
          Potential Valuation Allowance for Deferred Tax Asset. Income taxes are provided based upon the liability method of accounting pursuant to SFAS No. 109, Accounting for Income Taxes. Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. Deferred tax assets are reduced by a valuation allowance when, in our opinion, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.
          Fair Value of Financial Instruments. In accordance with the requirements of SFAS No. 107, Disclosure About Fair Value of Financial Instruments, we estimate fair value amounts using available market information and valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein may not be indicative of the amounts we could realize in a current market exchange or may be different from the value that other person’s would have attributed to the asset in accordance with SFAS No. 107. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.
          Contingencies and Litigation. Litigation outcomes and similar contingencies are often difficult to predict and often are resolved over long periods of time. Estimating probable losses requires the analysis of multiple possible outcomes that often depend on judgments regarding potential actions by third parties. We record loss contingencies as liabilities in the consolidated financial statements when: (1) it is probable or known that a liability has been incurred and (2) the amount of the loss is reasonably estimable. If the reasonable estimate of the loss is a range and no amount within the range is a better estimate, the minimum amount of the range is recorded as a liability. So long as we believe that a loss in litigation is not probable, then no liability will be recorded.
          Recent Accounting Pronouncements
          In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, or SFAS No. 157, which provides guidance for measuring assets and liabilities at fair value. Generally, SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 157 did not have a material impact on our consolidated financial statements.
          In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115, or SFAS No. 159. SFAS 159 allows companies to measure at fair value most financial assets and liabilities that are currently required to be measured in a different manner, such as based on their carrying amount. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS 159 did not have a material impact on our consolidated financial statements.
          In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations, or SFAS No. 141(R) and No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51, or SFAS No. 160. SFAS No. 141(R) will change how business acquisitions are accounted for and SFAS No. 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS No. 141(R) and SFAS No. 160 are effective for fiscal years beginning on or after December 15, 2008 (January 1, 2009 for us). The adoption of SFAS No. 141(R) and SFAS No. 160 is not expected to have a material impact on our consolidated financial statements.
          In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133, or SFAS No. 161. SFAS No. 161 amends and expands disclosures about derivative instruments and hedging activities. SFAS No. 161 requires qualitative disclosures about the objectives and strategies of derivative instruments, quantitative disclosures about the fair value amounts of and gains and losses on derivative instruments, and disclosures of credit risk related contingent features in hedging activities. SFAS No. 161 is effective for fiscal years beginning after November 15, 2008 and will be effective for us in fiscal year 2009. Early adoption is prohibited; however, presentation and disclosure requirements must be retrospectively applied to comparative financial statements. We have not yet determined the effect, if any, that the adoption of this standard will have on our consolidated financial position or results of operations.
          In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles, or SFAS No. 162. SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements for non-governmental entities that are presented in conformity with accounting principles generally accepted in the United States of America. SFAS No. 162 will be effective 60 days after the Commission approves the Public Company Accounting Oversight Board’s amendments to AU Section 411. We do not anticipate the adoption of SFAS No. 162 will have an impact on our consolidated financial statements.

          In February 2008, the FASB issued FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157, or FSP No. 157-2, to partially defer SFAS No. 157. FSP No. 157-2 defers the effective date of SFAS No. 157 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years, and interim periods within those fiscal years, beginning after November 15, 2008. We are currently evaluating the impact of adopting the provisions of FSP No. 157-2.

Item 3. Properties
          We lease 8,483 square feet of office space in Sarasota, Florida for use by Wood pursuant to a sub-lease arrangement which expires on October 31, 2010.
          Sovereign leases 6,257 square feet of office space in Charlotte, North Carolina pursuant to a lease which expires on July 31, 2012.
          NIS leases 9,527 square feet of office space in Milwaukee, Wisconsin for its operations. (This location also serves as our corporate headquarters.) Its lease expires on February 28, 2018, but can be terminated as of February 28, 2013 or extended to February 28, 2023. NIS also leases 3,788 square feet of office space in Chicago, Illinois, which it uses for its marketing and client service operations. Its lease expires on May 31, 2010.
          We also lease 278 square feet of office space in London, England for our employees who are located there. The lease expires on February 28, 2009.
          We consider our office arrangements to be adequate for our current operations.

Item 4. Security Ownership of Certain Beneficial Owners and Management
          Set forth below as of September 8, 2008, are (i) all persons (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who we know to be the beneficial owner of more than 5.0% of our Common Stock and our Restricted Stock and the number of shares they beneficially own and (ii) each of the directors, each of the executive officers and the directors and the executive officers as a group and the number of shares they beneficially own. The percentage of votes for the Common Stock and the Restricted Stock is based on one vote for each share of Common Stock and one vote for each share of Restricted Stock. Each share of Restricted Stock is automatically convertible into Common Stock on a one-to-one basis if, within five years of the issuance of the Restricted Stock: (A) the average closing mid-market quotation of our Common Stock as derived from the website of the recognized investment exchange on which the Common Stock is listed at the relevant time exceeds $6.90 over the past ten business days or (B) there is a change of control of the Company (as defined in our certificate of incorporation). See “Description of Registrant’s Securities—Restricted Stock.”
          The table below includes securities which the beneficial owner has the right to acquire beneficial ownership of within 60 days from the date set forth above.
          Unless otherwise indicated, the address for each stockholder is c/o Titanium Asset Management Corp., 777 E. Wisconsin Avenue, Milwaukee, Wisconsin, 53202-5310.

Name and Address of
Beneficial	Common Stock			Restricted Stock			Percent of
Owner	Shares		%	Shares		%	Total Voting Power
Clal Finance Ltd.	20,970,800	(1)	67.8	—		—	66.5
Rubenstein House 37 Menahem Begin Road Tel Aviv 67137, Israel

Wellington Management	5,962,832	(2)	25.6	—		—	24.9
Company, LLP 75 State Street Boston, MA, 02109

Amnon Mandelbaum	1,617,342	(3)	7.6	—		—	7.4
Sunrise Securities Corp. 641 Lexington Ave. 25th Floor New York, NY, 10022

Nathan Low	1,600,414	(4)	7.5	—		—	7.3
Sunrise Securities Corp. 641 Lexington Ave. 25th Floor New York, NY, 10022

John Sauickie	1,308,403	(5)	6.4	236,151	(6)	38.5	7.3

Nigel Wightman	553,179	(7)	2.7	153,179		25.0	3.3

John Kuzan	434,007	(8)	2.1	102,119	(9)	16.7	2.5

Adam Parkin	221,267	(10)	1.1	121,267		19.8	1.6

Thomas Hamilton	*		*	—		—	*

Directors and Officers as a Group (11 persons)

	655,298	(11)	3.2	153,179		25.0	3.8

*	The percentage of shares or voting power beneficially owned is less than or equal to 1.0%.

(1)	Includes 10,485,400 Warrants which are exercisable for 10,485,400 shares of Common Stock. The amounts set forth above do not include any unallocated shares owned by Titanium Incentive Plan LLC, or TIP, as to which Clal disclaims beneficial ownership. Based on information furnished on behalf of Clal as of September 8, 2008:
          Clal is a majority owned subsidiary of Clal Insurance Enterprises Holdings Ltd., or Clal Insurance, which in turn is a majority owned subsidiary of IDB Development Corporation Ltd., or IDB Development, which in turn is a majority owned subsidiary of IDB Holding Corporation Ltd., or IDB. Clal, Clal Insurance, IDB Development and IDB are all public Israeli companies traded on the Tel Aviv Stock Exchange.
IDB is controlled as follows:
▪	Ganden Holdings Ltd., or Ganden, a private Israeli company controlled by Nochi Dankner (who is also the chairman of IDB) and his sister Shelly Bergman, holds, directly and through a wholly owned subsidiary, approximately 54.7% of the outstanding shares of IDB;

▪	Shelly Bergman, through a wholly-owned company, holds approximately 4.2% of the outstanding shares of IDB;

▪	Avraham Livnat Ltd., or Livnat, a private company controlled by Avraham Livnat (one of whose sons, Zvi Livnat, is a director and executive vice president of IDB and a director of IDB Development, and another son, Shay Livnat, is a director of IDB Development) holds, directly and through a wholly owned subsidiary, approximately 13.3% of the outstanding shares of IDB; and

▪	Manor Holdings BA Ltd., or Manor, a private company controlled by Ruth Manor (whose husband, Isaac Manor, and their son, Dori Manor, are directors of IDB and IDB Development) holds, directly and through a majority owned subsidiary, approximately 13.2% of the outstanding shares of IDB.
          Subsidiaries of Ganden, Livnat and Manor have entered into a shareholders agreement with respect to shares of IDB constituting in the aggregate approximately 51.7% of the outstanding shares of IDB (Ganden — 31.0%; Manor — 10.3%; Livant — 10.3%) for the purpose of maintaining and exercising control of IDB as a group. Their additional holdings in IDB are not subject to the shareholders agreement. The term of the shareholders agreement expires in May 2023.
          Based on the foregoing, Clal Insurance (by reason of its control of Clal), IDB and IDB Development (by reason of their control of Clal Insurance), Ganden, Manor and Livnat (by reason of their control of IDB) and Nochi Dankner, Shelly Bergman, Ruth Manor, and Avraham Livnat (by reason of their control of Ganden, Manor and Livnat, respectively) may be deemed to share with Clal the power to vote and dispose of our shares beneficially owned by Clal. Each of Clal Insurance, IDB, IDB Development, Ganden, Manor and Livnat and Nochi Dankner, Shelly Bergman, Ruth Manor, and Avraham Livnat disclaims beneficial ownership of such shares.

(2)	Based on information furnished on behalf of Wellington Management Company, LLP as of July 7, 2008. The shares of Common Stock and Warrants are owned by numerous investment advisory clients of Wellington Management Company, LLP, none of which is known to have beneficial ownership of 5.0% or more of any class of our securities and includes 2,859,000 Warrants which are exercisable for 2,859,000 shares of Common Stock. Wellington Management Company, LLP has shared voting power over 3,698,732 shares of Common Stock and shared investment power over 5,872,832 shares of Common Stock.

(3)	Consists of a currently exercisable UPO to purchase 808,671 shares of Common Stock and 808,671 Warrants, which are exercisable for 808,671 shares of Common Stock. See “Description of Registrant’s Securities—Authorized Capital Stock—Unit Purchase Options” on page 54 for further information regarding the UPOs.

(4)	Consists of: (1) a currently exercisable UPO to purchase 640,165 shares of Common Stock and 640,165 Warrants, which are exercisable for 640,165 shares of Common Stock and (2) a currently exercisable UPO to purchase 160,042 shares of Common Stock and 160,042 Warrants, which are exercisable for 160,042 shares of Common Stock, held by Sunrise Charitable Foundation, Inc., over which Nathan Low has sole voting and investment power.

(5)	Includes 1,129,695 shares of Common Stock owned by Whitewater Place, LLC as to which John Sauickie has shared voting power and shared investment power and 178,708 shares of Common Stock owned by SKC Trust

Shares LLC as to which John Sauickie has sole voting power over all such shares and sole investment power over 1,000 shares.

(6)	Includes 236,151 shares of Restricted Stock owned by Whitewater Place, LLC as to which John Sauickie has shared voting power and shared investment power.

(7)	Includes 200,000 Warrants, which are exercisable for 200,000 shares of Common Stock. The amounts set forth above do not include any unallocated shares owned by TIP, as to which Nigel Wightman disclaims beneficial ownership.

(8)	Includes 434,007 shares of Common Stock owned by Nazuk LLC, as to which John Kuzan has sole voting power and sole investment power.

(9)	Includes 102,119 shares of Restricted Stock owned by Nazuk LLC, as to which John Kuzan has sole voting power and sole investment power.

(10)	Includes 50,000 Warrants which are exercisable for 50,000 shares of Common Stock.

(11)	Represents 102,119 shares of Common Stock held by Thomas Hamilton, a director, and 353,179 shares of Common Stock and 200,000 Warrants, which are exercisable for 200,000 shares of Common Stock, held by Nigel Wightman, a director and our Chief Executive Officer. The amounts set forth above do not include any unallocated shares owned by TIP, as to which Nigel Wightman disclaims beneficial ownership.

Item 5. Directors and Executive Officers
          The names, ages and positions of our directors and executive officers are as follows:

Name	Age	Position
Nigel Wightman	55	Chief Executive Officer and Chairman
Larry Haslee	48	Chief Financial Officer and Secretary
Robert Kelly	63	Vice Chairman and Director
Avigdor Kaplan	69	Director
Yehoshua (“Shuky”) Abramovich	48	Director
T. Raymond Suplee(1)	61	Director
Thomas Hamilton	74	Director
Jeffrey R. Hines	54	Managing Director and Chief Executive Officer of Sovereign
John (“Jack”) Fisher	54	Managing Director and President and Chief Executive Officer of Wood
Robert Brooks	54	Managing Director and Executive Vice President of NIS
Robert J. Siefert	59	Managing Director and President and Chief Investment Officer of NIS

(1)	Did not join the board of directors until after the 2007 year end.
          Nigel Wightman was appointed as our President and Chief Executive Officer on April 21, 2008 and as Chairman of the board of directors on March 31, 2008, having previously served as our Managing Director from September 2007. Mr. Wightman is also a director of Wood, Sovereign and NIS. Mr. Wightman has over 30 years experience in the international asset management industry, and has worked in London and Hong Kong. From October 2005 to September 2007, he served as the managing partner of Parkfield Capital LLP. From 1997 to 2005, Mr. Wightman was managing director of State Street Global Advisors Limited, an international fund management business. In that role, he was responsible for the purchase of Gartmore’s £18 billion equity index business in 2001 and for securing £20 billion in outsourced assets from Abbey National in 2004. He was responsible for forming, and was a director of, a life insurance company and several mutual fund and asset management companies. He also served as a managing director of State Street Bank Europe Limited and a director of State Street Banque SA in Paris. He worked from 1984 to 1995 for the NM Rothschild Group in several of its asset management businesses, including serving for four years as head of Asia Pacific, based in Hong Kong. His other responsibilities at Rothschild included serving as the head of the fixed-income, currency and international equities and head of mutual funds. He serves on the investment committees of the Royal Institute for International Affairs and Brasenose College Oxford. He received an MA in Politics, Philosophy and Economics from Brasenose College Oxford and an M Phil in Economics from Nufield College, Oxford.
          Larry Haslee, CPA, was appointed as our Chief Financial Officer on July 14, 2008 and our Secretary on April 18, 2008. Mr. Haslee was appointed as NIS’s Vice President and Chief Financial Officer on April 1, 1994 and as its Chief Compliance Officer on January 1, 2005. Mr. Haslee has also served as NIS’s Secretary and Treasurer since its incorporation in 1993.  Prior to working at NIS, Mr. Haslee worked as the Controller of NIS’s predecessor, National Investment Services of America, Inc., from February 1987 until March 1994. In that role his responsibilities included financial reporting, compliance, human resources and technology. From 1982 to 1987, Mr. Haslee worked at Arthur Young & Company as a member of its entrepreneurial group, where he provided audit, review and tax services to closely-held businesses. Mr. Haslee is a Certified Public Accountant and graduated from the University of Wisconsin – Milwaukee with a BBA in Accounting.
          Robert Kelly was appointed as our Vice Chairman on July 14, 2008 and as a director on March 31, 2008. He is a founder of NIS and was appointed as its Chairman and Chief Executive Officer in 1993. Before founding NIS, he worked at National Investment Services of America, Inc. from 1990 to 1994. Prior to that, Mr. Kelly was president of Kelly & Associates, Inc., which provided administrative services to pension and health plans until its sale in 1990. Mr. Kelly is a past president of the Society of Professional Benefit Administrators and a served as a director of the International Foundation of Employee Benefit Plans for 20 years. Mr. Kelly has also served as vice chairman of Saint Mary’s University of Minnesota. Mr. Kelly attended the University of Notre Dame and Florida Atlantic University.
          Avigdor Kaplan was appointed as a director on July 19, 2007. From May 1997 until March 2008, Mr. Kaplan was the chief executive officer of the Clal Insurance Enterprises Holdings Group, which provides insurance, investment and pension services to individuals and corporate clients. In March 2008, Mr. Kaplan was nominated as chairman of the board of Clal Insurance Enterprises Holdings Ltd. Mr. Kaplan also serves as chairman of the board of Guard Insurance Group, a U.S.-based company and subsidiary of Clal Insurance Enterprises Holdings Ltd. Mr. Kaplan served as a director of Advanced Technology Acquisition Corp., a company registered with the Commission, from July 2007 to June 2008. From November 1992 to February 1997, Mr. Kaplan was the chief executive officer of Clalit Health Services, a health maintenance organization in Israel. He worked in different capacities at Israel Aircraft Industry Ltd. from 1978 to 1992, including serving as executive vice president. Mr. Kaplan received a BA in Economics from Hebrew University and an MSc in Industrial Management Engineering from the Technion Institute of Technology.
          Yehoshua (“Shuky”) Abramovich was appointed as a director on July 19, 2007. Mr. Abramovich has been the chief executive officer of Clal Finance, a publicly traded financial institution in Israel from April 2006 to present. From March 2003 to December 2006, he served as the chief executive officer of Clal Finance Batucha Investment Management Ltd., an investment management company in Israel. From September 2002 to March 2003, Mr. Abramovich served as deputy vice president of Clal Insurance Enterprises Holdings Limited, which provides insurance, investment and pension services to individuals and corporate clients. Mr. Abramovich received a BA in Economics and an MBA in Finance and Marketing from Tel Aviv University.
          T. Raymond Suplee, CPA, was appointed as a director on January 30, 2008. Mr. Suplee has been the chairman of the board of Suplee & Shea, P.A., a Sarasota-based certified public accounting firm since December 1983. Mr. Suplee has been a practicing certified public accountant since 1974 and his practice concentrates on individual and business taxation. Mr. Suplee has been chairman of Landmark Bank of Florida, an independent community bank in Sarasota, since February 2000 and has been a director of Infinity Health Care LLC, a provider of home health care, since March 2006. Mr. Suplee is a graduate of Villanova University.
          Thomas Hamilton was appointed as a director on March 2, 2007. Mr. Hamilton has over 40 years experience in the investment advisory industry, including serving as head of Asset Management Services of Raymond James and Associates and working at the subsidiary companies of Raymond James Financial, Eagle Asset Management and Awad Asset Management from 1987 to 2001. Mr. Hamilton retired in 2001. He has served as a director of ASK Financial in Mumbai, India since 2001, a trustee of the India Emerging Opportunities Fund of Mauritius since 2001 and a director of Pidilite USA, a wholly owned subsidiary of Pidilite Industries of Mumbai, India since 2007. He has also worked as a consultant with Bay Island Associates, LLC since 2001. He served as a trustee of Heritage Family of Funds from 1985 to 1987. He was president of Strong and Hamilton and the Treelake Company from 1974 to 1987. Mr. Hamilton served as executive vice president of corporate finance at Raymond James and Associates from 1969 to 1974. He received his SB in Mechanical Engineering from MIT, his SB in Metallurgy from MIT and his MBA from Harvard.
          Jeffrey R. Hines, CFA, was appointed as a Managing Director on July 14, 2008 and as President and Chief Executive Officer of Sovereign on February 1, 1997. Mr. Hines has more than 25 years experience in the financial industry, and for the past 20 years he has specialized in the development of custom fixed-income programs for high net worth individuals and institutional clients. In February 1997, Mr. Hines purchased Sovereign Advisers Inc. from Interstate Johnson Lane and founded Sovereign Holdings, LLC, after working at Sovereign Advisers, Inc. as a senior portfolio manager – fixed income since January 1994. From 1992 to 1993, Mr. Hines served as a senior vice president of Marquette & Associates and he was senior vice president of Dana Investment Advisers, Inc. from 1990 to 1992. From June 1984 to June 1990, Mr. Hines was chief investment officer for the Regional Transportation District of Denver. He served as an assistant vice president at Merrill Lynch from October 1978 to May 1981 and as a senior vice president at Dean Witter (now part of Morgan Stanley) from June 1981 to June 1984. He is a charter member of the CFA institute and graduated with a degree in Economics from the University of Colorado.
          John (“Jack”) Fisher was appointed as a Managing Director on July 14, 2008 and as President and Chief Executive Officer of Wood on June 16, 2008. Due to non-competition obligations, Mr. Fisher did not work during the period from April 2007 until he started at Wood. Prior to joining Wood, Mr. Fisher was a founding partner in the investment banking firm Wilson/Bennett Company from February 1987 and served as chairman and president of its subsidiary, Wilson/Bennett Capital Management Inc., until September 2006. From September 2006 through April 2007, Mr. Fisher acted as a consultant to that company. Prior to Wilson/ Bennett Capital Management Inc., Mr. Fisher worked as a vice president with E.F. Hutton & Co. from 1978 to 1987. Mr. Fisher worked as an investment broker from 1977 to 1978 at Dean Witter Reynolds, prior to which he served as a staff economist at the Public Utilities Commission of Texas. Mr. Fisher currently serves as an arbitrator for the Financial Industry Regulatory Authority and is a member of the International Executive Services Corporation, a non-profit organization that provides financial consulting services to developing countries. Mr. Fisher graduated with a BS in Accounting from Virginia Tech.
          Robert Brooks was appointed as a Managing Director on July 14, 2008 and as Executive Vice President of NIS in 2000. Prior to that time, Mr. Brooks served as Vice-President and Senior Vice President at NIS.  Mr. Brooks is currently the lead officer for business development (marketing), client relations and consultant relations for NIS in the U.S.  He is involved in long-term strategic planning for NIS. Prior to joining NIS in 1994, Mr. Brooks worked at Zenith Administrators, Inc. from 1990 to 1994, as vice president and Chicago branch office manager.  He served in the same capacity at Kelly & Associates, Inc. from 1984 to 1990. Prior to Kelly & Associates, Inc., Mr. Brooks worked in administration of large pension plans and was a field service officer with the Teamsters Central States Pension Fund from 1979 to 1984.  Mr. Brooks is an Investment Management Committee Member of the International Foundation of Employee Benefit Plans. Mr. Brooks attended St. Thomas College and graduated from Chicago State University.
          Robert J. Siefert, CPA, was appointed as a Managing Director on July 14, 2008 and as a director of NIS on April 1, 2008. He was named President and Chief Investment Officer of NIS on September 28, 1995. Mr. Siefert was previously Senior Vice President of NIS from 1993 to 1995 as well as Fixed-Income Portfolio Manager from 1994 to 1995, during which time he managed its fixed-income investment portfolios and operations. Mr. Siefert previously worked for National Investment Services of America, Inc., where he was vice president and treasurer from 1978 to 1994. In 1985, he also became fixed-income portfolio manager, and served in that post until 1994. From 1974 to 1975, Mr. Siefert was a controller at NN Investment Services, the predecessor to National Investment Services of America, Inc. In 1975, following the founding of National Investment Services of America, Inc., Mr. Siefert continued as controller until 1977, when he was also named as assistant vice president. Prior to his tenure at NN Investment Services, Mr. Siefert worked at Peat, Marwick, Mitchell & Co., now KPMG, LLP, as a staff accountant in audit and tax from 1971 to 1973. Mr. Siefert is a Certified Public Accountant and graduated from the University of Wisconsin – Whitewater with a BBA in Accounting.
          Pursuant to the terms of our certificate of incorporation, for so long as Clal or any affiliate of Clal owns of record at least 35.0% of the then issued and outstanding Common Stock, Clal may elect (and remove or replace) up to six directors on our board of directors. In addition to the Clal directors, our board of directors must consist of not more than three directors who are executive officers of the Company and two non-executive directors who are designated by the board of directors as independent. We entered into letters of appointment to our board of directors on July 17, 2007 with each of Messrs. Abramovich and Kaplan pursuant to Clal’s rights set forth in our certificate of incorporation. The letters provide, among other things, that the appointment of each of Messrs. Abramovich and Kaplan shall continue until the next annual meeting of our stockholders (unless either director is earlier removed in accordance with the terms of our certificate of incorporation) and set forth guidance on the role and duties of a director of the Company. The letters do not exclude or vary any of the terms set forth in our certificate of incorporation relating to Clal’s representation rights on our board of directors.

Item 6. Executive Compensation
     The following table summarizes the compensation for services rendered for 2007 by our then-current named executive officers. We refer to the executive officers named in this section (such officers being our Chief Executive Officer, Managing Director and Chairman as of December 31, 2007) as our “named executive officers.”
Summary Compensation

									Nonqualified
								Nonequity	Deferred
						Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary		Bonus		Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year(1)	($)		($)		($)	($)	($)	($)	($)	($)
John Sauickie, Chief	2007	75,000	(3)(4)	25,000	(3)	None	None	None	None	5,625 (5)	105,625
Executive Officer(2)
Nigel Wightman,	2007	62,500	(7)	25,000	(7)	None	None	None	None	12,500 (8)	100,000
Managing Director(6)
John Kuzan, Managing	2007	75,000	(10)(4)	15,000	(10)	None	None	None	None	None	90,000
Director, Chairman(9)

(1)	We have not provided information with respect to any fiscal year prior to 2007 because we were not a publicly reporting company prior to the filing of this registration statement.

(2)	John Sauickie resigned as our Chief Executive Officer on April 18, 2008. He continues to be employed by Wood as a managing director.

(3)	John Sauickie’s salary and bonus were paid by Wood. John Sauickie’s annual salary for 2007 was $250,000 and his annual bonus was $100,000, however, he was only paid for the fourth quarter of that year.

(4)	Salary includes a $12,500 contribution by us as reflected in each individual’s unfunded deferred compensation account.

(5)	Amount of premiums paid by us on behalf of John Sauickie and his family for health, disability and life insurance.

(6)	Nigel Wightman was appointed our Chief Executive Officer on April 18, 2008.

(7)	Nigel Wightman’s annual salary for 2007 was $250,000 and his annual bonus was $100,000, however, he was only paid for the fourth quarter of that year.

(8)	Represents contributions by us to a self-directed personal pension plan of Nigel Wightman’s choice on his behalf pursuant to the terms of his employment agreement.

(9)	John Kuzan resigned as our Chairman on March 31, 2008. He continues to be employed by Sovereign as a managing director.

(10)	John Kuzan’s salary and bonus were paid by Sovereign. John Kuzan’s annual salary for 2007 was $250,000 and his bonus was $60,000, however, he was only paid for the fourth quarter of that year.

Employment Agreements
          John Sauickie
          We entered into an employment agreement with John Sauickie on September 5, 2007 for his services as our Chief Executive Officer. Although John Sauickie no longer serves as our Chief Executive Officer, the agreement has not been modified or terminated. Under the terms of the agreement, John Sauickie is paid an annual base salary of $250,000, a pro-rated portion of which was payable as of the date of our acquisitions of Wood and Sovereign, and an annual cash bonus of up to $100,000 at the discretion of the remuneration committee of our board of directors. John Sauickie’s salary and bonus are subject to review and adjustment on an annual basis and in our discretion.
          Under the terms of his employment agreement, John Sauickie is entitled to life insurance coverage in a minimum amount of $1,000,000, family health care coverage (including dental and vision insurance) paid by us for a minimum period of five years from the termination of his employment agreement and long-term disability coverage of no less than 60.0% of his base salary. We also contribute an amount equal to 20.0% of John Sauickie’s base salary to a pension or deferred compensation plan.
          John Sauickie’s employment agreement has a fixed term of two years, commencing on October 1, 2007 and continues thereafter unless either we or John Sauickie give notice of termination at least 12 months in advance. In addition, the agreement may also be terminated by us either for “cause” (as defined in the agreement) or, if there is no “cause” for termination, upon 30 days advance written notice. John Sauickie may terminate the agreement either with “good reason” (as defined in the agreement) or, if “good reason” doesn’t exist, upon 30 days advance written notice. If John Sauickie’s employment is terminated without “cause,” due to his disability or because he has resigned with “good reason,” then we shall pay him, immediately after the date of such termination: (i) his annual base salary for a period of 12 months, (ii) a lump sum payment of his pro rated annual bonus and (iii) contributions toward his health, dental, disability and life insurance for 12 months, unless he earlier obtains equivalent coverage from another source. No such payments have been made to date.
          For 12 months following the termination of his employment, John Sauickie is subject to non-competition obligations and non-solicitation obligations related to our employees, business, clients, accounts, prospective clients or prospective accounts. These provisions were not triggered by John Sauickie’s resignation as our Chief Executive Officer on April 18, 2008, as he continues to serve the Company in his capacity as a managing director of Wood.
          Nigel Wightman
          We entered into a service agreement with Nigel Wightman on September 5, 2007 for his services as our Managing Director. Although Nigel Wightman now serves as our Chief Executive Officer, the agreement has not been modified or amended to reflect his change in position. Under the terms of the agreement, Nigel Wightman is paid an annual base salary of $250,000 and an annual cash bonus in an amount determined by the remuneration committee of our board of directors from time to time but, subject to satisfactory performance, fixed at a pro-rated portion of $100,000 for 2007 and $100,000 for 2008. Nigel Wightman’s salary is subject to review and adjustment on an annual basis after December 31, 2008. In the event that Nigel Wightman is terminated in 2008, he may be eligible to receive a pro-rated portion of his annual bonus for that portion of the year prior to termination.
          Under the terms of his service agreement, Nigel Wightman is entitled to medical insurance coverage for himself and his family, life insurance coverage in an amount equal to four times his base salary at the time of his death and long-term disability insurance coverage of no less than 60.0% of his base salary. We will also contribute an amount equal to 20.0% of Nigel Wightman’s base salary to a pension plan of his choice.
          Pursuant to the terms of his service agreement, Nigel Wightman’s employment with us is deemed to have commenced on October 1, 2007 and the agreement is for a fixed term of two years commencing on that date, continuing thereafter unless terminated on at least 12 months advance written notice. In our absolute discretion, we may terminate Nigel Wightman at any time without notice by making a payment to him of his salary and pension entitlements for 12 months. We may also terminate Nigel Wightman without any payment if he commits or fails to commit certain acts, including his failure to discharge his duties, being found guilty of serious misconduct or committing an arrestable offense. In the event that either we or Nigel Wightman have given the other notice of the termination of his employment, we can require that he be excluded from our premises and prohibit communication with him while we continue to pay him and provide his benefits.

          For 12 months following the termination of his employment, Nigel Wightman is subject to non-competition obligations and non-solicitation obligations of our employees, business, clients, accounts, prospective clients or prospective accounts.
          John Kuzan
          Sovereign entered into an employment agreement with John Kuzan on September 5, 2007 for his services as its Managing Director of Fixed-Income Strategy. Under the terms of the agreement, John Kuzan is paid an annual base salary of $250,000 and an annual cash bonus of up to $60,000 at the discretion of the remuneration committee of Sovereign’s board of directors. John Kuzan’s salary and bonus are subject to review and adjustment on an annual basis and in Sovereign’s discretion.
          Under the terms of his employment agreement, John Kuzan is entitled to life insurance coverage in a minimum amount of $1,000,000, family health care coverage paid by us for a minimum period of five years from the termination of his employment agreement and long-term disability coverage of no less than 60.0% of his base salary. Sovereign will also contribute an amount equal to 20.0% of John Kuzan’s base salary to a pension or deferred compensation plan.
          John Kuzan’s employment agreement has a fixed term of two years, commencing on September 5, 2007 and continues thereafter unless either Sovereign or John Kuzan give notice of termination at least 12 months in advance. In addition, the agreement may also be terminated by Sovereign either for “cause” (as defined in the agreement) or, if there is no “cause” for termination, upon 12 months advance written notice. John Kuzan may terminate the agreement either with “good reason” (as defined in the agreement), or, if “good reason” doesn’t exist, upon 12 months advance written notice. If John Kuzan’s employment is terminated without “cause,” due to his disability or because he has resigned with “good reason,” then Sovereign shall pay him: (1) his annual base salary for a period of 12 months, (2) a lump sum payment of his pro rated annual bonus immediately after the date of such termination and (3) contributions toward his health, dental, disability and life insurance for 12 months, unless he earlier obtains equivalent coverage from another source.
          For 12 months following the termination of his employment, John Kuzan is subject to non-competition obligations and non-solicitation obligations of Sovereign’s employees, business, clients, accounts, prospective clients or prospective accounts.
Deferred Compensation Plan
          Our nonqualified deferred compensation plan is an unfunded and unsecured deferred compensation arrangement that is designed to allow the participants to defer a specified percentage of their annual base salary (up to 50.0%) and/or bonuses (up to 50.0%) in a manner similar to the way in which a traditional 401(k) plan operates, but without regard to the maximum deferral limitations imposed on 401(k) plans by the Internal Revenue Code of 1986, as amended, or the Code. Our nonqualified deferred compensation plan is designed to comply with Code Section 409A. As required by applicable law, participation in the Nonqualified Deferred Compensation Plan is limited to a group of our and our subsidiaries’ management employees.
          Amounts deferred by each participant pursuant to our nonqualified deferred compensation plan are credited to a bookkeeping account maintained on behalf of that participant. Amounts credited to each participant under the nonqualified deferred compensation plan are periodically adjusted for earnings and/or losses at a rate that is equal to one or more of the deemed investment options elected by a participant. Currently, the deemed investment options consist of the following: Franklin Flex Cap Growth Fund, Franklin Small-Mid Cap Growth Fund, Mutual Discovery, Franklin Large Cap Value Fund, Templeton Foreign Fund, Templeton Developing Markets Fund and Franklin U.S. Government Securities Fund. In addition, we may credit additional discretionary contributions to a participant’s account for any plan year as determined by us or provided for by an employee’s employment agreement (as was the case in 2007, with John Sauickie and John Kuzan). Distributions are made in accordance with elections filed by participants at the time of their initial deferrals and distributions generally are expected to occur after a participant’s separation of service.

Equity Incentive Plan
          TIP, a wholly owned subsidiary of ours, owns 306,358 shares of our Common Stock, all of which is Founding Stock. TIP was created at the time of our organization to hold shares of our Common Stock for one-time awards to the employees of our acquired companies. It was not intended as a vehicle to provide additional on-going equity compensation to our employees. As with all other shares of Founding Stock, the shares of Common Stock held by TIP are held in escrow until June 21, 2010. Pursuant to individual share grant agreements, TIP allocated all of its shares to Wood and Sovereign employees around the time of our acquisitions in 2007, including an allocation of 51,060 shares to Jeffrey Hines in his capacity as the President and Chief Executive Officer of Sovereign. No other shares of our Common Stock held by TIP have been allocated to holders of Funding Stock or our current executive officers. We amended and restated the terms of these share grant agreements effective as of July 15, 2008 to, among other things, reflect reductions to the individual grant amounts related to the cancellation of certain shares of Founding Stock after the consummation of our business combinations. Each grantee received a non-voting membership interest in TIP. At June 21, 2010, the grantee’s non-voting membership interest in TIP terminates and the grantee is entitled to an in-kind distribution of his or her allocated shares of our Common Stock. The shares are subject to forfeiture in the event that the grantee’s employment with us or any of our subsidiaries is terminated for any reason (other than death of the grantee), unless otherwise determined by our board of directors (or an authorized committee thereof). In the event of the grantee’s death, the beneficiary identified by the grantee shall have rights to receive the shares to which the grantee was entitled upon their release from escrow. At September 8, 2008, 78,714 shares of our Common Stock held by TIP were unallocated due to grantee terminations and available for future grants.
          In the event we undergo a change in control transaction, all shares subject to outstanding grants shall be released from escrow to the applicable grantee, if the grantee is employed us or one of our subsidiaries on such date. While the shares are subject to forfeiture, the grantee is entitled to receive all dividends and other distributions made on his or her allocated shares but will not be able to exercise any voting rights with respect to such shares, which will be voted in proportion to the votes of the other stockholders. All grants are subject to adjustment relating to a change in our capital stock, including by way of a stock splits, reverse splits or recapitalizations. We expect that we will create an equity incentive plan in the future to provide plan participants with on-going equity compensation, though no such plan has been developed or approved by our board of directors.
Other Compensation
          We do not offer a 401(k) plan to the named executive officers, but each of their employment agreements contain provisions which require payments into a deferred compensation or pension plan. See “Employment Agreements” above. Wood provides a 401(k) plan to its employees, Sovereign provides a SIMPLE IRA to its employees and NIS provides its employees with a non-standardized 401(k) profit-sharing plan.
          Wood, through its participation in a multi-employer defined contribution plan, maintains a 401(k) plan for its employees. All Wood employees (as defined in the plan) are eligible to participate in the plan. Employees may make elective deferrals of their salaries in any amount from 1.0% to 25.0% of their compensation, subject to any calendar year contribution limits established by the Internal Revenue Service. Wood does not provide any matches to its employees’ contributions to its 401(k) plan.
          Sovereign maintains a Savings Incentive Match Plan for Employees (SIMPLE) individual retirement account program for its employees. The plan covers employees who are reasonably expected to receive at least $5,000 in compensation for the current calendar year and have received at least $5,000 in compensation during any one prior calendar year. Employees can elect to defer a percentage of their compensation up to certain maximum limits per calendar year. Sovereign makes dollar-for-dollar matches of its employees elective deferrals in an amount equal to the lesser of up to 3.0% of the employees’ compensation or the total contribution limit for the applicable calendar year.
          NIS maintains a non-standardized 401(k) profit-sharing plan which is a salary reduction/profit sharing plan. The plan covers NIS employees who are over 21 years of age and have completed at least one year of service with the company. Employees may elect to defer an amount of their compensation each year, subject to the maximum contribution limits established by law. NIS matches 50.0% of its employees elective deferrals of up to 6.0% of their compensation. Matching contributions vest in accordance with the plan’s vesting schedule. The plan also provides a profit-sharing component whereby NIS can make a discretionary contribution to the plan based upon the compensation of eligible employees.
Director Compensation
          The following table provides information regarding the compensation paid to the members of our board of directors during 2007:
Director Compensation

				Non-equity	Nonqualified
	Fees			Incentive	Deferred
	Earned or			Plan	Compensation
	Paid in	Stock	Option	Compensation	Earnings	All Other
Name	Cash ($)	Awards ($)	Awards ($)	($)	($)	Compensation ($)	Total ($)
Thomas Hamilton	7,500 (1)	—	—	—	—	6,000 (2)	13,500
Adam Parkin(3)	7,500 (4)	—	—	—	—	—	7,500
Avigdor Kaplan	—	—	—	—	—	—	0
Yehoshua Abramovich	—	—	—	—	—	—	0
John Sauickie(5)	—	—	—	—	—	—	0
Nigel Wightman	—	—	—	—	—	—	0
John Kuzan(6)	—	—	—	—	—	—	0

(1)	Represents one quarter of the annual cash retainer of $30,000. The cash retainer was only paid for the fourth quarter of 2007. Thomas Hamilton’s annual cash retainer was paid by Wood.

(2)	Pursuant to a letter agreement with Thomas Hamilton, he was paid $3,000 a month plus business expenses by Wood to serve as a non-executive director of Wood. This arrangement was in effect from November 12, 2007 until September 3, 2008. As of the date of termination of the agreement, approximately $33,000 had been paid to Thomas Hamilton under the agreement.

(3)	Adam Parkin resigned from the board of directors on January 30, 2008.

(4)	Represents one quarter of the annual cash retainer of $30,000. The cash retainer was only paid for the fourth quarter of 2007. Adam Parkin’s annual cash retainer was paid by us.

(5)	John Sauickie resigned from the board of directors on April 18, 2008.

(6)	John Kuzan resigned from the board of directors on March 31, 2008.
          Directors who are not affiliated with us receive an annual cash retainer of $30,000, which is paid in quarterly installments. Because Avigdor Kaplan is the Chief Executive Officer of Clal Insurance Enterprises Holdings Group and Yehoshua Abramovich is the Chief Executive Officer of Clal and Clal owns approximately 51% of our shares of Common Stock (49.8% of our voting stock), neither director receives a retainer. Our named executive officers did not receive a cash retainer for their service on the board of directors. T. Raymond Suplee, who joined our board of directors on January 30, 2008, will receive an annual cash retainer from us in connection with his service. Robert Kelly, who joined our board of directors on March 31, 2008, will not receive an annual cash retainer due to his status as Chairman and Chief Executive Officer of NIS.

          Directors have a right to be reimbursed for costs they incur in connection with attending a meeting of the board of directors. There is no limit on the amount of these reimbursements. None of the directors requested reimbursement for such expenses in 2007.
Compensation Committee Interlocks and Insider Participation
          The employment agreements with each of our named executive officers (which also sets forth their compensation) were approved by our board of directors at a meeting on September 5, 2007. A remuneration committee of the board of directors was also established on that date and charged with determining and agreeing with the board of directors on the framework or broad policy for the compensation of our Chief Executive Officer, Chairman, executive directors, Secretary and, if required by the board of directors, the senior management of the subsidiaries. Thomas Hamilton, Adam Parkin and Yehoshua Abramovich served on the remuneration committee of the board of directors during fiscal year 2007. Yehoshua Abramovich is affiliated with Clal.

Item 7. Certain Relationships and Related Transactions, and Director Independence
Certain Relationships and Transactions
          We have entered into various transactions with our officers, directors and holders of more than 5.0% of our Common Stock and Restricted Stock which may not be the result of arms length third-party negotiations. The following contains a summary of the related parties’ relationships to us and the transactions that have been entered into or consummated with them since our inception.
          On March 2, 2007, the then members of our board of directors, directly or through other entities, purchased the number of shares of our Common Stock or Restricted Stock set forth opposite their names below:

	Number of Shares of	Number of Shares of	Consideration
Name:	Common Stock(1)	Restricted Stock(1)	($)
Thomas Hamilton	120,000	—	840
Nazuk LLC (2)	510,000	120,000	4,410
Adam Parkin	142,500	142,500	1,995
Nigel Wightman	180,000	180,000	2,520
Whitewater Place, LLC (3)	1,327,500	277,500	11,235
SKC Trust Shares LLC (4)	210,000	—	1,470
Titanium Incentive Plan LLC (5)	360,000	—	2,520

Total	2,850,000	720,000	24,990

(1)	All of these shares are to be held in escrow until June 21, 2010, and can only be sold or transferred while in escrow under limited circumstances, but a portion were subject to certain mandatory repurchases at par value ($0.0001) when shares of Common Stock that formed a part of the units sold in our $120,000,000 private placement were repurchased at the time of our two business combinations. We cancelled a total of 17,881 shares held by Thomas Hamilton; 93,874 shares held by Nazuk LLC; 42,466 shares held by Adam Parkin; 53,642 shares held by Nigel Wightman; 239,154 shares held by Whitewater Place, LLC; 31,292 shares held by SKC Trust Shares LLC; and 53,642 shares held by TIP.

(2)	Nazuk LLC’s owners include John Kuzan, our former Chairman, and members of his immediate family.

(3)	Whitewater Place, LLC, is owned by John Sauickie and members of his immediate family.

(4)	SKC Trust Shares LLC is owned by former members of SKC, including John Sauickie.

(5)	TIP was wholly owned by John Sauickie and his spouse at the time of purchase. It is now our subsidiary.
          On March 2, 2007, we borrowed $250,000 from SKC; £25,000 from Integra Management Limited, or Integra, a company wholly owned by Adam Parkin, then a member and now a former member of our board of directors; $15,000 from John Sauickie, our former Chief Executive Officer; and $50,000 and £35,000, pursuant to two separate notes, from Nigel Wightman, our current Chief Executive Officer, for certain organizational and other expenses. These notes bore no interest and pursuant to their terms, each of these notes was repaid in full at the time our private placement of units on June 21, 2007.

          Nigel Wightman purchased 200,000 units and Adam Parkin purchased 50,000 units in our $120,000,000 private placement of units on June 21, 2007. Each paid the offering price of $6.00 per unit.
          Red Earth Holdings Ltd., or Red Earth, purchased 50,000 units in our private placement of units on June 21, 2007. Red Earth was managed by Parkfield Capital LLP, a limited liability partnership of which Nigel Wightman and Adam Parkin were both partners as of that date.
          On July 22, 2008, we entered into an agreement in respect of non-U.S. business opportunities with Integra. Under the terms of the agreement, in consideration for an introduction to us by Integra of an investment management, advisory or sub-advisory company which becomes a client of one of our subsidiaries, we or the relevant subsidiary shall pay Integra 30.0% of all fees (as defined in the agreement) generated by the client agreement. In the event that Integra introduces us to any asset management business or company and such company is subsequently acquired by us or one of our subsidiaries, we will pay Integra $250,000, which amount may be increased by mutual agreement. Under the terms of the agreement, Integra is solely responsible for all travel, promotional and other expenses incurred by it in connection with the procurement and introduction of potential client contacts and potential acquisition targets. The agreement may be terminated by either party upon 3 months’ written notice. No amounts have yet been paid under the agreement.
          On June 21, 2007, we granted certain officers, directors and employees of Sunrise and a Sunrise charitable foundation UPOs to purchase 2,000,000 units, i.e., 2,000,000 shares of Common Stock at an exercise price of $6.60 and 2,000,000 Warrants, which are exercisable for $4.00 per share of Common Stock in connection with Sunrise’s role as our private placement agent. Certain of the individuals affiliated with Sunrise are the beneficial owners of more than 5% of a class of our securities. See “Security Ownership of Certain Beneficial Owners and Management.”
Director Independence
          We use the current listing standards for the Nasdaq stock market (Rule 4200(a)(15)) to determine director independence for board service. Under these listing standards, our board of directors has determined that Thomas Hamilton and T. Raymond Suplee are independent and directors Nigel Wightman, Robert Kelly, Avigdor Kaplan and Yehoshua Abramovich are not independent. Nasdaq applies this same standard to compensation committee members. The remuneration committee of our board of directors is comprised of Yehoshua Abramovich, Thomas Hamilton and T. Raymond Suplee; of whom Yehoshua Abramovich is not independent.  Additional independence requirements are imposed by Nasdaq listing standards on audit committee members. The audit committee of our board of directors is comprised of Yehoshua Abramovich, Thomas Hamilton and T. Raymond Suplee; of whom Yehoshua Abramovich is not independent. Nasdaq imposes specific requirements with respect to numbers of board and committee members that must be independent to satisfy its listing standards. Because we are not currently a Nasdaq-listed company, we are not obligated to comply with its listing standards.

Item 8. Legal Proceedings
          There are no governmental, legal or arbitration proceedings to which we or the subsidiaries are a party or to which any of our or any of the subsidiaries’ property is subject, the resolution of which would have a material effect on our financial position or results of operations.
          On June 24, 2008, we received correspondence from our former counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C, demanding payment of fees and disbursements of approximately $670,000. We are contesting any liability for these fees and disbursements.

Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters
          There is currently no established public trading market for shares of our Common Stock in the U.S. Shares of our Common Stock currently trade on AIM under the symbol TAM.
          As of September 8, 2008, 20,451,502 shares of our Common Stock and 612,716 shares of our Restricted Stock were issued and outstanding. The Restricted Stock will automatically convert into Common Stock on a one-to-one basis upon the happening of certain events. See “Description of Securities—Founding Stock Registration Rights.” In addition, there were 20,000,000 Warrants outstanding as of the same date, each of which entitles the registered holder to purchase one share of Common Stock at a price of $4.00 per share.
          The following table shows the closing mid-market prices for our Common Stock, as reported on AIM, for the periods indicated. The mid-market price is equal to the average of the best bid price and the best offer price, rounded to the second decimal point. These prices are as reported by the London Stock Exchange in U.S. Dollars.

	Price Per Share of Common Stock ($)
Quarterly Period	Low	High
3rd Quarter, 2007	4.50	5.85
4th Quarter, 2007	4.63	5.75
1st Quarter, 2008	5.63	5.63
2nd Quarter, 2008	5.63	5.63
          On September 8, 2008, the closing mid-market price for our Common Stock on AIM, as reported by the London Stock Exchange, was $5.63. As of September 8, 2008, there were approximately 54 holders of our Common Stock.
          As of September 8, 2008, we had 20,000,000 Warrants and 612,716 shares of Restricted Stock outstanding, each convertible into an equal number of shares of our Common Stock. All of the 20,451,502 shares of Common Stock are restricted securities as defined in Rule 144 promulgated under the Securities Act. Such shares can only be sold pursuant to Rule 144 after one year from the date this registration statement is filed with the Commission due to our status as a former shell company (within the criteria established by the Commission), although sale after such time may still be restricted for other reasons (e.g., shares which are subject to escrow). We have agreed, however, to register all of our shares of Common Stock under the Securities Act for sale by the security holders, subject to satisfaction of certain conditions. See “Description of Registrant’s Securities to be Registered—Initial Stockholders’ Registration Rights” and “—New Stockholders’ Registration Rights.”
          We have not paid any dividends on any of our shares to date and the payment of dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of our then current board of directors, subject to the requirements of the Delaware General Corporation Law, or DGCL. There are currently no restrictions (including, where appropriate, restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances) that currently materially limit our ability to pay dividends or that we reasonably believe are likely to limit materially the future payment of dividends.

Equity Compensation Plan Information
          The following table sets forth, as of December 31, 2007, information with respect to our compensation arrangements:

Number of Securities
Remaining Available for
Future Issuance under
	Number of Securities to be	Weighted-average	Equity Compensation
	Issued upon Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in the
Plan Category	Warrants and Rights	Warrants and Rights	First Column)
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	4,000,000 (1)	$5.30	78,714 (2)
Total	4,000,000	$5.30	78,714

(1)	Consists of currently exercisable UPOs to purchase 2,000,000 units, i.e., 2,000,000 shares of Common Stock at an exercise price of $6.60 and 2,000,000 Warrants, which are exercisable for $4.00 per share of Common Stock granted to certain officers, directors and employees of Sunrise and a Sunrise charitable foundation as partial compensation for Sunrise’s services as placement agent for our private placement, not part of an ongoing plan. Each UPO expires on June 20, 2012. If, however, a UPO is exercised later than June 22, 2011, then no Warrants will be issued and the exercise price will be reduced to $5.50 per Unit. The Warrants are non-callable.

(2)	TIP, a wholly owned subsidiary of ours, owns 306,358 shares of our Common Stock, all of which is Founding Stock. TIP was created at the time of our organization to hold shares of our Common Stock for one-time awards to the employees of our acquired companies. It was not intended as a vehicle to provide additional on-going equity compensation to our employees. As with all other shares of Founding Stock, the shares of Common Stock held by TIP are held in escrow until June 21, 2010. Pursuant to individual share grant agreements, TIP allocated all of its shares to Wood and Sovereign employees around the time of our acquisitions in 2007, including an allocation of 51,060 shares to Jeffrey Hines in his capacity as the President and Chief Executive Officer of Sovereign. No other shares of our Common Stock held by TIP have been allocated to holders of Founding Stock or our current executive officers. We amended and restated the terms of these share grant agreements effective as of July 15, 2008, to, among other things, reflect reductions to the individual grant amounts related to the cancellation of certain shares of Founding Stock after the consummation of our business combinations. Each grantee received a non-voting membership interest in TIP. At June 21, 2010, the grantee’s non-voting membership interest in TIP terminates and the grantee is entitled to an in-kind distribution of his or her allocated shares of our Common Stock. The shares are subject to forfeiture in the event that the grantee’s employment with us or any of our subsidiaries is terminated for any reason (other than death of the grantee), unless otherwise determined by our board of directors (or an authorized committee thereof). In the event of the grantee’s death, the beneficiary identified by the grantee shall have rights to receive the shares to which the grantee was entitled upon their release from escrow. At September 8, 2008, 78,714 shares of our Common Stock held by TIP were unallocated due to grantee terminations and available for future grants. See “Executive Compensation—Equity Incentive Plan.”

Item 10. Recent Sales of Unregistered Securities
          On March 2, 2007, we sold 2,880,000 shares of Common Stock to the then members of our board of directors, directly or through other entities, and certain other individuals. The price per share was $0.007, for aggregate proceeds of $20,160. On the same date, we also sold 720,000 shares of Restricted Stock to the then members of our board of directors, directly or through other entities. The price per share was $0.007, for aggregate proceeds of $5,040. See “Certain Relationships and Related Transactions, and Director Independence.” These transactions were exempt from registration under U.S. securities laws pursuant to Section 4(2) of the Securities Act because the securities were offered only to a small number of qualified offerees, without a general solicitation, and the investment intent of the purchasers was to hold the securities rather than engage in further distribution.
          On June 21, 2007, we sold 20,000,000 units, consisting of 20,000,000 shares of Common Stock and 20,000,000 Warrants at $6.00 per unit. This transaction was exempt from registration under U.S. securities laws, because the unites were offered and sold outside the U.S. in reliance on Regulation S of the Securities Act and within the US to qualified institutional buyers pursuant to Regulation D. The aggregate offering price was $120,000,000. From this we paid a placement fee equal to $6,000,000; a corporate finance fee equal to $1,200,000; and a non-accountable expense equal to $1,200,000, in each case payable to Sunrise. We also paid a corporate finance fee of £250,000, to our Nomad, Seymour Pierce Limited. Also on June 21, 2007, we granted certain officers, directors and employees of Sunrise and a Sunrise charitable foundation UPOs to purchase 2,000,000 units, i.e., 2,000,000 shares of Common Stock at an exercise price of $6.60 and 2,000,000 Warrants, which are exercisable for $4.00 per share of Common Stock. Each UPO expires on June 20, 2012. If, however, a UPO is exercised later than June 22, 2011, then no Warrants will be issued and the exercise price will be reduced to $5.50 per unit. The Warrants underlying the UPOs are non-callable.
          On October 1, 2007, we issued 727,273 and 181,818 shares of our Common Stock to the former stockholders and members of Wood and Sovereign, respectively, as a part of the consideration in each acquisition, representing a valuation of $5.50 per share. This transaction was exempt from registration under U.S. securities laws pursuant to Section 4(2) of the Securities Act because the securities were offered only to a small number of qualified offerees, without a general solicitation, and the investment intent of the purchasers was to hold the securities rather than engage in further distribution.

Item 11. Description of Registrant’s Securities to be Registered
Authorized Capital Stock
          Following the 3 for 5 reverse split of our outstanding Common Stock and Restricted Stock on June 20, 2007, our authorized capital stock is 55,720,000 shares, consisting of 54,000,000 shares of Common Stock, 720,000 shares of Restricted Stock and 1,000,000 of Preferred Stock.
          As of September 8, 2008, 20,451,502 shares of Common Stock, 612,716 shares of Restricted Stock and no shares of Preferred Stock were issued and outstanding. Shares of our Common Stock currently trade on AIM.
          Common Stock
          Holders of our Common Stock are entitled to one vote for each share of Common Stock held on all matters to be voted on by stockholders. Currently, our holders of Common Stock have no conversion, pre-emptive or other subscription rights relating to such Common Stock. There are no sinking fund or redemption provisions applicable to the Common Stock.
          Subject to the rights of holders of our Preferred Stock, holders of our Common Stock are entitled to receive dividends if, and when declared by our board of directors. We have not paid any dividends on any of our shares of Common Stock to date and the payment of dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of our then current board of directors, subject to the requirements of the DGCL.
          Restricted Stock
          Holders of our Restricted Stock are entitled to one vote for each share of Restricted Stock held on all matters to be voted on by stockholders. The holders of Restricted Stock have no right to any dividend or to any other distribution made or payable by us save for any valid return of capital.
          In the event of our dissolution, liquidation or winding up, the holders of Restricted Stock are entitled (subject to the rights of holders of our Preferred Stock then in issue having preferred rights on the return of capital, and subject to the rights of the holders of our Common Stock whose rights on a return of assets on liquidation, dissolution or winding up rank in priority above those of the holders of the Restricted Stock) to be paid the surplus assets of the Company in excess of $138,000,000 (subject to required adjustments in the amount of any additional share capital which may be issued by us) between the holders of Common Stock and Restricted Stock pro rata to their shareholdings.
          Each share of Restricted Stock automatically converts into Common Stock on a one-to-one basis if within five years of the issuance of the Restricted Stock (A) the average closing mid-market quotation of our Common Stock as derived from the website of the recognized investment exchange on which the Common Stock is listed at the relevant time over the past ten business days exceeds $6.90; or (B) there is a change of control of the Company. Our certificate of incorporation defines change of control as the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of our assets to a non-subsidiary or non-affiliate of ours or the acquisition, in one or a series of related transactions, of more than 50.0% of our total voting rights; provided, however, that a change of control will not be deemed to occur if Clal acquires, in one or a series of related transactions, more than 50.0% of our total voting rights, other than an acquisition where Clal acquires, in one or a series of related transactions, 100% of our total voting rights. The number of shares of Common Stock into which a share of Restricted Stock will convert will be adjusted pro rata in accordance with any consolidation, sub-division or reclassification and the $6.90 figure will be adjusted inversely (i.e., on a two-for-one stock split the figure will be halved).
          If this trigger has occurred, we will serve a notice on all holders of Restricted Stock, convert the Restricted Stock and take all steps necessary to allot and issue the Common Stock then issuable, and apply for such Common

Stock to be admitted to trading on any investment exchange on which shares of Common Stock are traded at the time.
          In the event that neither of the events triggering automatic conversion occur on or prior to the fifth anniversary of the issuance of the Restricted Stock, all shares of Restricted Stock will be mandatorily and automatically redeemed, to the fullest extent funds are legally available, for a per share redemption price equal to the par value ($0.0001) of each share.
          Preferred Stock
          Our board of directors may issue (without obtaining stockholder approval) shares of Preferred Stock of one or more classes or series in such quantities as we deem appropriate, up to a total of 1,000,000 shares. There are no shares of Preferred Stock outstanding and we currently do not have any intention of issuing any Preferred Stock. The designations, rights, preferences and privileges of the Preferred Stock, including voting rights, shall be determined from time to time by our board of directors.
          Warrants
          We entered into a warrant deed with Capita Registrars (Jersey) Limited, on June 21, 2007, pursuant to which we agreed to issue the Warrants to purchase shares of our Common Stock. As of September 8, 2008, 20,000,000 Warrants were outstanding. Each Warrant entitles the registered holder to purchase one share of Common Stock at a price of $4.00 per share of Common Stock, subject to a reduction in price in our sole discretion.
          The Warrants will expire at 5:00 p.m., New York City time, on the earlier of (a) the date the Warrants are redeemed by us in accordance with the terms set forth below and (b) June 21, 2011. We may call the Warrants for redemption, at any time after they become exercisable, with Sunrise’s, as our placement agent, prior written consent and subject to the terms below. Redemption of the Warrants shall be:
▪	in whole and not in part;

▪	at a price of $0.01 per Warrant;

▪	upon a minimum of 30 days’ prior written notice of redemption to each Warrant holder; and

▪	if, and only if, the last sales price of shares of our Common Stock equals or exceeds $8.50 per share on each of any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption and the weekly trading volume of shares of our Common Stock has been at least 800,000 shares of Common Stock for each of the previous two calendar weeks.
          If the foregoing conditions are satisfied and we call the Warrants for redemption, each Warrant holder shall then be entitled to exercise its Warrant prior to the time and date scheduled for redemption, either by payment of the exercise price in cash or on a ''cashless’’ basis. However, there can be no assurance that after such call is made the market price of the Common Stock will exceed either the call trigger price or the Warrant exercise price. Exercises on a cashless basis enables the holder to convert the fair market value of the shares of Common Stock minus the exercise price of the Warrant into shares of Common Stock. We will establish a fair market value to be converted into our shares upon exercise of the Warrants on a cashless basis. If possible, the value will be determined using the last independent bid price of the shares of Common Stock for the ten trading days ending on the third business day prior to the date in question.
          The exercise price and number of shares of Common Stock issuable on exercise of the Warrants may be adjusted in certain circumstances, including in the event of a share dividend, or our consolidation, combination, reverse share split or reclassification. The Warrants may be exercised upon surrender of the Warrant certificate at the office of the Warrant agent, with the exercise notice duly executed, accompanied by full payment of the exercise price by cash, bank check or good bank draft payable to us, for the number of Warrants being exercised and applicable taxes.
          The Warrant holders do not have the rights or privileges of holders of shares of Common Stock and any stockholder voting rights until they exercise their Warrants and receive shares of Common Stock.

          We are not obligated to deliver any securities pursuant to the exercise of a Warrant, unless either we are satisfied that the proper transfer procedures have been followed, including, without limitation, receiving a written certification from the warrant holder that it is neither within the U.S. nor a U.S. person or at the time of exercise, we receive an opinion from counsel, in a form reasonably acceptable to us, that the Warrants and securities to be delivered upon exercise thereof have been registered under the Securities Act or are exempt from registration under the Securities Act and applicable laws of the states or other jurisdictions in which the registered holders reside.
          No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares to be issued to the Warrant holder.
          Unit Purchase Option
          In connection with our listing of Common Stock and Warrants on AIM, we granted certain officers, directors and employees of Sunrise, and a Sunrise charitable foundation, UPOs which are currently exercisable to purchase 2,000,000 units, i.e., 2,000,000 shares of Common Stock at an exercise price of $6.60 and Warrants exercisable for an additional 2,000,000 shares of Common Stock. Each Warrant underlying the UPOs is exercisable for $4.00 per share of Common Stock. The Warrants resulting from the exercise of the Sunrise units are non-callable, meaning that they are not subject to our ability to call the Warrant.
          The UPOs were entered into on June 21, 2007 and they became exercisable upon our acquisition of NIS. To date, no UPOs have been exercised. Each UPO expires on June 20, 2012, however, if the option is exercised later than June 19, 2011, then no Warrants will be issued and the exercise price will be reduced to $5.50 per Unit.
          The UPOs are transferable to (i) any employee of Sunrise, (ii) certain family members of the UPO holder and (iii) certain charitable organizations, by providing a form of assignment to the Company. To date, no assignment from the present owners has occurred.
Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and Bylaws
          Certain provisions of our certificate of incorporation and bylaws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest.
          Authorized Preferred Stock. Our board of directors has exclusive vested authority to issue Preferred Stock, shares of which may have voting powers, may be subject to redemption at such time as may be determined by the board of directors, and may be entitled to certain dividend, redemption, liquidation, conversion or sinking fund rights.
          Composition of Board. Pursuant to the terms of our certificate of incorporation, for so long as Clal or any affiliate of Clal owns of record at least 35.0% of the then issued and outstanding shares of Common Stock, Clal may elect (and remove or replace) up to six directors on our board of directors. In addition to the Clal directors, our board of directors must consist of not more than three directors who are our executive officers and two non-executive directors who are designated by the board of directors as independent.
          Removal of Directors, Vacancies. Our certificate of incorporation and bylaws provide that directors appointed by Clal or any affiliate thereof may only be removed and replaced by Clal. Our bylaws provide that directors not appointed by Clal or any affiliate thereof may only be removed with cause and then only upon the affirmative vote of holders of a majority of the stock entitled to vote generally in the election of directors (including Clal-owned shares). Any vacancy other than for directors appointed by Clal or any affiliate thereof shall be filled by a vote of the majority of the directors then in office, even if less than a quorum.
          No Cumulative Voting. Our constitutional documents do not contain a provision permitting cumulative voting with respect to the election of directors, with the result that a plurality of the vote entitled to be cast in the election of directors shall be sufficient to elect directors.

          Calling of Special Meetings of the Stockholders. Our bylaws provide that special meetings of our stockholders may be called only by stockholders holding at least 50.0% of the voting power of our issued and outstanding shares of stock entitled to vote at such meeting, the board of directors, the President or the Chairman of our board of directors.
          Voting on Certain Events. Our certificate of incorporation provides that for so long as Clal or its affiliates own at least 35.0% of the then issued and outstanding Common Stock, certain significant decisions, including: entering into contracts outside the normal course of business; designating a director as independent; changing the preferences, privileges, rights, or powers with respect to our stock; amending, altering, or repealing any provisions of our certificate of incorporation or bylaws; increasing the amount of authorized or issued capital stock; amending or changing in any material respect our nature, purposes or objectives or engaging in business other than the financial services industry and ancillary activities; or changing auditors or fiscal year end must be authorized by the affirmative vote of a majority of our executive officer directors and independent directors (considered together). This may impede corporate actions from occurring. No amendments may be made to the provisions in our certificate of incorporation giving Clal rights without Clal’s approval, so long as Clal continues to own at least 35.0% of the then issued and outstanding Common Stock.
          Indemnification of Directors and Officers. The DGCL authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our certificate of incorporation includes a provision that significantly limits the personal liability of directors for monetary damages for breach of fiduciary duty as a director. See “Indemnification of Directors and Officers.”
          Our certificate of incorporation provides that if the DGCL is amended to further eliminate or limit the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.
          Our bylaws also expressly authorize us to advance certain expenses to our directors, officers, employees and agents and carry insurance providing indemnification for our directors, officers, employees and agents for some liabilities. We believe that these indemnification provisions and the insurance are useful to attract and retain qualified directors, officers, employees and agents.
          The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.
          There is currently no pending material litigation or proceeding involving any of our directors, officers, employees or agents for which indemnification is sought.
          Disclosure of Interest in Stock. Our certificate of incorporation and bylaws provide that (to the extent permitted by applicable law) any person is obliged to notify us (within the period and including the particulars required by us) if the aggregate number of shares of stock with rights to vote or interest in any shares of stock with rights to vote: (A) is equal to or exceeds 3.0% of the outstanding issued stock or interest in any shares of stock; or (B) changes from an aggregate amount which is equal to or exceeds 3.0% of the outstanding issued stock with rights to vote or interest in share of stock with rights to vote and the percentage of ownership increases or decreases through a whole percentage. We may direct that stockholders will not be entitled to vote at any general meetings or class meetings of stockholders unless, in connection therewith, they certify to us that they have complied with such obligation.
Transfer Restrictions
          All of our shares of Common Stock are restricted securities as defined in Rule 144 promulgated under the Securities Act, in that they were issued in private transactions not involving a public offering or pursuant to Regulation S under the Securities Act. Because we are a former shell company (within the criteria established by the Commission), shares can only be sold under Rule 144 after one year from the date this registration statement is filed with the Commission.
          In general, under Rule 144 as currently in effect, a person who is one of our affiliates and has beneficially owned those shares of Common Stock for at least six months will be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:
▪	1.0% of the total number of our shares of Common Stock then outstanding; or

▪	the average weekly trading volume of our shares of Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.
          Sales under Rule 144 by our affiliates are also subject to other requirements regarding the manner of sale, notice filing and the availability of current public information about us.
          A person who is not an affiliate of ours, has not been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned our shares of Common Stock for at least six months is entitled to sell his or her shares of Common Stock without regard to volume limitations, manner of sale provisions, notice filing or information requirements under Rule 144.
Initial Stockholders’ Registration Rights
          The Common Stock owned or held by Thomas Hamilton; Nazuk, LLC; Adam Parkin; Nigel Wightman; Andrew McDonald; Whitewater Place, LLC; SKC Trust Shares, LLC; and TIP, including any Warrants, shares in the share capital, or other of our securities issued as a dividend or distribution with respect to or in exchange for or in replacement of such Common Stock, or the Registrable Securities, are entitled to registration rights pursuant to a registration rights agreement dated as of June 21, 2007. The holders of the majority of these shares are entitled to make up to two demands that we register their Registrable Securities with the Commission under the Securities Act. The holders of the majority of the Registrable Securities can elect to exercise these registration rights at any time after the date on which we have become a reporting company under the Exchange Act and the Common Stock has been released from escrow in accordance with the terms of a share escrow agreement, dated as of June 21, 2007, among the parties to the registration rights agreement and Capita Trust Company (Jersey) Limited. In addition, the holders of the Registrable Securities have certain ''piggy-back’’ registration rights on registration statements filed subsequent to the date on which the shares of Common Stock are released from escrow in accordance with the terms of the share escrow agreement. We will bear the expenses incurred in connection with the filing of any such registration statements.
New Stockholders’ Registration Rights
          Pursuant to an investor rights agreement, dated June 21, 2007, that we entered into with Seymour Pierce Limited and Sunrise, we have agreed, for the benefit of the holders of the shares of Common Stock and Warrants and the holders of a rights to subscribe to shares of Common Stock and Warrants pursuant to the UPOs issued to certain officers, directors and employees of Sunrise and a Sunrise charitable foundation that the holders of at least 40.0% of the securities registrable under this agreement are entitled to make up to two demands for registration of such securities under the Securities Act. The holders of the majority of the registrable securities can elect to exercise these demand registration rights at any time after we have become a reporting company under the Exchange Act.
          The investor rights agreement includes “piggyback” rights that entitle holders (including the holders of the UPOs) to require us to register some or all of their shares if we register any securities under the Securities Act. The underwriters of any underwritten offering have the right to limit the number of securities sold in such offering due to market conditions, in which case the number of securities being registered will be cut back pro rata among all the holders of the securities participating in the offering based on the number of securities proposed to be registered by each such holder.

          The investor rights agreement provides that if no registration statement under the Exchange Act or Securities Act has been filed on or prior to the 120th day after the date of the consummation of a qualified business combination, or has been declared effective within 360 days following such date, or a Registration Default, we will pay liquidated damages to each holder (including the holders of the UPOs). The filing of this registration statement is intended to satisfy this requirement.
          Stockholders will only receive liquidated damages with respect to their securities acquired upon or after the consummation of the offering on AIM or pursuant to the exercise of UPOs. Liquidated damages will be:
▪	paid to each relevant holder in the form of shares of Common Stock in an amount equal to 1.0% of the number of such holder’s shares of Common Stock or rights to subscribe for shares of Common Stock, subject to compliance with applicable securities laws;

▪	payable as promptly as practicable after the occurrence of the Registration Default, but in no event later than two days after the end of the month in which the Registration Default has occurred;

▪	payable within two days of the end of each month until the Registration Default has been cured; provided that a pro rata payment shall be made with respect to a month in which we have been in default for a portion of the month; and

▪	payable for a maximum of six months following a Registration Default.
Escrow Agreement
          Holders of our Founding Stock entered into a Share Escrow Agreement with us and Capita Trust Company (Jersey) Limited, as escrow agent, on June 21, 2007 in connection with our admission to AIM. The escrow agreement provides, among other things, that the shares of our Founding Stock will be held in escrow from the date of our admission to AIM up to and including the third anniversary thereof (June 21, 2010). The holders of the Founding Stock retain all voting rights with respect to shares of Founding Stock during the escrow period, as well as rights to receive dividends or distributions paid in cash (dividends and distributions paid in shares or other non-cash property are to be delivered to the escrow agent). The shares of Founding Stock may be released from escrow prior to June 21, 2010 upon the happening of certain events, including our dissolution or liquidation, the consummation of a transaction which results in our stockholders having rights to exchange their shares for consideration and a repurchase by us of our stock.

Item 12. Indemnification of Directors and Officers
General
          Section 102 of the DGCL permits a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of applicable law or obtained an improper personal benefit.
          Our amended and restated certificate of incorporation provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for any breach of the director’s duty of loyalty to us or our stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; under Section 174 of the DGCL; or for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this provision of our amended and restated certificate of incorporation by our stockholders or otherwise shall not adversely affect any right or protection of a director of ours existing at the time of such repeal or modification. If the DGCL is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of ours shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
          Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation, except that no indemnification shall be made in the event the person is adjudged to be liable to the corporation, unless and only to the extent the Court of Chancery of the State of Delaware or the court in which such action or suit was brought believes that in light of all the circumstances the person is fairly and reasonably entitled to indemnity for such expenses. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.
          Our bylaws provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of ours or by reason of the fact that he is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification provided for in our bylaws is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under the law, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
          Our bylaws also provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in our right to procure a judgment in our favor by reason of the fact that he is or was a director, officer, employee or agent of ours, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, provided that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
          We may pay expenses incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by us as authorized by our bylaws.
          Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of its current or former directors, officers, employees and agents, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against and incurred by such persons in any such capacity, and our bylaws contain a similar provision. We have obtained insurance covering our directors and officers against losses and insuring the Company for the cost of certain obligations to indemnify our directors and officers. Our insurance covers our employees but not our agents.
Indemnification of Directors and Officers
          We have entered into indemnification agreements with each member of our board of directors and our Chief Financial Officer, whom we collectively refer to as the indemnitees.
          Each indemnification agreement requires us to indemnify the indemnitees to the fullest extent permitted by our governing documents and by the DGCL, including for any fees and expenses that the indemnitee must pay as a result of any proceedings to which the indemnitee is a party or witness, by reason of the indemnitees’s service as a current or past director or officer.
          Each indemnification agreement limits our obligation to indemnify the indemnitee where (1) there is a claim against the indemnitee for “short swing” profits made from the purchase or sale of our securities, (2) the indemnitee’s conduct is deemed to be fraudulent, deliberately dishonest or to be willful misconduct, (3) the indemnitee’s conduct is deemed to breach his duty of loyalty to us or results in illegal personal profit or advantage, (4) a payment is made to the indemnitee under an insurance policy (except any applicable excess), (5) the indemnification is unlawful, or (6) proceedings are initiated by the indemnitee against us or our directors or other agents (except in the certain circumstances stated in the indemnification agreement).
          The indemnitee must notify us within 30 days of becoming aware of a potential or actual claim, after which time we may choose to (1) participate in such claim at our own expense, or (2) defend the claim using our own legal counsel, in which case we will not be liable under the indemnification agreement for any subsequent expenses incurred by the indemnitee (except for reasonable investigative costs). If the indemnitee thereafter engages in his own legal defense, he must do so at his own cost unless (a) we agree to bear the costs, (b) an actual conflict of interest exists between the indemnitee and us, or (c) we fail to defend the claim. We are not required to indemnify the indemnitee if the claim is settled without our written consent.
          We have agreed in the indemnification agreement to advance funds to the indemnitee, prior to the conclusion of any proceeding, for expenses incurred where we receive an undertaking that such amounts will be repaid if it is deemed the indemnitee is not entitled to be indemnified.
          Each indemnification agreement provides that we shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) of all or substantially all of our business or assets to assume and agree to perform the indemnification agreement as if no succession had occurred.

Item 13. Financial Statements
          The financial statements required by this item appear on page F-2 of this registration statement.

Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
          Not applicable.

Item 15. Financial Statements and Exhibits
          The financial statements are appended to the end of this registration statement, following the signature pages.

Exhibit	Description

2.1	Sale and Purchase Agreement among Titanium Asset Management Corp., Wood Asset Management Inc., and a number of individuals dated September 5, 2007 (1) **

2.2	Sale and Purchase Agreement among Titanium Asset Management Corp., Sovereign Holdings, LLC and JARE, Inc. and its owners dated September 5, 2007 (1) **

2.3	Stock Purchase Agreement by and among Titanium Asset Management Corp., National Investment Services, Inc., NIS Holdings, Inc., and the shareholders of NIS Holdings, Inc. dated February 28, 2008 (1) **

3.1	Amended and Restated Certificate of Incorporation of Titanium Asset Management Corp. **

3.2	Amendment to Amended and Restated Certificate of Incorporation of Titanium Asset Management Corp. **

3.3	Bylaws of Titanium Asset Management Corp. **

4.1	Form of Common Stock Share Certificate **

4.2	Form of Warrant **

4.3	Warrant Deed dated as of June 21, 2007 between Titanium Asset Management Corp. and Capita Registrars (Jersey) Limited **

4.4	Registration Rights Agreement between Titanium Asset Management Corp. and the parties on the signature pages thereto dated June 21, 2007 **

4.5	Investor Rights Agreement between Titanium Asset Management Corp., Sunrise Securities Corp. and Seymour Pierce Limited dated June 21, 2007 **

4.6	Form of Unit Purchase Option between Titanium Asset Management Corp. and certain Employees and Affiliates of Sunrise Securities Corp. **

4.7	Share Escrow Agreement dated as of June 21, 2007 by and among Titanium Asset Management Corp., Founding Stockholders and Capita Trust Company (Jersey) Limited (1) **

4.8	Form of Lock In Deed for Individuals **

4.9	Form of Lock In Deed for Entities **

4.10	Form of Lock In Deed for Acquisitions **

10.1	Letter Agreement between Thomas Hamilton and Titanium Asset Management Corp. dated November 12, 2007, as amended **

10.2	Amended and Restated Fee Arrangement Agreement between Titanium Asset Management Corp. and Integra Management Limited dated July 22, 2008 (1) **

Exhibit	Description

10.3	Employment Agreement between Nigel Wightman and Titanium Asset Management Corp. dated September 5, 2007 **

10.4	Employment Agreement between Jeffrey Hines and Sovereign Holdings LLC **

10.5	Employment Agreement between John Fisher and Wood Asset Management, Inc. dated June 9, 2008 **

10.6	Employment Agreement between Robert Kelly and National Investment Services, Inc. **

10.7	Employment Agreement between Robert Brooks and National Investment Services, Inc. **

10.8	Employment Agreement between Robert J. Siefert and National Investment Services, Inc. **

10.9	Letter of Appointment to the Board of Directors between Yehoshua Abramovich and Titanium Asset Management Corp. dated July 17, 2007 (1) **

10.10	Letter of Appointment to the Board of Directors between Avigdor Kaplan and Titanium Asset Management Corp. dated July 17, 2007 (1) **

10.11	Indemnification Agreement dated July 17, 2007 by and between Titanium Asset Management Corp. and Yehoshua Abramovich **

10.12	Indemnification Agreement dated July 17, 2007 by and between Titanium Asset Management Corp. and Avigdor Kaplan **

10.13	Amended and Restated Investment Sub-Advisory Agreement dated February 13, 2006 by and between Attalus Capital, L.L.C. and National Investment Services Inc. (1) **

10.14	Referral Letter Agreement dated December 1, 2006 between Attalus Capital, L.L.C. and National Investment Services Inc. **

10.15	Titanium Asset Management Corp. Nonqualified Deferred Compensation Plan **

10.16	Titanium Incentive Plan LLC Operating Agreement (1) **

10.17	Amendment to Titanium Incentive Plan LLC Operating Agreement **

10.18	Titanium Incentive Plan LLC Form of Grant Agreement **

10.19	Business Note between National Investment Services, Inc. and Park Bank dated September 22, 2004 **

10.20	Oral Agreements regarding Director Compensation **

10.21	Form of Indemnification Agreement **

11.1	Statement regarding Computation of Per Share Earnings **

21.1	Subsidiaries of Titanium Asset Management Corp. **

(1)	Certain schedules and exhibits have been omitted from these exhibits pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the Commission.

**	Previously filed.

SIGNATURES
          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this first amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Titanium Asset Management Corp.
(Registrant)

Date:	November 3, 2008	By:	/s/ Nigel Wightman
(Signature)

		Name:	Nigel Wightman
		Title:	Chairman and Chief Executive Officer

INDEX TO FINANCIAL STATEMENTS

Page
Titanium Asset Management Corp.
Report of Independent Registered Public Accounting Firm	F-3
Consolidated Balance Sheets as of June 30, 2008 (unaudited) and December 31, 2007	F-4
Consolidated Statements of Income for six months ended June 30, 2008 (unaudited) and 2007 (unaudited) and for the period from February 2, 2007 (inception) to December 31, 2007	F-5
Consolidated Statements of Changes in Stockholders’ Equity for the six months ended June 30, 2008 (unaudited) and for the period from February 2, 2007 (inception) to December 31, 2007	F-6
Consolidated Statements of Cash Flows for the six months ended June 30, 2008 (unaudited) and 2007 (unaudited) and for the period from February 2, 2007 (inception) to December 31, 2007	F-7
Notes to Consolidated Financial Statements	F-8

Wood Asset Management, Inc.
Report of Independent Registered Public Accounting Firm	F-29
Balance Sheets as of September 30, 2007 and December 31, 2006	F-30
Statements of Income for the nine months ended September 30, 2007 and for the year ended December 31, 2006	F-31
Statements of Changes in Stockholders’ Equity for the nine months ended September 30, 2007 and for the year ended December 31, 2006	F-32
Statements of Cash Flows for the nine months ended September 30, 2007 and for the year ended December 31, 2006	F-33
Notes to Financial Statements	F-34

Sovereign Holdings, LLC
Report of Independent Registered Public Accounting Firm	F-39
Balance Sheets as of September 30, 2007 and December 31, 2006	F-40
Statements of Income for the nine months ended September 30, 2007 and for the year ended December 31, 2006	F-41
Statements of Changes in Members’ Equity for the nine months ended September 30, 2007 and year ended December 31, 2006	F-42
Statements of Cash Flows for the nine months ended September 30, 2007 and year ended December 31, 2006	F-43
Notes to Financial Statements	F-44

National Investment Services, Inc.
Report of Independent Registered Public Accounting Firm	F-51
Balance Sheets as of March 31, 2008 (unaudited) and December 31, 2007 and 2006	F-52
Statements of Income for the three months ended March 31, 2008 (unaudited) and 2007 (unaudited) and for the years ended December 31, 2007 and 2006	F-53
Statements of Changes in Stockholders’ Equity for the three months ended March 31, 2008 (unaudited) and for the years ended December 31, 2007 and 2006	F-54
Statements of Cash Flows for the three months ended March 31, 2008 (unaudited) and 2007 (unaudited) and for the years ended December 31, 2007 and 2006	F-55
Notes to Financial Statements	F-56

Unaudited Pro Forma Combined Financial Information
General Information	F-67
Pro Forma Combined Statement of Operations for the six months ended June 30, 2008	F-68
Pro Forma Combined Statement of Operations for the six months ended June 30, 2007	F-69
Pro Forma Combined Statement of Operations for the year ended December 31, 2007	F-70
Notes to Combined Statements of Operations	F-71

Titanium Asset Management Corp.
Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and
Stockholders of Titanium Asset Management Corp.
Milwaukee, Wisconsin
We have audited the accompanying consolidated balance sheet of Titanium Asset Management Corp. and Subsidiaries (the “Company”) as of December 31, 2007, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the period from February 2, 2007 (inception) to December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2007, and the consolidated results of their operations and their cash flows for the period from February 2, 2007 (inception) to December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 1 to the consolidated financial statements, the Company has adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” as of February 2, 2007.
/s/ CHERRY, BEKAERT & HOLLAND, L.L.P.
Charlotte, North Carolina
November 3, 2008

Titanium Asset Management Corp.
Consolidated Balance Sheets
(in thousands except for shares)

	June 30,	December 31,
	2008	2007
	(unaudited)
	(restated)
Assets
Current assets
Cash and cash equivalents	$32,138	$19,388
Cash and cash equivalents held in trust fund (Notes 1 and 5)	—	55,587
Accounts receivable (Note 1)	2,426	388
Prepaid expenses and other assets	1,302	115

Total current assets	35,866	75,478

Property and equipment
Office furniture, fixtures and equipment	208	19
Less accumulated depreciation	18	16

Property and equipment, net	190	3

Goodwill (Notes 3 and 4)	29,419	21,987
Intangibles, net (Notes 3 and 4)	34,634	15,340
Deferred income taxes (Note 6)	1,128	377

Total assets	$101,237	$113,185

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$92	$149
Accrued expenses:
Income taxes	31	657
Other	537	206
Guaranteed payment for acquisition (Note 3)	1,000	—
Deferred revenues	218	—
Other current liabilities	37	249

Total current liabilities	1,915	1,261

Guaranteed payment for acquisition (Note 3)	903	—

Total liabilities	2,818	1,261

Commitments and contingencies (Notes 1, 2, 3 ,7, 8, 9, 10, 11 and 13)

Common stock, subject to possible conversion 20,000,000 shares at conversion value (Notes 1 and 2)	—	55,587

Stockholders’ equity (Notes 1 and 2)
Common stock, $0.0001 par value; authorized 54,000,000 shares; 20,451,502 and 22,993,731 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	2	2
Restricted shares, $0.0001 par value; authorized 720,000 shares; 612,716 and 696,160 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	—	—
Preferred stock, $0.0001 par value, authorized 1,000,000 shares; none issued	—	—
Additional paid-in capital	99,462	55,892
Retained earnings (deficit)	(1,045)	443

Total stockholders’ equity	98,419	56,337

Total liabilities and stockholders’ equity	$101,237	$113,185

See notes to consolidated financial statements.

Titanium Asset Management Corp.
Consolidated Statements of Income
(in thousands except for shares)

	Six months ended		Period from
	June 30, 2008		February 2, 2007
	(unaudited)	June 30, 2007	(inception) to
	(restated)	(unaudited)	December 31, 2007
Fee income	$6,706	$—	$2,660

Operating expenses:
Administrative	5,988	263	2,490
Amortization of intangibles (Note 4)	2,002	—	809
Write off of intangibles (Note 4)	1,792	—	829

Total operating expenses	9,782	263	4,128

Operating loss	(3,076)	(263)	(1,468)

Other income
Interest	868	203	2,191

Income (loss) before taxes	(2,208)	(60)	723

Taxes (expense) benefit on income (Note 6)	720	23	(280)

Net income (loss)	$(1,488)	$(37)	$443

Net income (loss) per share

basic	$(0.07)	$—	$0.04

diluted	$(0.07)	$—	$0.03

See notes to consolidated financial statements.

Titanium Asset Management Corp.
Consolidated Statements of Changes in Stockholders’ Equity
(in thousands except for share data)
six months ended June 30, 2008 (unaudited)
and for the period from February 2, 2007 (inception) to December 31, 2007

					Additional	Retained	Total
	Common Stock		Restricted Shares		Paid-In	Earnings	Stockholders’
	Shares	Amount	Shares	Amount	Capital	(Deficit)	Equity
Common stock issued	2,880,000	$—	—	$—	$20	$—	$20
Restricted stock issued	—	—	720,000	—	5	—	5
Issue of stock units (Note 2)	20,000,000	2	—	—	52,668	—	52,670
Stock issued in connection with acquisition of Wood and Sovereign (Note 3)	909,091	—	—	—	5,000	—	5,000
Common stock redemption (Note 1)	(795,360)	—	(23,840)	—	(3,892)	—	(3,892)
Warrant issued to placement agent	—	—	—	—	2,091	—	2,091
Net income	—	—	—	—	—	443	443

Balance at December 31, 2007	22,993,731	2	696,160	—	55,892	443	56,337
Transfer in — repurchase rights not executed (unaudited) (Note 1)	—	—	—	—	55,587	—	55,587
Common stock redemption (unaudited) (Note 14)	(2,542,229)	—	(83,444)	—	(12,017)	—	(12,017)
Net loss (unaudited) (restated)	—	—	—	—	—	(1,488)	(1,488)

Balance at June 30, 2008 (unaudited) (restated)	20,451,502	$2	612,716	$—	$99,462	$(1,045)	$98,419

See notes to consolidated financial statements.

Titanium Asset Management Corp.
Consolidated Statements of Cash Flows
(in thousands)

	Six months ended		Period from
	June 30, 2008	June 30, 2007	February 2, 2007
	(unaudited)	(unaudited)	(inception) to
	(restated)		December 31, 2007
Cash flows from operating activities
Net income (loss)	$(1,488)	$(37)	$443
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,002	—	825
Deferred income taxes	(751)	(23)	(377)
Write off of intangible assets	1,792	—	829
Changes in assets and liabilities:
Decrease (increase) in:
Accounts receivable	244	—	(388)
Prepaid expenses and other assets	(346)	(8,014)	(115)
Increase (decrease) in:
Accounts payable	(59)	482	149
Accrued expenses and other current liabilities	(916)	649	1,112

Net cash provided by (used in) operating activities	478	(6,943)	2,478

Cash flows from investing activities
Purchases of property and equipment	(72)	—	(19)
Cash and cash equivalents held in (released from) trust	55,587	(99,011)	(55,587)
Cash paid for acquisition of subsidiaries, net of cash acquired (Note 3)	(31,226)	—	(33,965)

Net cash provided by (used in) investing activities	24,289	(99,011)	(89,571)

Cash flows from financing activities
Issuance of common stock units	—	108,291	120,025
Costs associated with share issue	—	—	(9,652)
Common stock redeemed	(12,017)	—	(3,892)

Net cash provided by (used in) financing activities	(12,017)	108,291	106,481

Net increase in cash and cash equivalents	12,750	2,337	19,388

Cash and cash equivalents:
Beginning	19,388	—	—

Ending	$32,138	$2,337	$19,388

Supplemental disclosure of non-cash financing activities
Fair value of placement agent warrant	$—	$2,091	$2,091
Income taxes paid	$598	$—	$—

Paid-in capital attributed to common stock repurchase rights not executed	$55,587	$—	$—

Guaranteed payment issued in connection with acquisition	$1,903	$—	$—
See notes to consolidated financial statements.

Titanium Asset Management Corp.
Notes to Consolidated Financial Statements
(in thousands)
Note 1 — Nature of business and significant accounting policies
Nature of business — Titanium Asset Management Corp. (the “Company”) was incorporated on February 2, 2007. Its initial capitalization consisted of 2,880,000 shares of common stock and 720,000 shares of restricted stock (“Founding Stock”) on March 2, 2007. The Company was originally operating as a special purpose acquisition company to acquire one or more operating companies engaged in the asset management industry. The Company’s strategy is to acquire these operating companies in order to manage them as an integrated business. The Company was admitted to trading on AIM, a market operated by the London Stock Exchange on June 21, 2007 (“Admission Date”) after raising $120 million, before expenses, through a private placement of units consisting of common shares and warrants (“New Stock”).
Monies raised, net of costs and working capital were held in trust pending stockholder approval of acquisitions (“Business Combinations”). Under the terms of the Company’s Offering Circular, the Company is permitted to carry out one or more Business Combinations; the second one was required to result in the expenditure of at least 70% of the funds initially held in trust when aggregated with the first Business Combination (a “Qualified Business Combination”) and if approved by stockholders the escrow structure, together with the need to seek stockholder approval for further acquisitions (other than to meet normal regulatory requirements) expired. The Company had a maximum of 12 months from its Admission Date (or 18 months if it signed a letter of intent prior to the end of the 12-month period) to achieve a Qualified Business Combination.
Through December 31, 2007, the Company had received stockholder approval for one Business Combination — the acquisition of all of the voting common stock of Wood Asset Management, Inc. (“Wood”) together with the acquisition of all of the membership interests of Sovereign Holdings, LLC (“Sovereign”). Concurrent with the acquisition of Wood and Sovereign, the Company entered into an agreement with Siesta Key Capital (“SKC”), whereby the Company will make payments to SKC upon successful transfer of SKC clients. The fees paid under this agreement have not been significant. See Note 3 for description of Wood and Sovereign acquisitions.
On February 28, 2008, the Company entered into a stock purchase agreement with National Investment Services, Inc. (“NIS”) to purchase all of NIS’s outstanding capital stock. The Company received stockholder approval on March 26, 2008 and completed the transaction on March 31, 2008. See Note 3 for description of the NIS acquisition.
Unaudited interim information — The accompanying information for the six months ended June 30, 2008 and 2007 is unaudited and, in the opinion of management, contains all adjustments, which are all of a normal and recurring nature, necessary for a fair statement of financial position and results of operations for such periods.
Significant Accounting Policies — These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. A summary of the Company’s significant accounting policies are as follows:
Consolidation — The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Sovereign and Wood. The unaudited balance sheet at June 30, 2008 includes the Company and these subsidiaries, as well as, its newly acquired subsidiary NIS, which was acquired March 31, 2008 (Note 3). All material intercompany balances and transactions have been eliminated.

Titanium Asset Management Corp.
Notes to Consolidated Financial Statements (Continued)
(in thousands)
Note 1 — Nature of business and significant accounting policies (continued)
Fee income — Revenue is recognized when the following criteria are met: evidence of an arrangement exists, the price is fixed or determinable, collectability is reasonably assured and delivery has occurred or services have been rendered. The Company bills its investment advisory fees in accordance with the contractual arrangements and as services are performed. Fees are calculated based on the fair value of the assets managed and may be billed in advance or in arrears. As of June 30, 2008, the Company had accrued revenue for services billed in advance of approximately $218,000. These amounts are included in fees receivable and other receivables and deferred revenue in the accompanying consolidated balance sheets.
Investment advisory fees also include incentive fees that may be earned by the Company. Incentive fee arrangements generally entitle the Company to participate, on a fixed-percentage basis, in the net profits earned by the limited liability companies to which NIS is the managing member and a Cayman Island exempted company to which NIS acts as investment advisor. The Company’s participation percentage is multiplied by the net profits earned by these managed companies to determine the amount of the incentive fee. If losses are incurred, the losses are netted against net profits before the Company is eligible to participate in any incentive fees. Incentive fees, if any, are calculated and paid on an annual basis. Pursuant to the preferred accounting method under Emerging Issues Task Force (“EITF”) Issue D-96, Accounting for Management Fees Based on a Formula, such incentive fee income is recorded at the conclusion of the performance period, when all contingencies are resolved. The Company recognized no such incentive fees for the six months ended June 30, 2008 and for the period from February 2, 2007 to December 31, 2007.
Cash equivalents and concentration of credit risk — For the purposes of reporting cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company periodically maintains cash balances with financial institutions, which at times may exceed insured limits. Management believes that the use of a credit quality financial institution minimizes the risk of loss associated with cash and cash equivalents.
Receivables and allowance for doubtful accounts — Accounts receivable are customer obligations due under normal trade terms. Management generally does not require collateral from customers. Management reviews accounts receivable on a monthly basis to determine if any receivables will potentially be uncollectible. Included in the allowance for doubtful accounts is any balance considered uncollectible plus a general reserve based on management’s assessment of customers’ overall financial condition. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. At December 31, 2007 and June 30, 2008, management did not believe an allowance for doubtful accounts was necessary due to the nature of the Company’s receivables and history of collections.
Property and equipment — Property and equipment is stated at cost or acquired values. Major expenditures for property and equipment are capitalized; while replacements, maintenance and minor repairs which do not improve the utility or extend the lives of the respective assets are expensed as incurred. When assets are retired or otherwise disposed of, their costs and related accumulated depreciation are removed from the accounts and resulting gains or losses are included in income. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Depreciation is based on the following estimated useful lives: Office furniture and fixtures and equipment — 2 to 5 years.

Titanium Asset Management Corp.
Notes to Consolidated Financial Statements (Continued)
(in thousands)
Note 1 — Nature of business and significant accounting policies (continued)
Goodwill and intangibles — Goodwill represents the excess of the cost of purchased businesses over the fair value of the net assets acquired.
The Company will test the goodwill balance for impairment annually and between annual tests, if circumstances would require it. The Company’s goodwill impairment testing is a two-step process with Step I being a test for potential impairment by comparing the fair value of reporting unit with its carrying amount. If the fair value of reporting unit is greater than its carrying amount (including recorded goodwill), then no impairment exists indicating no need to perform Step II. If the reporting unit carrying amount (including recorded goodwill) is greater than its fair value, then the Company must complete Step II to measure the amount of impairment, if any. The Company’s impairment test will be performed during its fourth quarter. As circumstances change, it is reasonably possible that future goodwill impairment tests could result in a loss from impairment of goodwill, which would be included in the determination of net income or loss. Intangible assets with definite lives are amortized over their estimated useful life and reviewed for impairment in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). Since the goodwill and intangible assets were generated in the fourth quarter of 2007, no impairment testing was deemed necessary by management since no significant changes had occurred since the date of the acquisitions to December 31, 2007.
Identified intangibles are carried at cost. Amortization is computed using the straight-line method over their expected useful lives.
Primarily during the quarter ended June 30, 2008, two of the Company’s subsidiaries (Wood and Sovereign) lost certain significant customers and related revenues. Due to the significance of these losses, the Company performed an impairment assessment under SFAS 144. The Company evaluated and tested the carrying value of customer relationship intangible assets with definite lives that resulted from the Company’s acquisitions of Wood and Sovereign. As a result of that testing, the Company concluded that the customer relationship intangible assets were impaired due to decreased actual and forecasted cash flows at its Wood and Sovereign subsidiaries and therefore reported an impairment charge of approximately $1,800 in the period ended June 30, 2008.
Long-lived assets — impairments and disposals — The Company will evaluate its long-lived assets in accordance with SFAS 144 pursuant to which an impairment loss is recognized if the carrying amount of a long-lived asset is not recoverable and exceeds its fair value. A long-lived asset is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The Company has concluded that reported amounts as of December 31, 2007 are recoverable, since expected future undiscounted cash flows will exceed the carrying value. For the period ended June 30, 2008, the Company, as noted above, incurred approximately $1,800 in impairment charges related to customer relationship intangible assets at Wood and Sovereign.
Income taxes — Income taxes are calculated using the liability method specified by SFAS No. 109, Accounting for Income Taxes (“SFAS 109”). The Company recognizes deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax bases of assets and liabilities, and for the expected future tax benefit to be derived from offsetting the net operating loss against loss and tax credit carryforwards against taxable income, if any. The Company establishes a valuation allowance to reflect the likelihood of realization of deferred tax assets. Deferred tax assets are reduced, if necessary, by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Titanium Asset Management Corp.
Notes to Consolidated Financial Statements (Continued)
(in thousands)
Note 1 — Nature of business and significant accounting policies (continued)
The Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the financial statement recognition threshold and measurement attribute of a tax position taken or expected to be taken in a tax return in accordance with SFAS 109. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transition. Under FIN 48, the Company applies a more likely than not recognition threshold for all tax uncertainties. FIN 48 only allows the recognition of those tax benefits that have a greater than 50% likelihood of being sustained upon examination by the taxing authorities. There was no impact on the Company’s consolidated financial position or consolidated results of operations from the adoption of FIN 48.
Common Stock, subject to possible conversion — The Company was required to repurchase New Stock at defined amounts, as detailed in the certificate of incorporation, at certain repurchase events. These repurchase events were (1) if the Company did not invest up to 70% of the funds initially held in trust within 12 months of the Admission Date (18 months if it signed a letter of intent prior to the end of the 12-month period) or (2) at the time a motion was placed before the stockholders to approve a Business Combination. In either situation, at the option of the holders of the New Stock, they could have put their shares to the Company for repurchase (provided in connection with Business Combination the holders of the New Stock voted against the Business Combination). The certificate of incorporation also provides that once the Company meets the 70% investment threshold noted above, the Company is no longer obligated to repurchase or required to obtain stockholder approval of future Business Combinations, except as required by normal regulatory requirements.
Because the New Stock was redeemable at fixed or determinable amounts at specific times, redeemable at the option of the holder, and the conditions of redemption were not solely within the control of the Company, in accordance with FASB 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, the Company classified the shares of common stock, subject to possible conversion, as temporary equity outside stockholders equity.
The Company’s acquisition of NIS, as of March 31, 2008, met the 70% investment requirement noted above, thereby relieving the Company of any future obligation to repurchase New Stock. Therefore, the Company re-classified its Common Stock, subject to possible conversion, of $55,587, to permanent equity as an increase in additional paid-in capital.
Registration rights agreements — In connection with the Company’s June 21, 2007 private placement, the Company entered into registration rights agreements and committed to a penalty of 1%, per month, of the number of outstanding shares, or rights to purchase shares, held on the date of a registration default in the event a registration statement was not declared effective by the Securities and Exchange Commission within the specified period following the closing of a qualified business combination as defined in the agreements. The penalty, if any, would be payable for a maximum period of six months from the date of occurrence of the registration default and payable solely in the form of shares of common stock. Pursuant to EITF 00-19-2- Accounting for Registration Payment Arrangements, the Company concluded that at inception and subsequently, payments under these commitments was not probable. As a result, no liability for registration payment obligations was required to be recognized in the consolidated balance sheet at December 31, 2007.

Titanium Asset Management Corp.
Notes to Consolidated Financial Statements (Continued)
(in thousands, except share and per share amounts)
Note 1 — Nature of business and significant accounting policies (continued)
Advertising costs — Advertising costs are expensed as incurred. Advertising expense was approximately $6 and $26 for the periods ended December 31, 2007 and June 30, 2008, respectively (unaudited).
Deferred rent obligations — Rent expense under non-cancelable operating leases with scheduled rent increases and landlord incentives is accounted for on a straight-line basis over the lease term.
Earnings per share — The Company computes net income per share in accordance with SFAS No. 128, Earnings per Share. SFAS 128 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net income available to common stockholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all potentially dilutive common shares outstanding during the period. Potentially dilutive securities consist of the incremental common shares issuable upon exercise of the warrants using the treasury stock method, as well as shares of restricted stock because the number of common shares into which they are convertible is contingent on the achievement of a ten-day average share price exceeding the conversion price or a change of control as discussed in Note 2. For the periods ended June 30, 2008 and December 31, 2007, approximately 613,000 and 696,000 shares, respectively, of outstanding restricted stock have been excluded from the calculation of diluted EPS, in accordance with the contingently issuable shares guidance of SFAS No. 128, since the ten-day average share price did not exceed the conversion price at any time in the reporting periods. In addition, in periods of net loss, all potential dilutive common shares (the warrants) are excluded from the computation of diluted weighted average shares outstanding, as their inclusion would have an anti-dilutive effect on net loss per share. As a result of the Company’s net loss for the six months ended June 30, 2008, the warrants were anti-dilutive and, therefore, were excluded in the calculation of diluted earnings per share.
Fair value of financial instruments — In accordance with the requirements of the SFAS No. 107, Disclosure About Fair Value of Financial Instruments, estimated fair value amounts have been determined by the Company using available market information and valuation methodologies described below. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein may not be indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts. The carrying values of cash, short-term investments, accounts receivable, other assets, accounts payable, amounts payable to shareholders, guaranteed payments and other current liabilities approximate their fair values due to the short-term maturities of these instruments.
Accounting estimates — The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Recent accounting pronouncements — In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”) which provides guidance for measuring assets and liabilities at fair value. Generally, SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company adopted the provisions of SFAS 157 as of January 1, 2008 for financial instruments measured at fair value on a recurring and non-recurring basis and it did not have a material impact on the Company’s consolidated financial statements.

Titanium Asset Management Corp.
Notes to Consolidated Financial Statements (Continued)
(in thousands, except share and per share amounts)
Note 1 — Nature of business and significant accounting policies (continued)
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 allows companies to measure at fair value most financial assets and liabilities that are currently required to be measured in a different manner, such as based on their carrying amount. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company has not elected the fair value option for any of its assets or liabilities.
In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141(R)”) and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51 (“SFAS 160”). SFAS 141(R) will change how business acquisitions are accounted for and SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 141(R) and SFAS 160 are effective for fiscal years beginning on or after December 15, 2008 (January 1, 2009 for the Company). The adoption of SFAS 141(R) and SFAS 160 is not expected to have a material impact on the Company’s consolidated financial statements.
In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (“SFAS 161”). SFAS 161 amends and expands disclosures about derivative instruments and hedging activities. SFAS 161 requires qualitative disclosures about the objectives and strategies of derivative instruments, quantitative disclosures about the fair value amounts of and gains and losses on derivative instruments, and disclosures of credit risk related contingent features in hedging activities. SFAS 161 is effective for fiscal years beginning after November 15, 2008 and will be effective for the Company in fiscal year 2009. Early adoption is prohibited; however, presentation and disclosure requirements must be retrospectively applied to comparative financial statements. The Company has not yet determined the effect, if any, that the adoption of this standard will have on its consolidated financial position or results of operations.
In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements for non-governmental entities that are presented in conformity with accounting principles generally accepted in the United States of America. SFAS 162 will be effective 60 days after the Securities and Exchange Commission approves the Public Company Accounting Oversight Board’s amendments to AU Section 411. The Company does not anticipate the adoption of SFAS 162 will have an impact its consolidated financial statements.
In February 2008, the FASB issued FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157 (“FSP No. 157-2”), to partially defer SFAS 157. FSP No. 157-2 defers the effective date of SFAS 157 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years, and interim periods within those fiscal years, beginning after November 15, 2008. The Company is currently evaluating the impact of adopting the provisions of FSP No. 157-2.

Titanium Asset Management Corp.
Notes to Consolidated Financial Statements (Continued)
(in thousands, except share and per share amounts)
Note 2 — Stockholders’ equity
The stock units issued in 2007 comprised one common share plus one warrant to subscribe for a common share at $4. These warrants expire in June 2011 unless earlier redeemed by the Company. The holders of common shares arising from the issue of stock units during 2007 are entitled to require the Company to repurchase their shares if the Company seeks approval for a Business Combination and the stockholder votes against the proposal. The holders of common shares are also entitled to require the Company to repurchase their shares if the Company seeks approval to extend the deadline for a Qualifying Business Combination and the stockholder votes against the proposal. The repurchase price will be a per share price equal to a pro rata share of the trust fund, including interest earned and net of expenses and taxes thereon.
The restricted shares carry voting rights and no rights to dividends except in the case of liquidation of the Company. They convert on a one for one basis to common shares if at any time within five years of their issue, and subsequent to a Business Combination, the ten day average share price of the common shares exceeds $6.90 or if there is a change of control (as defined in the Company’s certificate of incorporation).
As part of the private placement, the Company granted an option to Sunrise Securities Corp. to acquire 2 million units at a price of $6.60. This option has been fair valued at $2,091 using the Black-Scholes model and charged to additional paid-in capital.
Note 3 — Acquisitions
Acquisition of Wood
On October 1, 2007, the Company completed the acquisition of all of the voting common stock of Wood. Wood is an asset management firm in the equity and fixed-income markets. Pursuant to the agreement, the Company purchased the operations of Wood primarily for its customer relationships and other intangible assets.
In consideration for the sale and purchase of the voting common stock of Wood, the sellers received $27,500 in cash and 727,273 shares of common stock, with a fair value of $4,000.
As part of the sale and purchase agreement, the sellers may also receive up to $6,000 should Wood achieve certain revenue and assets under management milestones during the three-year period after closing. The pay out schedule, should the Company achieve the milestones, is as follows: $1,000 in cash, February 2009; $1,000 in cash and $1,000 in common stock, November 2009; $1,000 in cash, February 2011 and $1,000 in cash and $1,000 in common stock, November 2011.
The aggregate purchase price was approximately $33,164, including acquisition cost of $1,664. The following summarizes the fair values of the assets acquired at the date of acquisition. Goodwill recorded from this transaction is tax deductible.

Goodwill	$19,865
Intangible asset — customer relationships	12,026
Intangible asset — non-compete covenant	829
Intangible asset — brand	444

$33,164

Titanium Asset Management Corp.
Notes to Consolidated Financial Statements (Continued)
(in thousands, except share and per share amounts)
Note 3 — Acquisitions (continued)
Acquisition of Sovereign Holdings, LLC
On October 1, 2007, the Company completed the acquisition of all of the membership units of Sovereign. Sovereign is an asset management firm in the equity and fixed-income markets. Pursuant to the agreement, the Company purchased the operations of Sovereign primarily for its customer relationships and other intangibles.
In consideration for the sale and purchase of the membership units of Sovereign, the sellers received $4,500 in cash and 181,818 shares of common stock, with a fair value of $1,000.
As part of the sale and purchase agreement, the sellers may also receive up to $5,000 should Sovereign achieve certain revenue and assets under management milestones during the three-year period after closing. The pay out schedule, should the Company achieve the milestones, is as follows: $1,750 in cash and $750 in common stock, November 2009; $1,000 in cash, November 2010 and $750 in cash and $750 in common stock, November 2011.
The aggregate purchase price was approximately $5,801, including acquisition cost of $301. The following summarizes the fair values of the assets acquired at the date of acquisition. Goodwill recorded from this transaction is tax deductible.

Goodwill	$2,122
Intangible asset — customer relationships	2,665
Intangible asset — non-compete covenant	833
Intangible asset — brand	181

$5,801

Titanium Asset Management Corp.
Notes to Consolidated Financial Statements (Continued)
(in thousands, except share and per share amounts)
Note 3 — Acquisitions (continued)
Acquisition of National Investment Services, Inc. (unaudited)
On March 31, 2008, the Company completed the acquisition of all of the outstanding common stock of NIS. NIS is an asset management firm in the fixed-income and equity markets. Pursuant to the agreement, the Company purchased the operations of NIS primarily for its customer relationships and other intangibles. Other significant assets included accounts receivable, property and equipment and prepaids.
In consideration for the sale and purchase of the common stock of NIS, the sellers received $29,684 in cash. The sellers will also receive guaranteed deferred payments of $1,000 in 2009 and $1,000 in 2010. These guaranteed payments are reflected in the consolidated balance sheet as a current obligation and a long-term obligation discounted to its net present value of $903.
As part of the sale and purchase agreement, the sellers may also receive up to an additional $4,900 should NIS achieve certain revenue milestones during the two-year period after closing. The pay out schedule, should the Company achieve the milestones, is as follows: approximately $2,500 either all in cash or, at the sole discretion of the Company, a mix of cash and up to 50% in common stock, payable in March 2009; approximately $2,400 either all in cash or, at the sole discretion of the Company, a mix of cash and up to 50% in common stock, payable in March 2010.
The aggregate purchase price was approximately $33,129, including acquisition cost of $1,542. The following summarizes the estimated fair values of the assets acquired at the date of acquisition. The estimated fair values are subject to change pending a final analysis of the total purchase price and the fair value of the assets acquired and liabilities assumed. Goodwill recorded from this transaction will be tax deductible.

Current assets	$3,123
Property and equipment	115
Goodwill	7,432
Intangible asset — customer relationships	23,088
Current liabilities	(629)

$33,129

Titanium Asset Management Corp.
Notes to Consolidated Financial Statements (Continued)
(in thousands, except share and per share amounts)
Note 3 — Acquisitions (continued)
Pro forma effect of acquisitions
The results of operations of Wood and Sovereign have been included in the consolidated financial statements of the Company since October 1, 2007.
The unaudited pro forma information below presents the results of operations as if the acquisitions of Wood, Sovereign and NIS had occurred on the first day of the periods presented. The unaudited pro forma information is presented for informational purposes only and is not intended to represent or be indicative of the results of operations of the combined companies had these events occurred at the beginning of the year presented nor is it indicative of future results:

	Six Months	February 2, 2007
	Ended	to
	June 30, 2008	December 31, 2007
	(unaudited)
	(restated)
Total revenue	$9,197	$20,135
Net income (loss)	$(1,581)	$507
Net income (loss) per share
basic	$(0.08)	$0.03
diluted	$(0.08)	0.02
Pro forma weighted average number of common shares outstanding
basic	20,451,502	20,451,502
diluted	20,451,502	23,629,225

Titanium Asset Management Corp.
Notes to Consolidated Financial Statements (Continued)
(in thousands, except share and per share amounts)
Note 4 — Goodwill and intangibles
Goodwill at December 31, 2007, represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets associated with the acquisitions of Wood and Sovereign (see Note 3). Goodwill at December 31, 2007, consists of the following:

Goodwill at February 2, 2007 (inception)	$—
Wood acquisition	19,865
Sovereign acquisition	2,122

Goodwill at December 31, 2007	$21,987

Goodwill at June 30, 2008, includes the excess of the purchase price over the fair value of tangible and identifiable intangible assets associated with the above mentioned acquisitions and acquisition of NIS (see Note 3). Goodwill at June 30, 2008, consists of the following:

Goodwill at December 31, 2007	$21,987
NIS acquisition	7,432

Goodwill at June 30, 2008	$29,419

Identifiable intangible assets, net of amortization at December 31, 2007 are as follows:

					Average
		Accumulated			Useful Life in
	Cost	Amortization	Impairment	Net	Months
Wood customer relationships	$12,026	$601	$—	$11,425	60
Wood non-compete agreement	829	—	829	—	(a	)
Wood brand	444	28	—	416	48
Sovereign customer relationships	2,665	95	—	2,570	60
Sovereign non-compete agreement	833	69	—	764	36
Sovereign brand	181	16	—	165	36

Intangible assets	$16,978	$809	$829	$15,340

(a)	- Gary Wood, with whom the non-compete agreement was with, passed away in 2007, therefore the balance of the non-compete was written off to expense for the period ended December 31, 2007.
Amortization expense during 2007 totaled approximately $809. Approximate annual amortization expense, for the next five years, is $2,837.

Intangible assets, at February 2, 2007	$—
Wood acquisition	13,299
Sovereign acquisition	3,679
Amortization expense	(809)
Impairment	(829)

Intangible assets, net at December 31, 2007	$15,340

Titanium Asset Management Corp.
Notes to Consolidated Financial Statements (Continued)
(in thousands, except share and per share amounts)
Note 4 — Goodwill and intangibles (continued)
Identifiable intangible assets, net of amortization at June 30, 2008 are as follows:

					Average
		Accumulated			Useful Life in
	Cost	Amortization	Impairment	Net	Months
Wood customer relationships	$12,026	$1,803	$1,478	$8,745	60	(A)
Wood brand	444	83	—	361	48
Wood non-compete agreement	829	829	—	—	—
Sovereign customer relationships	2,665	286	314	2,065	84	(B)
Sovereign non-compete agreement	833	208	—	625	36
Sovereign brand	181	46	—	135	36
NIS customer relationships	23,088	385	—	22,703	180

Intangible assets	$40,066	$3,640	$1,792	$34,634

Amortization expense for the six month period ended June 30, 2008 totaled approximately $2,002.

Intangible assets, net at December 31, 2007	$15,340
NIS acquisition	23,088
Amortization expense	2,002
Impairment	(1,792)

Intangible assets, net at June 30, 2008	$34,634

(A)	As a result of the death of Gary Wood shortly after the Company’s 2007 acquisition of Wood, Wood lost several accounts primarily in the second quarter of 2008. The Company has determined that the loss of these accounts has impaired the original value of the Wood customer relationships. An impairment charge of $1,478 has been recorded for the six-month period ended June 30, 2008.

(B)	Sovereign, in the second quarter of 2008, lost an institutional account that represented approximately 19% of the assets under management at the time of the Sovereign acquisition. As a result, the Company has determined that this loss has impaired the original value of the Sovereign customer relationships. An impairment charge of $314 has been recorded for the six-month period ended June 30, 2008.

Titanium Asset Management Corp.
Notes to Consolidated Financial Statements (Continued)
(in thousands, except share and per share amounts)
Note 5 — Cash and cash equivalents held in trust fund
The net monies raised in the private placement were held in a trust fund at J.P. Morgan Chase Bank, N.A. maintained by Continental Stock Transfer and Trust Company, as trustee, pursuant to an investment management agreement. The proceeds held in the trust fund will not be released except upon a number of events, primarily a Qualified Business Acquisition, as set forth in the document published by the Company in connection with its admission to AIM.
Note 6 — Income taxes
Significant components of the provision for income taxes are as follows:

	Six Months	February 2, 2007
	Ended	to
	June 30, 2008	December 31, 2007
	(unaudited)
Current
Federal	$—	$(545)
State	(31)	(112)

	(31)	(657)

Deferred
Federal	751	313
State	—	64

	751	377

Taxes on income	$720	$(280)

A reconciliation between the provision for income taxes and the expected provision for taxes using the federal statutory tax rate (34 percent) is as follows:

	Six Months	February 2, 2007
	Ended	to
	June 30, 2008	December 31, 2007
	(unaudited)
Income taxes at federal statutory rate	$751	$(246)
State income taxes, net of federal tax benefit	(31)	(31)
Other	—	(3)

	$720	$(280)

Titanium Asset Management Corp.
Notes to Consolidated Financial Statements (Continued)
(in thousands, except share and per share amounts)
Note 6 — Income taxes (continued)
The Company’s deferred tax asset and liabilities relate to the following temporary differences between financial accounting and tax bases as follows:

	June 30,	December 31,
	2008	2007
	(unaudited)
Goodwill and intangibles	$1,130	$378
Property and equipment	(2)	(1)

Total deferred tax asset	$1,128	$377

No valuation allowance was established since in management’s opinion it is more likely than not the deferred asset will be realized.
Note 7 — Commitments
Operating lease — The Company leases certain corporate offices, office equipment and computer software under lease agreements with terms up to 5 years with options to renew for additional periods, and requirements for the Company to pay property taxes, insurance and maintenance. The following is a schedule by year of the future minimum lease payments due under agreements with terms extending beyond one year:

Year ending December 31,	Total
2008	$441
2009	396
2010	169
2011	166
2012	84
Rent expense for the period ended December 31, 2007 was approximately $82. Rent expense for the six months ended June 30, 2008 amounted to $324 (unaudited). There was no rent expense for the six months ended June 30, 2007.
Retirement plan — The Company sponsors defined contribution pension plans covering substantially all employees. The Company contributed approximately $9 in matching funds for the period ended December 31, 2007. Contributions for the six months ended June 30, 2008 and 2007 amounted to $153 and $3 respectively (unaudited).
Note 8 — Line of credit
In connection with the acquisition of NIS (Note 3), the Company acquired a $950 line of credit with a financial institution secured by a general business lien, as defined by the agreement. The line of credit is payable upon demand and bears interest at 5.00% at June 30, 2008.
Note 9 — Sub-advisory agreements
The Company, through its wholly owned subsidiary NIS (Note 3), has the following sub-advisory agreements:
On August 31, 2006, NIS entered into an agreement with Christenson Investment Partners, LLC (or “Christenson”), which engages Christenson to solicit and refer qualified clients to the Company for investment advisory services. The agreement obligates NIS to compensate Christenson based on gross investment advisory revenues allocable to

Titanium Asset Management Corp.
Notes to Consolidated Financial Statements (Continued)
(in thousands, except share and per share amounts)
referral accounts, as defined by the agreement, and new allocations received by NIS from such referral accounts. Either party may terminate the agreement at any time by giving thirty days prior written notice. Should the agreement terminate, NIS is required to continue compensating Christenson for twenty full calendar quarters.
NIS entered into an investment advisory agreement with Stone Harbor Investment Partners LP (or “Stone Harbor”), which employs Stone Harbor to supervise and direct certain of NIS’s investments in corporate debt securities including bonds, convertible securities, preferred stock and commercial paper. NIS is required to pay a fee equal to specified annual rates, based upon the average market value of the account, as defined by the agreement. All fees are payable to Stone Harbor quarterly in arrears. NIS may terminate this agreement by providing thirty days written notice to Stone Harbor.
Note 10 — Employment Agreement
NIS, a wholly owned subsidiary of the Company (Note 3), executed an employment agreement with an officer of NIS. The agreement provides that NIS employ the officer through December 2011. The agreement calls for, among other things, that the employee receives an 8.75% share of the management fee revenue received by NIS on the NIS Preferred Stock Fund, LLC and the NIS Preferred Stock Fund II, LLC. In addition, the employee will receive a variable share of the net incentive allocation received by NIS from these funds each year. The employee’s share of the incentive allocation will be determined separately on each fund based upon the net return for the year, as defined by the agreement. Also under the terms of the agreement, certain of the employee’s incentive will be deferred to an employee account as defined within the Deferred Compensation Arrangement.
Note 11 — Retirement plan
The Company, through its wholly owned subsidiary NIS (Note 3), maintains a defined contribution pension plan covering substantially all NIS employees. NIS matches 50% of employee elective deferrals up to 6.0% of compensation. The plan also provides a profit-sharing component whereby NIS can make a discretionary contribution to the plan that is allocated based on the compensation of eligible employees.
Note 12 — Major customer
NIS, a wholly owned subsidiary of the Company (Note 3), executed an Investment Sub-Advisory Agreement with Attalus Capital, L.L.C. (or “Attalus”). In accordance with the terms and conditions of the agreement, NIS is specifically engaged to assist Attalus with Taft-Hartley pension plan assets by referring investors and providing advice on potential investment issues, support in preparing marketing and reporting materials and to assist in marketing presentations. In consideration of these services NIS receives a specified percent, per annum, of fee received by Attalus for clients referred to Attalus by NIS, as defined by the agreement. The fee is accrued monthly and paid quarterly in arrears. The referral arrangement has a term of three years from December 1, 2006, unless earlier terminated and is subject to renewal.

Titanium Asset Management Corp.
Notes to Consolidated Financial Statements (Continued)
(in thousands, except share and per share amounts)
Note 13 — Contingencies
During the course of an internal investigation, management of NIS found evidence suggesting that certain of its customer’s plan assets were invested in a manner inconsistent with the plan’s authorized investment policy. Management is currently in the discovery stages of its investigation and is assessing the potential impact to the Company and NIS’s level of responsibility. NIS has voluntarily settled with one of its affected customers and there is liability in the amount of approximately $60 which is accrued at June 30, 2008 (unaudited). Due to the uncertainties involved, the Company is unable to reasonably estimate the amount, or range of amounts, of possible additional losses associated with the resolution of this matter beyond what has been recorded. While management cannot estimate the amount, or range of amounts, of potential losses, if any, the maximum exposure regardless of the outcome would be limited to NIS’s professional liability and directors and officers liability insurance policy deductible which is $500.
The Company is from time to time involved in legal matters incidental to the conduct of its business and such matters can involve current and former employees and vendors. Management does not expect these to have a material effect on the Company’s consolidated financial position or results of operations.
Note 14 — Repayable to stockholders
At the stockholders meeting on March 26, 2008 relating to the second Business Combination, stockholders representing 4,213,000 shares of common stock, voted against the resolution to approve the acquisition of NIS and elected to have shares of common stock repurchased. The Company was required to repurchase a fraction of the stock dictated by a formula provided in the certificate of incorporation and at a price similarly dictated. Application of the formula resulted in the Company being required to repurchase 52.42% of the 4,213,000 shares of common stock (2,208,453 shares) at $5.32 per share plus approximately $270 in interest.
In addition, because of the requirement in certificate of incorporation that the shares of Founding Stock represent no more than 15.2% of the Company’s capital stock after such a repurchase, the Company cancelled 333,777 shares of common stock and 83,444 shares of restricted stock owned by holders of the shares of Founding Stock.
Note 15 — Earnings per Share
The computation of basic and diluted EPS is as follows:

Titanium Asset Management Corp.
Notes to Consolidated Financial Statements (Continued)
(in thousands, except share and per share amounts)

	Six months	Period from
	ended	February 2, 2007
	June 30, 2008	(inception)
	(restated)	to December 31, 2007
Basic EPS:
Net income (loss)	$(1,488)	$443
Weighted average shares outstanding	20,451,502	11,529,853

Basic EPS	$(0.07)	$0.04

Diluted EPS:
Net income	$(1,488)	$443
Weighted average number of common shares outstanding	20,451,502	11,529,853
Dilutive warrants	—	3,177,723

Dilutive weighted average shares	20,451,502	14,707,576

Diluted EPS	$(0.07)	$0.03

Note 16 — Restatement of Financial Statements
The Company’s previously issued unaudited balance sheet as of June 30, 2008 and the related unaudited statements of income, changes in stockholder equity and cash flows for the six months then ended have been restated to correct the Company’s carrying value of customer relationship intangible assets. The Company performed an impairment assessment under SFAS 144. The Company determined that an impairment of its customer relationship intangible assets had occurred which resulted in an impairment charge of $1,792.
The Company’s unaudited financial statements at June 30, 2008 have also been adjusted for the finalization of the purchase price adjustment (“PPA”) relating to the NIS acquisition on March 31, 2008. As a result of the final PPA, the Company re-classified $9,862 out of goodwill into amortizable intangible assets. The final PPA established the estimated useful lives of the amortizable intangible assets resulting in a decrease in amortization expense of $317 for the six-month period ended June 30, 2008.
The Company also re-classified short-term investments of $15,216 to cash and cash equivalents since the funds were being held in a money market account and met the definition of a cash equivalent at June 30, 2008.

Titanium Asset Management Corp.
Notes to Consolidated Financial Statements (Continued)
(in thousands, except share and per share amounts)
The following is the effect of this restatement:
Balance sheet:

	June 30, 2008		June 30, 2008
	(unaudited)		(unaudited)
	As reported	Adjustments	Restated
Current assets
Cash and cash equivalents	$16,922	$15,216	$32,138
Short -term investment	15,216	(15,216)	—
Accounts receivable	2,426		2,426
Prepaid expenses and other assets	1,302		1,302

Total current assets	35,866	—	35,866

Property and equipment — net	190	—	190

Goodwill	39,281	(9,862)	29,419
Intangibles, net	26,246	8,388	34,634

Deferred income taxes	610	518	1,128

Total assets	$102,193	$(956)	$101,237

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$660	$—	$660
Guaranteed payment for acquisition	1,000	—	1,000
Deferred revenues	218	—	218
Other current liabilities	34	3	37

Total current liabilities	1,912	3	1,915
Guaranteed payment for acquisition	903		903

Total liabilities	2,815	3	2,818

Commitments and contingencies	—	—	—

Stockholders’ equity
Common stock	2		2
Restricted shares	—		—
Preferred stock	—		—
Additional paid-in capital	99,462		99,462
Retained earnings (deficit)	(86)	(959)	(1,045)

Total stockholders’ equity	99,378	(959)	98,409
Total liabilities and stockholders’ equity	$102,193	$(956)	$101,237

Titanium Asset Management Corp.
Notes to Consolidated Financial Statements (Continued)
(in thousands, except share and per share amounts)
Statement of Income:

	Six months		Six months
	ended June 30,		ended June 30,
	2008		2008
	(unaudited)		(unaudited)
	As reported	Adjustments	Restated
Fee income	$6,706	$—	$6,706

Operating expenses:
Administrative	5,987	1	5,988
Amortization of intangibles	2,319	(317)	2,002
Write off of intangibles	—	1,792	1,792

Total operating expenses	8,306	1,476	9,782

Operating loss	(1,600)	(1,476)	(3,076)

Other income
Interest	868	—	868

Loss before taxes	(732)	(1,476)	(2,208)

Taxes (benefit on income)	203	517	720

Net loss	$(529)	$(959)	$(1,488)

Net loss per share

basic	$(0.02)	$(0.05)	$(0.07)

diluted	$(0.02)	$(0.05)	$(0.07)

Titanium Asset Management Corp.
Notes to Consolidated Financial Statements (Continued)
(in thousands, except share and per share amounts)
Statement of Cash flows:

	Six months ended June 30,		Six months ended June 30,
	2008		2008
	(unaudited)		(unaudited)
	As reported	Adjustments	Restated
Cash flows from operating activities

Net income	$(529)	$(959)	$(1,488)
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	2,322	(320)	2,002
Deferred income taxes	(233)	(518)	(751)
Write off of intangible asset		1,792	1,792
Changes in operating assets and liabilities	(1,080)	3	(1,077)

Net cash provided by (used in) operating activities	480	(2)	478

Cash flows from investing activities

Purchases of property and equipment	(73)	1	(72)
Cash and cash equivalents held in (released from) trust	55,587	—	55,587
Short term investments	(15,216)	15,216	—
Cash paid for acquisition of subsidiaries, net of cash acquired	(31,226)	—	(31,226)

Net cash provided by investing activities	9,072	15,217	24,289

Cash flows from financing activities
Common stock redeemed	(12,017)	—	(12,017)

Net cash (used in) provided by financing activities	(12,017)	—	(12,017)

Net increase (decrease) in cash and cash equivalents	(2,465)	15,215	12,750
Cash and cash equivalents:
Beginning	19,388	—	19,388

Ending	$16,923	$15,215	$32,138

Supplemental disclosure of non-cash financing activities
Income taxes paid	$598	—	$598

Paid-in capital attributed to common stock repurchase rights not executed	$55,587	—	$55,587

Guaranteed payment issued in connection with acquisition	$1,903	—	$1,903

Wood Asset Management, Inc.
Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and
Stockholders of Wood Asset Management, Inc.
Sarasota, Florida
We have audited the accompanying balance sheets of Wood Asset Management, Inc. (the “Company”) as of September 30, 2007 and December 31, 2006, and the related statements of income, stockholders’ equity, and cash flows for the nine-month period ended September 30, 2007 and for the year ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2007 and December 31, 2006, and the results of its operations and its cash flows for the nine-month period ended September 30, 2007 and for the year ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.
As described in Note 6 to the financial statements, the stockholders entered into a Sale and Purchase Agreement to sell all outstanding common stock to an unrelated party effective October 1, 2007.
/s/ CHERRY, BEKAERT & HOLLAND, L.L.P.
Charlotte, North Carolina
July 25, 2008

Wood Asset Management, Inc.
Balance Sheets

	September 30,	December 31,
	2007	2006
Assets
Current assets
Cash and cash equivalents	$432,758	$793,049
Fees receivable (Notes 1 and 2)	325,519	315,070
Stockholder loan	—	39,367
Prepaid expenses and other assets	—	17,325

Total current assets	758,277	1,164,811

Property and equipment
Office furniture, fixtures and equipment	105,657	102,922
Less accumulated depreciation	77,259	70,200

Property and equipment, net	28,398	32,722

Total assets	$786,675	$1,197,533

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$78,519	$46,178
Accrued expenses	386,465	—

Total current liabilities	464,984	46,178

Commitments and contingencies (Note 4)

Stockholders’ equity
Common stock, $0.01 par value; authorized 2,000,000 shares; 1,000,000 shares issued and outstanding	10,000	10,000
Retained earnings	311,691	1,141,355

Total stockholders’ equity	321,691	1,151,355

Total liabilities and stockholders’ equity	$786,675	$1,197,533

See notes to financial statements.

Wood Asset Management, Inc.
Statements of Income

	Nine months
	ended	Year ended
	September 30,	December 31,
	2007	2006
Management fee income, net (Notes 2 and 3)	$4,935,144	$6,227,165

Operating expenses	4,035,195	5,302,365

Operating income	899,949	924,800

Other income	37,988	19,764

Net income	$937,937	$944,564

Earnings per share — basic and diluted (Note 5)	$0.94	$0.94

See notes to financial statements.

Wood Asset Management, Inc.
Statements of Changes in Stockholders’ Equity
Nine Months Ended September 30, 2007 and Year Ended December 31, 2006

	Common	Retained
	Stock	Earnings	Total
Balance at December 31, 2005	$10,000	$956,244	$966,244

Net income	—	944,564	944,564
Distributions	—	(759,453)	(759,453)

Balance at December 31, 2006	10,000	1,141,355	1,151,355

Net income	—	937,937	937,937
Distributions	—	(1,767,601)	(1,767,601)

Balance at September 30, 2007	$10,000	$311,691	$321,691

See notes to financial statements.

Wood Asset Management, Inc.
Statements of Cash Flows

	Nine months
	ended	Year ended
	September 30,	December 31,
	2007	2006
Cash flows from operating activities
Net income	$937,937	$944,564
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,059	9,329
Changes in assets and liabilities:
Decrease (increase) in:
Fees receivable	(10,449)	150,681
Prepaid expenses and other assets	17,325	16,748
Increase in:
Accounts payable	32,341	35,857
Accrued expenses	386,465	—

Net cash provided by operating activities	1,370,678	1,157,179

Cash flows from investing activities
Purchases of property and equipment	(2,735)	(9,249)
Repayment of stockholder loan	39,367	278,785

Net cash provided by investing activities	36,632	269,536

Cash flows from financing activities
Distributions	(1,767,601)	(759,453)

Net change in cash and cash equivalents	(360,291)	667,262

Cash and cash equivalents:
Beginning	793,049	125,787

Ending	$432,758	$793,049

See notes to financial statements.

Wood Asset Management, Inc.
Notes to Financial Statements
Nine Months Ended September 30, 2007 and Year Ended December 31, 2006
Note 1 — Nature of business and significant accounting policies
Nature of business — Wood Asset Management, Inc. (the “Company”) provides investment management services to high net worth clients, corporate and Taft-Hartley retirement plans and endowments. The Company does not take title to, or custody of, client securities.
A summary of the Company’s significant accounting policies follows:
Revenue recognition — Revenue is recognized when the following criteria are met: evidence of an arrangement exists, the price is fixed or determinable, collectability is reasonably assured and delivery has occurred or services have been rendered. The Company bills its investment advisory fees in accordance with the contractual arrangements and as services are performed. Fees are calculated based on the fair value of the assets managed and may be billed in advance or in arrears.
Cash equivalents and concentration of credit risk — For the purposes of reporting cash flows, the Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. The Company periodically maintains cash balances with a financial institution, which at times may exceed federally insured limits. Management believes that the use of a credit quality financial institution minimizes the risk of loss associated with cash and cash equivalents.
Receivables and allowance for doubtful accounts — Fees receivable are customer obligations due under normal trade terms. Management generally does not require collateral from customers. Management reviews accounts receivable on a monthly basis to determine if any receivables will potentially be uncollectible. Included in the allowance for doubtful accounts are any balances considered uncollectible plus a general reserve based on management’s assessment of customers’ overall financial condition. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. At September 30, 2007 and December 31, 2006, management determined no allowance for doubtful accounts was necessary based on the nature of the Company’s receivables and history of collections.
Property and equipment — Property and equipment is stated at cost. Major expenditures for property and equipment are capitalized; while replacements, maintenance and minor repairs which do not improve the utility or extend the lives of the respective assets are expensed as incurred. When assets are retired or otherwise disposed of, their costs and related accumulated depreciation are removed from the accounts and resulting gains or losses are included in income. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Depreciation is based on the following estimated useful lives:

Years
Office furniture and fixtures	5-7
Office equipment	5

Wood Asset Management, Inc.
Notes to Financial Statements (Continued)
Nine Months Ended September 30, 2007 and Year Ended December 31, 2006
Note 1 — Nature of business and significant accounting policies (continued)
Income taxes — The Company, with the consent of its stockholders, elected to be taxed under sections of the federal and state income tax laws, which provide that, in lieu of corporate income taxes, the stockholders separately account for their pro rata shares of the Company’s items of income, deduction, loss and credit. Therefore, these statements do not include any provision for corporate federal or state income taxes. The Company may declare distributions to assist stockholders in paying their personal income taxes attributable to the income of the Company.
Advertising costs — Advertising costs are expensed as incurred. Advertising expense was approximately $7,000 and $14,000 for the nine-month period ended September 30, 2007 and year ended December 31, 2006, respectively.
Accounting estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Recent accounting pronouncements — In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS 157”) which provides guidance for measuring assets and liabilities at fair value. Generally, SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS 157 is not expected to have a material impact on the Company’s financial statements.
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 allows companies to measure at fair value most financial assets and liabilities that are currently required to be measured in a different manner, such as based on their carrying amount. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS 159 is not expected to have a material impact on the Company’s financial statements.
In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141(R)”) and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51 (“SFAS 160”). SFAS 141(R) will change how business acquisitions are accounted for and SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 141(R) and SFAS 160 are effective for fiscal years beginning on or after December 15, 2008 (January 1, 2009 for the Company). The adoption of SFAS 141(R) and SFAS 160 is not expected to have a material impact on the Company’s financial statements.

Wood Asset Management, Inc.
Notes to Financial Statements (Continued)
Nine Months Ended September 30, 2007 and Year Ended December 31, 2006
Note 1 — Nature of business and significant accounting policies (continued)
In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (“SFAS 161”). SFAS 161 amends and expands disclosures about derivative instruments and hedging activities. SFAS 161 requires qualitative disclosures about the objectives and strategies of derivative instruments, quantitative disclosures about the fair value amounts of and gains and losses on derivative instruments, and disclosures of credit risk related contingent features in hedging activities. SFAS 161 is effective for fiscal years beginning after November 15, 2008 and will be effective for the Company in fiscal year 2009. Early adoption is prohibited; however, presentation and disclosure requirements must be retrospectively applied to comparative financial statements. The Company has not yet determined the effect, if any, that the adoption of this standard will have on its financial position or results of operations.
In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements for non-governmental entities that are presented in conformity with accounting principles generally accepted in the United States of America. SFAS 162 will be effective 60 days after the Securities and Exchange Commission approves the Public Company Accounting Oversight Board’s amendments to AU Section 411. The Company does not anticipate the adoption of SFAS 162 will have an impact its financial statements.
In February 2008, the FASB issued FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157 (“FSP No. 157-2”), to partially defer SFAS 157. FSP No. 157-2 defers the effective date of SFAS 157 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years, and interim periods within those fiscal years, beginning after November 15, 2008. The Company is currently evaluating the impact of adopting the provisions of FSP No. 157-2.
Earnings per share — Net income per common share is calculated according to SFAS No. 128, Earnings Per Share, which requires companies to present basic and diluted earnings per share. Net income per share — basic is based on the weighted average number of common shares outstanding during the period. Net income per common share — diluted is based on the weighted average number of common shares and dilutive common shares outstanding during the year. There were no dilutive common shares in the nine months ended September 30, 2007 and the year ended December 31, 2006.

Wood Asset Management, Inc.
Notes to Financial Statements (Continued)
Nine Months Ended September 30, 2007 and Year Ended December 31, 2006
Note 2 — Related party transaction
On April 26, 2001, the Company executed a Sub-Advisory Agreement (the “Agreement”) with National Investment Services, Inc. (“NIS”). In March 2008, NIS became a wholly owned subsidiary of Titanium Asset Management Corp., which had acquired all equity interests in the Company on October 1, 2007. Based upon the terms of the Agreement, NIS receives from the Company investment advisory portfolio management services in connection with NIS’s activities as investment manager for pension and welfare plans. In return, NIS agreed to develop all related marketing materials, market the services, make all client presentations, interact with plan consultants and provide all reporting, promotion, travel and entertainment and fixed-income management for balanced accounts. NIS is required to pay the Company 50% of the investment management fees to which NIS is entitled from all plan investment management agreements that are entered into as a result of the Agreement. The Company received sub-advisory fee income of approximately $664,000 and $1,027,000 for the nine-month period ended September 30, 2007 and year ended December 31, 2006, respectively. From these arrangements, approximately $288,000 and $251,000 was due at September 30, 2007 and December 31, 2006, respectively. The Agreement may be terminated by either party upon giving thirty days prior written notice to the other party.
Note 3 — Significant customers
A non-related customer comprised approximately 16% and 11% revenues for the nine months ended September 30, 2007 and year ended December 31, 2006, respectively.
Note 4 — Contingencies
The Company is from time to time involved in legal matters incidental to the conduct of its business and such matters can involve current and former employees and vendors. Management does not expect these to have a material effect on the Company’s financial position or results of operations.
Note 5 — Earnings per share
Earnings per share was calculated using net income of approximately $938,000 and $945,000 for 2007 and 2006, respectively. The weighted average common shares outstanding for the nine months ended September 30, 2007 and the year ended December 31, 2006 was 1,000,000.
Note 6 — Subsequent event
Effective October 1, 2007, the stockholders sold all their equity interests in the Company to Titanium Asset Management Corp. for approximately $31,500,000 plus other future payments, the amounts of which are contingent on certain performance measures being achieved.

Sovereign Holdings, LLC
Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Members’ of Sovereign Holdings, LLC
Charlotte, North Carolina
We have audited the accompanying balance sheets of Sovereign Holdings, LLC (the “Company”) as of September 30, 2007 and December 31, 2006, and the related statements of income, members’ equity, and cash flows for the nine-month period ended September 30, 2007 and for the year ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2007 and December 31, 2006, and the results of its operations and its cash flows for the nine-month period ended September 30, 2007 and for the year ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.
As described in Note 9 to the financial statements, the members entered into a Sale and Purchase Agreement to sell the entire ownership interest in the Company to an unrelated party effective October 1, 2007.
/s/ CHERRY, BEKAERT & HOLLAND, L.L.P.
Charlotte, North Carolina
July 25, 2008

Sovereign Holdings, LLC
Balance Sheets

	September 30,	December 31,
	2007	2006
Assets
Current assets
Cash and cash equivalents	$75,020	$744,302
Accounts receivable (Note 1)	338,062	174,328
Investments in marketable securities (Note 2)	—	877,988
Prepaid expenses and other assets	19,136	24,120

Total current assets	432,218	1,820,738

Property and equipment
Office furniture, fixtures and equipment	223,159	167,059
Automobiles	—	99,355
Leasehold improvements	10,600	10,600

	233,759	277,014
Less accumulated depreciation	125,708	171,337

Property and equipment, net	108,051	105,677

Cash surrender value of life insurance	106,937	104,073

Total assets	$647,206	$2,030,488

Liabilities and Members’ Equity

Current liabilities
Accounts payable	$84,253	$43,133
Accrued expenses:
Payroll	175,067	141,990
Interest (Note 3)	157,941	138,764
Other	25,218	39,773
Notes payable (Note 3)	145,000	145,000
Margin loan (Note 7)	—	262,748

Total current liabilities	587,479	771,408

Commitments and contingencies (Notes 4 and 5)

Members’ equity
Members’ capital accounts	59,727	1,250,244
Accumulated other comprehensive income	—	8,836

Total members’ equity	59,727	1,259,080

Total liabilities and members’ equity	$647,206	$2,030,488

See notes to financial statements.

Sovereign Holdings, LLC
Statements of Income

	Nine months
	ended	Year ended
	September 30,	December 31,
	2007	2006
Management fee income (Note 6)	$2,637,876	$3,178,303

Operating expenses	2,545,397	2,569,414

Operating income	92,479	608,889

Other income (expense)
Realized gain on marketable securities	159,373	66,664
Interest expense	(19,177)	(23,324)
Other income	61,808	103,064

Total other income, net	202,004	146,404

Net income	$294,483	$755,293

See notes to financial statements.

Sovereign Holdings, LLC
Statements of Changes in Members’ Equity
Nine Months Ended September 30, 2007 and Year Ended December 31, 2006

		Accumulated
	Members’	Other	Total
	Capital	Comprehensive	Members’
	Accounts	Income (Loss)	Equity
Balance at December 31, 2005	$794,951	$(13,562)	$781,389

Net income	755,293	—	755,293
Unrealized gain on marketable securities	—	22,398	22,398

Comprehensive income	755,293	22,398	777,691

Distributions	(300,000)	—	(300,000)

Balance at December 31, 2006	1,250,244	8,836	1,259,080

Net income	294,483	—	294,483
Unrealized loss on marketable securities	—	(8,836)	(8,836)

Comprehensive income (loss)	294,483	(8,836)	285,647

Redemption of member units (Note 8)	(730,000)	—	(730,000)
Distributions	(755,000)	—	(755,000)

Balance at September 30, 2007	$59,727	$—	$59,727

See notes to financial statements.

Sovereign Holdings, LLC
Statements of Cash Flows

	Nine months
	ended	Year ended
	September 30,	December 31,
	2007	2006
Cash flows from operating activities
Net income	$294,483	$755,293
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	27,988	37,209
Realized gain from investment in marketable securities	(159,373)	(66,664)
Loss on disposal of equipment	10,739	—
Increase in cash surrender value of life insurance	(2,864)	(13,890)
Changes in assets and liabilities:
Decrease (increase) in:
Accounts receivable	(163,734)	99,287
Prepaid expenses and other assets	4,984	(15,742)
Increase (decrease) in:
Accounts payable	41,120	28,944
Accrued expenses	37,699	123,900

Net cash provided by operating activities	91,042	948,337

Cash flows from investing activities
Purchases of marketable securities	—	(17,201,370)
Sales of marketable securities	1,028,525	16,683,845
Proceeds on sale of equipment	15,000	—
Purchases of property	(56,101)	(29,384)

Net cash provided by (used in) investing activities	987,424	(546,909)

Cash flows from financing activities
Distributions	(755,000)	(300,000)
Redemption of member units	(730,000)	—
Short-term borrowings on (repayment of) margin account, net	(262,748)	262,748

Net cash used in financing activities	(1,747,748)	(37,252)

Net change in cash and cash equivalents	(669,282)	364,176

Cash and cash equivalents:
Beginning	744,302	380,126

Ending	$75,020	$744,302

See notes to financial statements.

Sovereign Holdings, LLC
Notes to Financial Statements
Nine Months Ended September 30, 2007 and Year Ended December 31, 2006
Note 1 — Nature of business and significant accounting policies
Nature of business — Sovereign Holdings, LLC (the “Company”) provides equity, fixed-income, balanced and preferred stock investment management services to corporate retirement plans and endowments. The Company does not take title to, or custody of, client securities.
A summary of the Company’s significant accounting policies follows:
Revenue recognition — The Company bills its investment advisory fees in accordance with the contractual arrangements and as services are performed. Fees are calculated based on the fair value of the assets managed and billed in arrears.
Cash equivalents and concentration of credit risk — For the purposes of reporting cash flows, the Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. The Company periodically maintains cash balances with financial institutions, which at times may exceed federally insured limits. Management believes that the use of credit quality financial institutions minimizes the risk of loss associated with cash and cash equivalents.
Receivables and allowance for doubtful accounts — Accounts receivable are customer obligations due under normal trade terms. Management generally does not require collateral from customers. Management reviews accounts receivable on a monthly basis to determine if any receivables will potentially be uncollectible. Included in the allowance for doubtful accounts are any balances considered uncollectible plus a general reserve based on management’s assessment of customers’ overall financial condition. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. At September 30, 2007 and December 31, 2006, management determined no allowance for doubtful accounts was necessary based on the nature of the Company’s receivables and history of collections.
Property and equipment — Property and equipment is stated at cost. Major expenditures for property and equipment are capitalized; while replacements, maintenance and minor repairs which do not improve the utility or extend the lives of the respective assets are expensed as incurred. When assets are retired or otherwise disposed of, their costs and related accumulated depreciation are removed from the accounts and resulting gains or losses are included in income. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Depreciation is based on the following estimated useful lives:

Years
Office furniture and fixtures	7
Office equipment	3-7
Automobiles	5
Leasehold improvements are amortized over the lesser of the lease term or useful life of the property (generally 5-9 years).

Sovereign Holdings, LLC
Notes to Financial Statements (Continued)
Nine Months Ended September 30, 2007 and Year Ended December 31, 2006
Note 1 — Nature of business and significant accounting policies (continued)
Income taxes — The Company, with the consent of its members, elected to be taxed as a partnership. The members separately account for their pro rata shares of the Company’s items of income, deductions, losses and credits. Therefore, these statements do not include any provision for corporate federal or state income taxes. The Company may declare distributions to assist members in paying their personal income taxes on the income of the Company.
Advertising costs — Advertising costs are expensed as incurred. Advertising expense was approximately $41,000 and $45,000 for the nine months ended September 30, 2007 and year ended December 31, 2006, respectively.
Deferred rent obligations — Rent expense under non-cancelable operating leases with scheduled rent increases and landlord incentives is accounted for on a straight-line basis over the lease term.
Marketable Securities — The Company’s marketable debt and equity securities have been classified as available for sale. Accordingly, these securities are reported at fair market value with unrealized gains and losses excluded from earnings and reported as a separate component of members’ equity. For purposes of determining realized gains and losses, the cost of securities sold is based on specific identification.
Accounting estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Recent accounting pronouncements — In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS 157”) which provides guidance for measuring assets and liabilities at fair value. Generally, SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS 157 did not have a material impact on the Company’s financial statements.
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 allows companies to measure at fair value most financial assets and liabilities that are currently required to be measured in a different manner, such as based on their carrying amount. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS 159 did not have a material impact on the Company’s financial statements.

Sovereign Holdings, LLC
Notes to Financial Statements (Continued)
Nine Months Ended September 30, 2007 and Year Ended December 31, 2006
Note 1 — Nature of business and significant accounting policies (continued)
In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141(R)”) and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51 (“SFAS 160”). SFAS 141(R) will change how business acquisitions are accounted for and SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 141(R) and SFAS 160 are effective for fiscal years beginning on or after December 15, 2008 (January 1, 2009 for the Company). The adoption of SFAS 141(R) and SFAS 160 is not expected to have a material impact on the Company’s financial statements.
In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (“SFAS 161”). SFAS 161 amends and expands disclosures about derivative instruments and hedging activities. SFAS 161 requires qualitative disclosures about the objectives and strategies of derivative instruments, quantitative disclosures about the fair value amounts of and gains and losses on derivative instruments, and disclosures of credit risk related contingent features in hedging activities. SFAS 161 is effective for fiscal years beginning after November 15, 2008 and will be effective for the Company in fiscal year 2009. Early adoption is prohibited; however, presentation and disclosure requirements must be retrospectively applied to comparative financial statements. The Company has not yet determined the effect, if any, that the adoption of this standard will have on its financial position or results of operations.
In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements for non-governmental entities that are presented in conformity with accounting principles generally accepted in the United States of America. SFAS 162 will be effective 60 days after the Securities and Exchange Commission approves the Public Company Accounting Oversight Board’s amendments to AU Section 411. The Company does not anticipate the adoption of SFAS 162 will have an impact its financial statements.
In February 2008, the FASB issued FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157 (“FSP No. 157-2”), to partially defer SFAS 157. FSP No. 157-2 defers the effective date of SFAS 157 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years, and interim periods within those fiscal years, beginning after November 15, 2008. The Company is currently evaluating the impact of adopting the provisions of FSP No. 157-2.
Note 2 — Marketable securities
The following information relates to marketable equity and debt securities classified as available for sale at December 31, 2006:

			Gross Unrealized
	Fair
	Value	Cost	Gains	Losses

Equities	$45,984	$56,838	$5,270	$16,124
US Treasury Securities	126,863	125,600	1,425	162
Corporate Debt Securities	695,026	677,220	20,630	2,824
Mutual Funds	10,115	9,494	621	—

	$877,988	$869,152	$27,946	$19,110

Contractual maturities of available for sale debt securities at December 31, 2006 are as follows:

Sovereign Holdings, LLC
Notes to Financial Statements (Continued)
Nine Months Ended September 30, 2007 and Year Ended December 31, 2006

Fair Market
Value
2006
Due in one year or less	$98,625
Due in 1-2 years	70,987
Due in 2-5 years	104,035
Due after 5 years	548,242

Total	$821,889

The following shows the gross unrealized losses and fair values of investments that are not deemed to be other-than-temporarily impaired, aggregate by investment category and length of time that individual securities had been in a continuous loss position at December 31, 2006:

	Less than 12 months		12 months or greater		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

Equities	$1,379	$1,240	$25,104	$14,884	$26,483	$16,124
US Treasury Securities	28,350	162	—	—	28,350	162
Corporate Debt Securities	196,411	2,051	15,677	773	212,088	2,824

	$226,140	$3,453	$40,781	$15,657	$266,921	$19,110

Sovereign Holdings, LLC
Notes to Financial Statements (Continued)
Nine Months Ended September 30, 2007 and Year Ended December 31, 2006
Note 3 — Notes payable
Notes payable comprise the following three unsecured notes with a financial institution which are due on demand:

	September 30,	December 31,
	2007	2006
Note with interest accruing at prime which at September 30, 2007 and December 31, 2006 was 8.05% and 7.96%, respectively.	$10,000	$10,000

Note with interest accruing at prime which at September 30, 2007 and December 31, 2006 was 8.05% and 7.96%, respectively.	65,000	65,000

Note with interest accruing at 10% (default rate).	70,000	70,000

	$145,000	$145,000

As of September 30, 2007 and December 31, 2006, these notes are all in default and, accordingly classified as current liabilities. Accrued interest amounted to approximately $158,000 and $139,000 at September 30, 2007 and December 31, 2006, respectively. Interest expense recognized on these notes amounted to approximately $19,000 and $23,000 in the period ended September 30, 2007 and year ended December 31, 2006, respectively. This debt was assumed by the managing member as part of the sale of the Company mentioned in Note 8.
Note 4 — Operating lease commitments
The Company leases office facilities under a noncancelable operating lease agreement which expires in July 2012. The Company received certain incentives upon execution of these lease agreements. In addition, these lease agreements also call for the payment of common area maintenance fees, property taxes, insurance and other miscellaneous expenses. The following is a schedule by years of the approximate future minimum lease payments as of September 30, 2007:

Year ending September 30,
2008	$147,000
2009	151,000
2010	156,000
2011	160,000
2012	95,000

Total	$709,000

Operating lease expenses, including common area maintenance fees, property taxes, insurance and other miscellaneous expenses, amounted to approximately $133,000 and $97,000 for the nine months ended September 30, 2007 and year ended December 31, 2006, respectively.

Sovereign Holdings, LLC
Notes to Financial Statements (Concluded)
Nine Months Ended September 30, 2007 and Year Ended December 31, 2006
Note 5 — Retirement plan
The Company maintains a qualified retirement plan which is a salary reduction plan. This plan covers substantially all employees of the Company. Contributions to the plan by the Company equal 100% of the salary reduction elected by each employee up to a maximum reduction of 3% of annual salary. Company contributions to the plan were approximately $27,000 and $28,000 for the nine months ended September 30, 2007 and year ended December 31, 2006, respectively.
Note 6 — Significant customers
Three customers accounted for approximately 38% of fee income in the nine-month period ended September 30, 2007. For the year ended December 31, 2006, three customers accounted for approximately 41% of fee income.
Note 7 — Margin loan
At December 31, 2006, the Company had a margin loan due to a financial institution. Interest applied to the daily average balance was 4.39% at December 31, 2006.
Note 8 — Redemption of member units
On June 25, 2007, the Company executed a Redemption Agreement to purchase all of a member’s units, comprising of approximately 10% of the ownership in the Company for approximately $325,000. In addition, on August 29, 2007, the Company executed a Redemption Agreement to purchase all of the remaining units owned outside of the managing member, comprising of approximately 11% of the ownership in the Company for approximately $405,000. Subsequent to the execution of the Redemption Agreements, the managing member emerged as the sole member of the Company.
Note 9 — Subsequent event
Effective October 1, 2007, the member sold the entire ownership interest in the Company to Titanium Asset Management Corp. for approximately $5,500,000 plus other future payments, the amounts of which are contingent on certain performance measures being achieved.

National Investment Services, Inc.
Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and
Stockholders of National Investment Services, Inc.
Milwaukee, Wisconsin
We have audited the accompanying balance sheets of National Investment Services, Inc (the “Company”) as of December 31, 2007 and 2006, and the related statements of income, stockholders’ equity, and cash flows for the years ended December 31, 2007 and 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
As described in Note 12 to the financial statements the stockholders entered into a Stock Purchase Agreement to sell all outstanding common stock of the Company to an unrelated party effective March 31, 2008.
/s/ CHERRY, BEKAERT & HOLLAND, L.L.P.
Charlotte, North Carolina
September 15, 2008

National Investment Services, Inc.
Balance Sheets

	March 31,	December 31,	December 31,
	2008	2007	2006
	(unaudited)
	(restated)
Assets
Current assets
Cash and cash equivalents	$12,676	$1,587,999	$29,643
Fees receivable (Note 1)	2,282,071	2,388,411	2,252,444
Other receivables (Note 10)	779,775	1,015,559	1,661,616
Prepaid expenses and other assets	48,013	116,246	79,674

Total current assets	3,122,535	5,108,215	4,023,377

Property and equipment
Office furniture, fixtures and equipment	531,997	526,096	502,729
Leasehold improvements	164,918	164,918	141,810

	696,915	691,014	644,539
Less accumulated depreciation	567,030	565,030	521,180

Property and equipment, net	129,885	125,984	123,359

Total assets	$3,252,420	$5,234,199	$4,146,736

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$1,771	$8,912	$21,223
Accrued incentive compensation	—	24,240	453,813
Accrued retirement plan contribution (Note 2)	—	455,037	461,359
Accrued expenses (Note 11)	311,571	340,031	353,194
Accrued dividends	—	525,000	—
Deferred revenue	256,332	260,330	252,443
Other current liabilities	13,255	16,066	4,928

Total current liabilities	582,929	1,629,616	1,546,960

Commitments and contingencies (Notes 2, 3, 4 and 11)

Stockholders’ equity (Notes 6 and 14)
Common stock, voting, $.10 par value; authorized 28,000 shares; 1,500 shares issued and outstanding	150	150	150
Class A common stock, nonvoting, $.10 par value; authorized 28,000 shares; 2,336, 2,336 and 2,315 shares issued and outstanding	234	234	232
Additional paid-in capital	826,373	826,373	764,208
Retained earnings	1,842,734	2,777,826	1,835,186

Total stockholders’ equity	2,669,491	3,604,583	2,599,776

Total liabilities and stockholders’ equity	$3,252,420	$5,234,199	$4,146,736

See notes to financial statements.

National Investment Services, Inc.
Statements of Income

	Three months ended		Year ended
	March 31,	March 31,	December 31,	December 31,
	2008	2007	2007	2006
	(unaudited)	(unaudited)
	(restated)
Management fee income, net (Notes 7 and 10)	$2,652,895	$2,555,972	$10,856,241	$10,162,902

Administrative expenses (Note 11)	2,398,887	2,083,925	8,347,235	9,020,466

Operating income	254,008	472,047	2,509,006	1,142,436

Other income (expense)
Interest income	10,900	3,733	38,619	10,027
Interest expense	—	—	(228)	(11,827)

Total other income (expense), net	10,900	3,733	38,391	(1,800)

Net income	$264,908	$475,780	$2,547,397	$1,140,636

Net income per share — basic (Note 13)	$69.06	$124.71	$665.81	$300.33

Net income per share — diluted (Note 13)	$63.77	$114.54	$613.24	$274.59
See notes to financial statements.

National Investment Services, Inc.
Statements of Changes in Stockholders’ Equity
Three Months Ended March 31, 2008 (unaudited)
and for the Years Ended December 31, 2007 and 2006

			Class A		Additional
	Common	Common Stock			Paid-In	Retained
	Stock	Shares		Amount	Capital	Earnings	Total
Balance at December 31, 2005	$150	2,271		$228	$295,760	$1,164,543	$1,460,681

Net income	—	—		—	—	1,140,636	1,140,636
Increase in fair value of variable stock options (Note 6)	—	—		—	73,750	—	73,750
Stock options exercised (Note 6)	—	44		4	56,888	—	56,892
Stock options issued	—	—		—	337,810	—	337,810
Dividends declared	—	—		—	—	(469,993)	(469,993)

Balance at December 31, 2006	150	2,315		232	764,208	1,835,186	2,599,776

Net income	—	—		—	—	2,547,397	2,547,397
Increase in fair value of variable stock options (Note 6)	—	—		—	36,502	—	36,502
Stock options exercised (Note 6)	—	21		2	25,663	—	25,665
Dividends	—	—		—	—	(1,604,757)	(1,604,757)

Balance at December 31, 2007	150	2,336		234	826,373	2,777,826	3,604,583

Net income (unaudited)	—	—		—	—	264,908	264,908
Dividends (unaudited)	—	—		—	—	(1,200,000)	(1,200,000)

Balance at March 31, 2008 (unaudited) (restated)	$150	2,336		$234	$826,373	$1,842,734	$2,669,491

See notes to financial statements.

National Investment Services, Inc.
Statements of Cash Flows

	Three months ended		Year ended
	March 31,	March 31,	December 31,	December 31,
	2008	2007	2007	2006
	(unaudited)	(unaudited)
	(restated)
Cash flows from operating activities
Net income	$264,908	$475,780	$2,547,397	$1,140,636
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,000	1,875	43,850	29,240
Provision for doubtful accounts	—	—	—	30,484
Non-cash expense associated with stock options	—	—	36,502	411,560
Changes in assets and liabilities:
Decrease (increase) in:
Fees receivable	106,340	100,696	(135,967)	(62,957)
Other receivables	235,784	776,206	646,057	(774,255)
Prepaid expenses and other assets	68,233	14,974	(36,572)	(774)
Increase (decrease) in:
Accounts payable	(7,141)	(8,859)	(12,311)	(125,031)
Accrued incentive compensation	(24,240)	(262,813)	(429,573)	(259,827)
Accrued retirement plan contribution	(455,037)	(362,359)	(6,322)	106,235
Deferred revenues	(3,998)	4,057	7,887	(12,971)
Accrued expenses and other current liabilities	(31,271)	95,215	(2,025)	(34,303)

Net cash provided by operating activities	155,578	834,772	2,658,923	448,037

Cash flows from investing activities
Purchases of property and equipment	(5,901)	(19,102)	(46,475)	(42,756)

Cash flows from financing activities
Proceeds from line of credit	—	—	50,000	1,275,000
Payment on line of credit	—	—	(50,000)	(1,275,000)
Proceeds from stock issuance and stock options exercised	—	—	25,665	56,892
Dividends	(1,725,000)	(318,900)	(1,079,757)	(469,993)

Net cash used in financing activities	(1,725,000)	(318,900)	(1,054,092)	(413,101)

Net change in cash and cash equivalents	(1,575,323)	496,770	1,558,356	(7,820)

Cash and cash equivalents:
Beginning	1,587,999	29,643	29,643	37,463

Ending	$12,676	$526,413	$1,587,999	$29,643

Supplemental schedule of noncash investing and financing activities
Dividends declared and included in accrued dividends	$—	$—	$525,000	$—

See notes to financial statements.

National Investment Services, Inc.
Notes to Financial Statements
Note 1 — Nature of business and significant accounting policies
Nature of business — National Investment Services, Inc. (the “Company”) provides equity, fixed-income, balanced and preferred stock investment management services to corporate and Taft-Hartley retirement plans and endowments. The Company does not take title to, or custody of, client securities.
Unaudited interim information — The accompanying information for the three months ended March 31, 2008 and 2007 is unaudited and, in the opinion of management, contains all adjustments, which are all of a normal and recurring nature, necessary for a fair statement of financial position and results of operations for such periods.
A summary of the Company’s significant accounting policies follows:
Fee income — Revenue is recognized when the following criteria are met: evidence of an arrangement exists, the price is fixed or determinable, collectability is reasonably assured and delivery has occurred or services have been rendered. The Company bills its investment advisory fees in accordance with the contractual arrangements and as services are performed. Fees are calculated based on the fair value of the assets managed and may be billed in advance or in arrears. As of December 31, 2007 and December 31, 2006, the Company had accrued revenue for services billed in advance of approximately $260,000 and $252,000, respectively. As of March 31, 2008, the Company had accrued revenue for services billed in advance of approximately $260,000 (unaudited). These amounts are included in fees receivable and other receivables and deferred revenue in the accompanying balance sheets.
Cash equivalents and concentration of credit risk — For the purposes of reporting cash flows, the Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. The Company periodically maintains cash balances with a financial institution, which at times may exceed federally insured limits. Management believes that the use of a credit quality financial institution minimizes the risk of loss associated with cash and cash equivalents.
Receivables and allowance for doubtful accounts — Fees receivable are customer obligations due under normal trade terms. Management generally does not require collateral from customers. Management reviews accounts receivable on a monthly basis to determine if any receivables will potentially be uncollectible. Included in the allowance for doubtful accounts is any balances considered uncollectible plus a general reserve based on management’s assessment of customers’ overall financial condition. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Management determined that no allowance for doubtful accounts was necessary based on the nature of the Company’s receivables and history of collections.
Property and equipment — Property and equipment is stated at cost. Major expenditures for property and equipment are capitalized; while replacements, maintenance and minor repairs which do not improve the utility or extend the lives of the respective assets are expensed as incurred. When assets are retired or otherwise disposed of, their costs and related accumulated depreciation are removed from the accounts and resulting gains or losses are included in income. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Depreciation is based on the following estimated useful lives:

Years
Office furniture and fixtures	7
Office equipment	3-5
Leasehold improvements are amortized over the lesser of the lease term or useful life of the property (generally 5-9 years).

National Investment Services, Inc.
Notes to Financial Statements (Continued)
Note 1 — Nature of business and significant accounting policies (continued)
Income taxes — The Company, with the consent of its stockholders, elected to be taxed under sections of the federal and state income tax laws, which provide that, in lieu of corporation income taxes, the stockholders separately account for their pro rata shares of the Company’s items of income, deduction, loss and credit. Therefore, these statements do not include any provision for corporate federal or state income taxes. The Company may declare dividends to assist stockholders in paying their personal income taxes on the income of the Company.
Advertising costs — Advertising costs are expensed as incurred. Advertising expense was approximately $140,000 and $113,000 for the years ended December 31, 2007 and 2006, respectively. Advertising expense was approximately $28,000 and $16,000 for the three months ended March 31, 2008 and 2007, respectively (unaudited).
Deferred rent obligations — Rent expense under non-cancelable operating leases with scheduled rent increases and landlord incentives is accounted for on a straight-line basis over the lease term.
Stock option plan — The Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment (“SFAS 123(R)”), during the year ended December 31, 2006. SFAS 123(R) establishes a fair value based method of accounting for stock-based compensation plans under which employees receive shares of stock or other equity instruments of the Company or the Company incurs liabilities to employees in amounts based on the price of its stock. The Company adopted the fair value method using the modified prospective transition approach. Under that approach, compensation is measured and recorded in 2006 and future years using the fair value method for all options granted to employees after 1994 and not yet fully vested as of January 1, 2006.
Accounting estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

National Investment Services, Inc.
Notes to Financial Statements (Continued)
Note 1 — Nature of business and significant accounting policies (continued)
Earnings per share — Net income per common share is calculated according to SFAS No. 128, Earnings Per Share, which requires companies to present basic and diluted earnings per share. Net income per share — basic is based on the weighted average number of common shares outstanding during the period. Net income per common share — diluted is based on the weighted average number of common shares and dilutive common shares outstanding during the year. The Company’s dilutive potential common shares outstanding during the year result from the Company’s stock option plan.
Recent accounting pronouncements - In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”) which provides guidance for measuring assets and liabilities at fair value. Generally, SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS 157 is not expected to have a material impact on the Company’s financial statements.
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 allows companies to measure at fair value most financial assets and liabilities that are currently required to be measured in a different manner, such as based on their carrying amount. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS 159 is not expected to have a material impact on the Company’s financial statements.
In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141(R)”) and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51 (“SFAS 160”). SFAS 141(R) will change how business acquisitions are accounted for and SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 141(R) and SFAS 160 are effective for fiscal years beginning on or after December 15, 2008 (January 1, 2009 for the Company). The adoption of SFAS 141(R) and SFAS 160 is not expected to have a material impact on the Company’s financial statements.
In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (“SFAS 161”). SFAS 161 amends and expands disclosures about derivative instruments and hedging activities. SFAS 161 requires qualitative disclosures about the objectives and strategies of derivative instruments, quantitative disclosures about the fair value amounts of and gains and losses on derivative instruments, and disclosures of credit risk related contingent features in hedging activities. SFAS 161 is effective for fiscal years beginning after November 15, 2008 and will be effective for the Company in fiscal year 2009. Early adoption is prohibited; however, presentation and disclosure requirements must be retrospectively applied to comparative financial statements. The Company has not yet determined the effect, if any, that the adoption of this standard will have on its financial position or results of operations.
In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements for non-governmental entities that are presented in conformity with accounting principles generally accepted in the United States of America. SFAS 162 will be effective 60 days after the Securities and Exchange Commission approves the Public Company Accounting Oversight Board’s amendments to AU Section 411. The Company does not anticipate the adoption of SFAS 162 will have an impact its financial statements.
In February 2008, the FASB issued FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157 (FSP No. 157-2), to partially defer SFAS 157. FSP No. 157-2 defers the effective date of SFAS 157 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years, and interim periods within those fiscal years, beginning after November 15, 2008. The Company is currently evaluating the impact of adopting the provisions of FSP No. 157-2.

National Investment Services, Inc.
Notes to Financial Statements (Continued)
Note 2 — Retirement plan
The Company sponsors a defined contribution pension plan covering substantially all employees. The Company matches 50% of employee elective deferrals up to 6.0% of compensation. The Company contributed approximately $87,000 and $72,000 in matching funds for the years ended December 31, 2007 and 2006, respectively. Matching contributions amounted to approximately $31,000 and $39,000 for the three months ended March 31, 2008 and 2007, respectively (unaudited).
The plan also provides a profit-sharing component whereby the Company can make a discretionary contribution to the plan that is allocated based on the compensation of eligible employees. Discretionary contributions to the plan of approximately $455,000 and $459,000 were made for the years ended December 31, 2007 and 2006, respectively. The Company recognized expense for discretionary contributions of approximately $119,000 and $114,000 for the three months ended March 31, 2008 and 2007, respectively (unaudited).
Note 3 — Deferred compensation arrangement
On December 20, 2007, the Company executed a Nonqualified Deferred Compensation Arrangement with one of its employees which provides for the deferral of certain compensation payments and the crediting of interest to an investment account over a five-year period commencing 2008. Under the agreement, 25% of an incentive allocation, as defined by the arrangement, will be deferred to an “unfunded promise to pay” arrangement that will be paid over a five-year period commencing 2012 but which would be accelerated upon a change of control in the Company. The amount of compensation charged to expense for the arrangement was approximately $40,000 for the year ended December 31, 2007. Compensation charged to expense for the three months ended March 31, 2008 was approximately $14,000 (unaudited).

National Investment Services, Inc.
Notes to Financial Statements (Continued)
Note 4 — Operating lease commitments
The Company leases two office facilities under noncancelable operating lease agreements which expire in February 2018 and May 2010. The Company received certain incentives upon execution of these lease agreements. Such amounts have been accrued as deferred leasing credits and are amortized as an offset to rent expense on a straight-line basis over the life of the lease. In addition, these lease agreements also call for the payment of common area maintenance fees, property taxes, insurance and other miscellaneous expenses. The following is a schedule by years of the approximate future minimum lease payments as of December 31, 2007:

Year ending December 31,
2008	$206,000
2009	239,000
2010	197,000
2011	168,000
2012	173,000
Thereafter	962,000

Total	$1,945,000

Operating lease expenses, including common area maintenance fees, property taxes, insurance and other miscellaneous expenses, amounted to approximately $350,000 and $395,000 for the years ended December 31, 2007 and 2006, respectively. Lease expenses amounted to approximately $75,000 and $109,000 for the three months ended March 31, 2008 and 2007, respectively (unaudited).
Note 5 — Line of credit
The Company has a $950,000 line of credit from a financial institution secured by a general business lien, as defined by the agreement. The line of credit is payable upon demand and bears interest at the prime rate of 7.25% and 8.25% at December 31, 2007 and 2006, respectively. The line bears interest at 5.25% at March 31, 2008 (unaudited).

National Investment Services, Inc.
Notes to Financial Statements (Continued)
Note 6 — Stock options
The Company has entered into stock option agreements with select employees which provide for the option to purchase shares of the Company’s Class A common stock at a price determined to be the fair value of the stock on the date of the grant. Options vest at grant date and expire five years from the date of the grant, or thirty days after termination of the option holder’s employment with the Company. The option also provides for a tax offset cash bonus for the difference, if any, between income taxes paid by the optionee upon exercise less the income taxes that would be paid under capital gain tax rates. Because the options include a tax offset cash bonus, these options are accounted for as variable options. Variable option accounting requires that the increase in the fair value over the exercise price over the life of the options until exercised be accounted for as compensation. The Company recorded compensation expense of approximately $37,000 and $14,000 with corresponding offsetting increases in additional paid-in capital in 2007 and 2006, respectively. There was no compensation expense recorded in the three months ended March 31, 2008 and 2007 related to the stock options. Options to purchase 44 shares at an average cash price of $1,293 were exercised in 2006 and options to purchase 21 shares at a cash price of $1,222 per share were exercised in 2007. As of December 31, 2007, the following options were exercisable.

	Number of
	shares subject
Date granted	to option	Exercise Price
March 31, 2002	8	$1,222
June 30, 2003	42	1,251
June 1, 2004	20	1,413
July 1, 2005	89	1,715
July 1, 2006	159	2,125
The following describes the issued and outstanding options for the years ended December 31, 2007 and 2006, respectively and also for the (unaudited) three months ended March 31, 2008:

			Weighted
			Average
			Exercise
	Shares	Price	Price
Options outstanding at January 1, 2006	224	$1,222 - $1,715	$1,454
Options granted	159	2,125	2,125
Options exercised/surrendered	(44)	1,231-1,413	1,293
Options cancelled	—	n/a - n/a	n/a

Options outstanding at December 31, 2006	339	1,222-2,125	1,790
Options granted	—	n/a - n/a	n/a
Options exercised/surrendered	(21)	1,222	1,222
Options cancelled	—	n/a - n/a	n/a

Options outstanding at December 31, 2007	318	1,222-2,125	1,827
Options cancelled (unaudited)	(318)	n/a - n/a	1,827

Options outstanding at March 31, 2008	—	n/a - n/a	$—

In connection with the acquisition of the Company (Note 12), the outstanding stock options were cancelled. A reduction in operating expense of approximately $281,000 was recognized in connection with this event.

National Investment Services, Inc.
Notes to Financial Statements (Continued)
Note 7 — Related party transaction
On April 26, 2001, the Company executed a Sub-Advisory Agreement (the “Agreement”) with Wood Asset Management, Inc. (“Wood”). Wood is a wholly owned company of Titanium Asset Management Corp. (see Note 12 — Acquisition of the Company). Based upon the terms of the Agreement, Wood provides the Company with investment advisory portfolio management services in connection with the Company’s activities as investment manager for certain pension and welfare plans in accordance with each plan’s established investment management agreement, investment guidelines, objectives and policies. In return, the Company agrees to develop all related marketing materials, market the services, make all client presentations, interact with plan consultants and provide all reporting, promotion, travel and entertainment and fixed income management for balanced accounts. The Company is required to pay Wood 50% of the investment management fees to which the Company is entitled from all plan investment management agreements that are entered into as a result of the Agreement. The Company incurred sub-advisory fee expense of approximately $851,000 and $1,027,000 for the years ended December 31, 2007 and 2006, respectively. Sub-advisory fee expense for the three months ended March 31, 2008 and 2007 amounted to approximately $162,000 and $245,000 (unaudited). This fee expense is included in management fee income, net, in the statement of income. At March 31, 2008, approximately $162,000 was due under these arrangements (unaudited). The Agreement may be terminated by either party upon giving thirty days’ prior written notice to the other party.
Note 8 — Sub-advisory agreements
On August 31, 2006, the Company entered into an agreement with Christenson Investment Partners, LLC (or “Christenson”), which engages Christenson to solicit and refer qualified clients to the Company for investment advisory services. During the term of the agreement, the Company will compensate Christenson based on gross investment advisory revenues allocable to referral accounts, as defined by the agreement, and new allocations received by the Company from such referral accounts. Either party may terminate the agreement at any time by giving thirty days prior written notice. Should the agreement terminate, the Company is required to continue compensating Christenson for twenty full calendar quarters. The amount of fees charged to expense for the agreement was approximately $19,500 and $0 for the years ended December 31, 2007 and 2006, respectively. The amount of fee charged to expense was approximately $9,000 and $0 for the three months ended March 31, 2008 and 2007, respectively (unaudited).
On June 28, 2007, the Company entered into an investment advisory agreement with Stone Harbor Investment Partners LP (or “Stone Harbor”), which employs Stone Harbor to supervise and direct certain of the Company’s investments in corporate debt securities including bonds, convertible securities, preferred stock and commercial paper. The Company is required to pay a fee equal to specified annual rates, based upon the average market value of the account, as defined by the agreement. All fees are payable to Stone Harbor quarterly in arrears. The agreement may be terminated by the Company by giving thirty days prior written notice of termination to Stone Harbor. The amount of advisory fees charged to expense for the agreement was approximately $98,000 for the year ended December 31, 2007. The amount of advisory fee for the three months ended March 31, 2008 was approximately $4,000 (unaudited).
On March 8, 2001, the Company entered into an investment advisory agreement with Fountain Capital Management, L.L.C. (or “Fountain”), which engaged Fountain to supervise and direct certain investments in corporate debt securities including bonds, convertible securities, preferred stock and commercial paper. The Company was required to pay a fee equal to specified rates, based upon assets managed, as defined by the agreement. All fees were payable to Fountain quarterly in arrears. The amount of advisory fees charged to expense for the agreement was approximately $86,000 and $199,000 for the years ended December 31, 2007 and 2006, respectively. The amount of advisory fees charged to expense was approximately $46,000 for the three months ended March 31, 2007 (unaudited). On June 29, 2007, the Company terminated the agreement.

National Investment Services, Inc.
Notes to Financial Statements (Continued)
Note 9 — Employment Agreement
On January 1, 2008, the Company executed an employment agreement with an officer of the Company. The agreement provides that the Company employ the officer for a period of four years from the date of the agreement. The agreement calls for, among other things, that the employee receives an 8.75% share of the management fee revenue received by the Company on the NIS Preferred Stock Fund, LLC and the NIS Preferred Stock Fund II, LLC. In addition, the employee will receive a variable share of the net incentive allocation received by the Company from these funds each year. The employee’s share of the incentive allocation will be determined separately on each fund based upon the net return for the year, as defined by the agreement. Also under the terms of the agreement, certain of the employee’s incentive will be deferred to an employee account as defined within the Deferred Compensation Arrangement (see Note 3). Compensation expense of approximately $14,000 was recognized in accordance with this agreement for the three months ended March 31, 2008 (unaudited).
Note 10 — Major customer
On March 1, 2004, the Company entered into an Investment Sub-Advisory Agreement with Attalus Capital, L.L.C. (or “Attalus”), subsequently amended and restated on February 13, 2006 and December 1, 2006, whereby Attalus has sponsored the structuring and establishment of the Attalus Multi-Strategy Fund, Ltd. In accordance with the terms and conditions of the agreement, the Company is specifically engaged to assist Attalus with Taft-Hartley pension plan assets by referring investors and providing advice on potential investment issues, support in preparing marketing and reporting materials and to assist in marketing presentations. In consideration of these services the Company receives a specified percent, per annum, of fee received by Attalus for clients referred to Attalus by the Company, as defined by the agreement. The fee is accrued monthly and paid quarterly in arrears. The referral arrangement has a term of three years from December 1, 2006, unless earlier terminated and is subject to renewal. Management fee income includes $2,980,000 and $1,471,000 related to this arrangement for 2007 and 2006, respectively. Management fee income includes $639,000 and $682,000 related to this agreement for the three months ended March 31, 2008 and 2007, respectively (unaudited). Included in other receivables is $828,000 and $425,000 due from Attalus at December 31, 2007 and 2006, respectively. Included in other receivables is $639,000 due from Attalus at March 31, 2008 (unaudited).

National Investment Services, Inc.
Notes to Financial Statements (Continued)
Note 11 — Contingencies
During the course of an internal investigation, management found evidence suggesting that certain of its customer’s plan assets were invested in a manner inconsistent with the plan’s authorized investment policy. Management is currently in the discovery stages of its investigation and is assessing the potential impact to the Company and its level of responsibility. The Company has voluntarily settled with one of its affected customers and has recorded a liability in the amount of approximately $60,000 which is included in accrued expenses at December 31, 2007. A liability of $60,000 is also accrued at March 31, 2008 (unaudited). Due to the uncertainties involved, the Company is unable to reasonably estimate the amount of possible additional losses associated with the resolution of this matter beyond what has been recorded. Management believes its maximum potential exposure would be the Company’s professional liability and directors and officers liability insurance policy deductible which is approximately $500,000.
The Company is from time to time involved in legal matters incidental to the conduct of its business and such matters can involve current and former employees and vendors. Management does not expect these to have a material effect on the Company’s financial position or results of operations.
Note 12 — Acquisition of the Company
Effective March 31, 2008, the stockholders entered into a Stock Purchase Agreement pursuant to which the stockholders sold all of the issued and outstanding common stock of the Company to Titanium Asset Management Corp.
Note 13 — Earnings per share
The calculation of basic earnings per share is based on income of approximately $2,547,000 and $1,141,000 for 2007 and 2006, respectively and on 3,826 and 3,798 shares of common stock, being the weighted average number of shares of common stock in issue during 2007 and 2006, respectively. The calculation of basic earnings per share is based on income of approximately $265,000 and $476,000 for the three months ended March 31, 2008 and 2007, respectively and 3,836 and 3,815 shares of common stock, being the weighted average number of shares of common stock issued during the three-month period ended March 31, 2008 and 2007, respectively (unaudited).
The diluted earnings per share is based on income for the year of approximately $2,547,000 and $1,141,000 for 2007 and 2006, respectively and 4,154 and 4,154 shares of common stock. The diluted earnings per share for the three months period ended March 31, 2008 and 2007 is based on income for the period of approximately $265,000 and $476,000, respectively and 4,154 and 4,154 shares of common stock (unaudited). These are calculated as follows:

	Three months ended		Year ended
	March 31,	March 31,	December 31,	December 31,
	2008	2007	2007	2006
Basic weighted average number of shares	69.06	124.71	665.81	300.33
Dilutive effect of stock options	63.77	114.54	613.24	274.59

Note 14 — Restatement of Financial Statements
The Company’s previously issued unaudited balance sheet as of March 31, 2008 and the related unaudited statements of income, changes in stockholder equity and cash flows for the three months then ended have been restated to correct the Company’s treatment of stock options cancelled in order to comply with SFAS 123 (R).

National Investment Services, Inc.
Notes to Financial Statements (Continued)
The following is the effect of this restatement:
Balance sheet:

	March 31, 2008		March 31, 2008
	(unaudited)		(unaudited)
	As reported	Adjustments	Restated
Current assets
Cash and cash equivalents	$12,676	$—	$12,676
Fees receivable	2,282,071	—	2,282,071
Other receivables	779,775	—	779,775
Prepaid expenses and other assets	48,013	—	48,013

Total current assets	3,122,535	—	3,122,535

Property and equipment, net	129,885	—	129,885

Total assets	$3,252,420	$—	$3,252,420

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,771	$—	$1,771
Accrued expenses	311,571	—	311,571
Deferred revenue	256,332	—	256,332
Other current liabilities	13,255	—	13,255

Total current liabilities	582,929	—	582,929

Common stock	150	—	150
Class A common stock	234	—	234
Additional paid-in capital	544,986	281,387	826,373
Retained earnings	2,124,121	(281,387)	1,842,734

Total stockholders’ equity	2,669,491	—	2,669,491

Total liabilities and stockholders’equity	$3,252,420	$—	$3,252,420

National Investment Services, Inc.
Notes to Financial Statements (Continued)
Statement of Income:

	Three months		Three months
	ended March		ended March
	31, 2008		31, 2008
	(unaudited)		(unaudited)
	As reported	Adjustments	Restated
Management fee income	$2,652,895	—	$2,652,895
Administrative expenses	2,117,500	281,387	2,398,887

Operating income	535,395	(281,387)	254,008
Interest income	10,900	—	10,900

Net income	$546,295	(281,387)	$264,908

Net income per share — basic	$142.41	—	$69.06
Net income per share — diluted	$131.51	—	$63.77
Statement of Cash flows:

	Three months		Three months
	ended March		ended March
	31, 2008		31, 2008
	(unaudited)		(unaudited)
	As reported	Adjustments	Restated
Cash flows from operating activities

Net income	$546,295	$(281,387)	$264,908
Adjustments to reconcile net income to net cash provided by operating activities:

Gain recognized on cancellation of options	(281,387)	281,387	—
Depreciation	2,000	—	2,000
Changes in assets and liabilities:

Fees receivable	106,340	—	106,340
Other receivables	235,784	—	235,784
Prepaid expenses and other assets	68,233	—	68,233
Increase (decrease) in:
Accounts payable	(7,141)	—	(7,141)
Accrued incentive compensation	(24,240)	—	(24,240)
Accrued retirement plan contribution	(455,037)	—	(455,037)
Deferred revenues)	(3,998)	—	(3,998)
Accrued expenses and other current liabilities	(31,271)	—	(31,271)

Net cash provided by operating activities	155,578	—	155,578

Cash flows from investing activities
Purchases of property and equipment	(5,901)	—	(5,901)
Cash flows from financing activities
Dividends	(1,725,000)	—	(1,725,000)

Net change in cash and cash equivalents	(1,575,323)	—	(1,575,323)
Cash and cash equivalents:
Beginning	1,587,999		1,587,999

Ending	$12,676	$—	$12,676

Unaudited Pro Forma Combined Financial Information
     General Information
The following pro forma combined financial information has been prepared to give effect to the combination of Titanium Asset Management Corp. (“Titanium”), Wood Asset Management, Inc. (“Wood”), Sovereign Holdings, LLC (“Sovereign”) and National Investment Services, Inc. (“NIS”) accounted for in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations, which is referred to as SFAS 141.
The unaudited pro forma combined statements of operations for the year ended December 31, 2007 gives pro forma effect to the acquisitions of Wood and Sovereign (both acquired as of October 1, 2007) and NIS (acquired as of March 31, 2008) as if the transactions had occurred on January 1, 2007. The six-month period ended June 30, 2008 includes the accounts of Titanium and its subsidiaries and NIS as if the transaction occurred on January 1, 2008. Potential cost savings from combining the operations have not been reflected in the unaudited pro forma combined statements of operations as there can be no assurance that any such cost savings will occur.
The unaudited pro forma combined financial information is based upon available information and upon certain estimates and assumptions. As of the date of filing of this pro forma combined financial information, management had not completed its analysis of the total purchase price of and the fair value of the assets acquired and liabilities assumed, related to the NIS acquisition, to provide a reasonable allocation of value among the intangible assets. These estimates and assumptions are preliminary, are subject to change upon completion of the valuation of the intangibles and have been made solely for the purposes of developing pro forma combined financial information. The impact of any adjustments to the unaudited pro forma combined financial information that is deemed necessary by management after the conclusion of this analysis could be material. Unaudited pro forma combined financial information is presented for illustrative purposes only and does not purport to be indicative of the results of operations or financial position of the combined company that would actually have been achieved had the transaction been completed for the period presented, or that may be obtained in the future. This unaudited pro forma combined financial information is based upon the respective historical financial statements of Titanium, Wood, Sovereign and NIS and notes thereto. This pro forma combined financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and all the financial statements and notes thereto contained in this Form 10.

Titanium Asset Management Corp.
Pro Forma Combined Statement of Operations
For the six months ended June 30, 2008
(in thousands, except shares)

				Pro Forma
				Combined
	Titanium	NIS	Adjustments	Accounts
Revenue	$6,706	$2,653	$(162) (a)	$9,197

Administrative expenses	(5,988)	(2,399)	162 (a)	(8,226)

Amortization	(2,002)	—	(396)	(2,407)

Write off of Intangibles	(1,792)	—	—	(1,792)

Operating income (loss)	(3,076)	254	(396)	(3,228)

Interest income	868	11	—	879

Income (loss) before taxes	(2,208)	265	(729)	(2,349)

Income tax (expense) benefit	720	—	48	768

Net income (loss)	$(1,488)	$265	$(348)	$(1,581)

Net income (loss) per share
basic	$(0.07)			$(0.08)
diluted	$(0.07)			$(0.08)

Weighted average shares outstanding
basic	20,451,502			20,451,502
diluted	20,451,502			20,451,502
See notes to pro forma financial information.

Titanium Asset Management Corp.
Pro Forma Combined Statement of Operations
For the six months ended June 30, 2007 (unless noted)
(in thousands, except shares)

				Pro Forma			Pro Forma			Pro Forma
			Adjust-	Combined		Adjust-	Combined		Adjust-	Combined
	Titanium *	Wood	ments	Accounts	Sovereign	ments	Accounts	NIS	ments	Accounts
Revenue	$—	$3,484	$—	$3,484	$1,940	$—	$5,424	$5,834	$(468)	$10,790

Administrative expenses	(263)	(1,706)	—	(1,969)	(1,454)	—	(3,423)	(4,337)	468	(7,292)

Amortization and depreciation	—	$—	(1,396)	(1,396)	—	(359)	(1,755)	(4)	(660)	(2,419)

Operating income (loss)	(263)	$1,778	(1,396)	119	486	(359)	246	1,493	(660)	1,079

Interest income	203	$11	—	214	8	—	222	9	—	231

Income (loss) before taxes	(60)	$1,789	(1,396)	333	494	(359)	468	1,502	(660)	1,310

Income tax benefit (expense)	23	$—	—	23	—	—	23	—	(508)	(485)

Net income (loss)	$(37)	$1,789	$(1,396)	$356	$494	$(359)	$491	$1,502	$(1,168)	$825

Net income (loss) per share
Basic	($0.01)		$0.02		$0.02	$0.04
Diluted	($0.01)		$0.02		$0.02	$0.04

Weighted average shares
Basic	19,542,411	727,273	20,269,684	181,818	20,451,502	20,451,502
Diluted	22,720,134	727,273	23,447,407	181,818	23,629,225	23,629,225
See notes to pro forma financial information.

Titanium Asset Management Corp.
Pro Forma Combined Statement of Operations
For the year ended December 31, 2007 (unless noted)
(in thousands, except shares)

					Pro Forma			Pro Forma				Pro Forma
			Adjust-		Combined		Adjust-	Combined		Adjust-		Combined
	Titanium *	Wood	ments		Accounts	Sovereign	ments	Accounts	NIS	ments		Accounts
Revenue	$—	$6,511	$—		$6,511	$3,615	$—	$10,126	$10,856	$(847	)(a)	$20,135

Administrative expenses	(471)	(4,877)	—		(5,348)	(3,468)	—	(8,816)	(8,302)	847	(a)	(16,271)

Amortization and depreciation	—	(23)	(2,784	)(e)	(2,807)	(32)	(864)	(3,703)	(45)	(1,584	)(b)	(5,332)

Operating income (loss)	(471)	1,611	(2,784)		(1,644)	115	(864)	(2,393)	2,509	(1,584)		(1,468)

Interest income	2,187	32			2,219	14		2,233	39	—		2,272

Income (loss) before taxes	1,716	1,643	(2,784)		575	129	(864)	(160)	2,548	(1,584)		804

Income tax expense	(515)	—	—		(515)	—	—	(515)	—	218	(f)	(297)

Net income (loss)	$1,201	$1,643	$(2,784)		$60	$129	$(864)	$(675)	$2,548	$(1,366)		$507

* Incorporated February 2, 2007

Net income (loss) per share
Basic	$0.06		$0.00		($0.03)	$0.03
Diluted	$0.05		$0.00		($0.03)	$0.02

Weighted average shares
Basic	19,542,411	727,273	20,269,684	181,818	20,451,502	20,451,502
Diluted	22,720,134	727,273	23,447,407	181,818	23,629,225	23,629,225
See notes to pro forma financial information.

Notes to Combined Statements of Operations
(in thousands)
(a)	Eliminate intercompany fees between Wood and NIS.
(b)	Effective March 31, 2008, Titanium acquired NIS for $33,129. The purchase price less the estimated fair value of assets acquired and liabilities assumed of $2,609 leaves $30,520 to be allocated between goodwill and intangible assets. The following is management’s best estimate as of June 30, 2008.

			Monthly
		Useful Life	Amortization
	Cost	in Months	Expense
Goodwill	$6,732	$—	$—
Customer relationship intangible assets	23,788	180	132

Totals	$30,520		$132

Months in quarter			3

Quarterly amortization expense			$396

(c) NIS		$265
Total adjustments		(396)

Net adjusted loss before income tax benefit		(131)

Effective tax rate for first quarter		37%

Income tax benefit		$48

Notes to Combined Statements of Operations
(in thousands)
(d)	Eliminate intercompany fees between Wood and NIS.

(e)	Amortization expense for each acquisition was calculated as follows:

			Monthly
		Useful Life	Amortization
	Cost	in Months	Expense
Wood customer relationship intangible assets	$12,026	$60	$200
Wood non-compete	829	36	23
Wood brand	444	48	9

Total monthly amortization expense for Wood	$13,299		$232

Quarterly amortization expense for Wood (monthly times 3)			$696

Annual amortization expense for Wood (monthly times 12)			$2,784

Sovereign customer relationship intangible assets	$2,665	$60	$44
Sovereign non-compete	833	36	23
Sovereign brand	181	36	5

Total monthly amortization expense for Sovereign	$3,679		$72

Quarterly amortization expense for Sovereign (monthly times 3)			$216

Annual amortization expense for Sovereign (monthly times 12)			$864

(f)	Income tax benefit was calculated using an effective rate of 37% times the pre-tax loss or income

(g)	The historical weighted average shares outstanding to the pro forma weighted average shares outstanding for both basic and diluted earnings per share are as follows:

			Period from February
	Six months ended	Six months ended	2, 2007 (inception) to
	June 30, 2007	June 30, 2008	December 31, 2007
Basic EPS:
Net income (loss)	$825	$(1,581)	$507
Weighted average shares outstanding	20,451,502	20,451,502	20,451,502

Basic EPS	$0.04	$(0.08)	$0.03
Diluted EPS:
Net income (loss)	$825	$(1,581)	$507
Weighted average number of common shares outstanding	20,451,502	20,451,502	20,451,502
Dilutive warrants	3,177,723	—	3,177,723

Dilutive weighted average shares	23,629,225	20,451,502	23,629,225

Diluted EPS	$0.04	$0.08	$0.02

EXHIBIT INDEX

Exhibit	Description

2.1	Sale and Purchase Agreement among Titanium Asset Management Corp., Wood Asset Management Inc., and a number of individuals dated September 5, 2007 (1) **

2.2	Sale and Purchase Agreement among Titanium Asset Management Corp., Sovereign Holdings, LLC and JARE, Inc. and its owners dated September 5, 2007 (1) **

2.3	Stock Purchase Agreement by and among Titanium Asset Management Corp., National Investment Services, Inc., NIS Holdings, Inc., and the shareholders of NIS Holdings, Inc. dated February 28, 2008 (1) **

3.1	Amended and Restated Certificate of Incorporation of Titanium Asset Management Corp. **

3.2	Amendment to Amended and Restated Certificate of Incorporation of Titanium Asset Management Corp. **

3.3	Bylaws of Titanium Asset Management Corp. **

4.1	Form of Common Stock Share Certificate **

4.2	Form of Warrant **

4.3	Warrant Deed dated as of June 21, 2007 between Titanium Asset Management Corp. and Capita Registrars (Jersey) Limited **

4.4	Registration Rights Agreement between Titanium Asset Management Corp. and the parties on the signature pages thereto dated June 21, 2007 **

4.5	Investor Rights Agreement between Titanium Asset Management Corp., Sunrise Securities Corp. and Seymour Pierce Limited dated June 21, 2007 **

4.6	Form of Unit Purchase Option between Titanium Asset Management Corp. and certain Employees and Affiliates of Sunrise Securities Corp. **

4.7	Share Escrow Agreement dated as of June 21, 2007 by and among Titanium Asset Management Corp., Founding Stockholders and Capita Trust Company (Jersey) Limited (1) **

4.8	Form of Lock In Deed for Individuals **

4.9	Form of Lock In Deed for Entities **

4.10	Form of Lock In Deed for Acquisitions **

10.1	Letter Agreement between Thomas Hamilton and Titanium Asset Management Corp. dated November 12, 2007, as amended **

10.2	Amended and Restated Fee Arrangement Agreement between Titanium Asset Management Corp. and Integra Management Limited dated July 22, 2008 (1) **

10.3	Employment Agreement between Nigel Wightman and Titanium Asset Management Corp. dated September 5, 2007 **

Exhibit	Description

10.4	Employment Agreement between Jeffrey Hines and Sovereign Holdings LLC **

10.5	Employment Agreement between John Fisher and Wood Asset Management, Inc. dated June 9, 2008 **

10.6	Employment Agreement between Robert Kelly and National Investment Services, Inc. **

10.7	Employment Agreement between Robert Brooks and National Investment Services, Inc. **

10.8	Employment Agreement between Robert J. Siefert and National Investment Services, Inc. **

10.9	Letter of Appointment to the Board of Directors between Yehoshua Abramovich and Titanium Asset Management Corp. dated July 17, 2007 (1) **

10.10	Letter of Appointment to the Board of Directors between Avigdor Kaplan and Titanium Asset Management Corp. dated July 17, 2007 (1) **

10.11	Indemnification Agreement dated July 17, 2007 by and between Titanium Asset Management Corp. and Yehoshua Abramovich **

10.12	Indemnification Agreement dated July 17, 2007 by and between Titanium Asset Management Corp. and Avigdor Kaplan **

10.13	Amended and Restated Investment Sub-Advisory Agreement dated February 13, 2006 by and between Attalus Capital, L.L.C. and National Investment Services Inc. (1) **

10.14	Referral Letter Agreement dated December 1, 2006 between Attalus Capital, L.L.C. and National Investment Services Inc. **

10.15	Titanium Asset Management Corp. Nonqualified Deferred Compensation Plan **

10.16	Titanium Incentive Plan LLC Operating Agreement (1) **

10.17	Amendment to Titanium Incentive Plan LLC Operating Agreement **

10.18	Titanium Incentive Plan LLC Form of Grant Agreement **

10.19	Business Note between National Investment Services, Inc. and Park Bank dated September 22, 2004 **

10.20	Oral Agreements regarding Director Compensation **

10.21	Form of Indemnification Agreement **

11.1	Statement regarding Computation of Per Share Earnings **

21.1	Subsidiaries of Titanium Asset Management Corp. **

(1)	Certain schedules and exhibits have been omitted from these exhibits pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the Commission.

**	Previously filed.